UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
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☐	Soliciting Material pursuant to §240.14a-12

BEST BUY CO., INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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BEST BUY CO., INC.
7601 Penn Avenue South
Richfield, Minnesota 55423

NOTICE OF 2012 REGULAR MEETING OF SHAREHOLDERS

Time:	9:30 a.m., Central Time, on Thursday, June 21, 2012
Place:	Best Buy Corporate Campus — Theater 7601 Penn Avenue South Richfield, Minnesota 55423
Internet:	Attend the Regular Meeting of Shareholders online, including submitting questions, at www.proxyvote.com or www.virtualshareholdermeeting.com/bby.
Items of	1.	To elect the three Class 1 directors listed herein to serve on our Board of Directors for a term of two years.
Business:	2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending February 2, 2013.
	3.	To conduct an advisory vote to approve our named executive officer compensation.
	4.	To approve an increase in the available number of shares under the Best Buy Co., Inc. 2008 Employee Stock Purchase Plan.
	5.	To vote on a shareholder proposal recommending declassification of our Board of Directors, if properly presented at the meeting.
	6.	To transact such other business as may properly come before the meeting.
Record Date:	You may vote if you were a shareholder of record of Best Buy Co., Inc. as of the close of business on Monday, April 23, 2012.
Proxy Voting:	Your vote is important. You may vote via proxy:
		1.	By visiting www.proxyvote.com on the Internet;
		2.	By calling (within the U.S. or Canada) toll-free at 1-800-690-6903; or
		3.	By signing and returning the enclosed proxy card, if you have received paper materials.
Regardless of whether you expect to attend the meeting in person, please vote your shares in one of the three ways outlined above.

By Order of the Board of Directors

Minneapolis, Minnesota	Keith J. Nelsen
May 9, 2012	Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE REGULAR MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 21, 2012:
This Notice of 2012 Regular Meeting of Shareholders and Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended March 3, 2012, are available at www.proxyvote.com.
Help us make a difference by eliminating paper proxy mailings to your home or business. As permitted by rules adopted by the U.S. Securities and Exchange Commission ("SEC"), we are furnishing proxy materials to our shareholders primarily via the Internet. On or about May 9, 2012, we mailed to our shareholders a Notice of Internet Availability containing instructions on how to access our proxy materials, including our proxy statement and our annual report. The Notice of Internet Availability also includes instructions to access your proxy card to vote via the Internet or by telephone. Other shareholders, in accordance with their prior requests, have received e-mail notification of how to access our proxy materials and vote via the Internet, or have been mailed paper copies of our proxy materials and proxy card.

Internet distribution of our proxy materials is designed to expedite receipt by our shareholders, lower the cost of the Regular Meeting of Shareholders and conserve precious natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability. If you have previously elected to receive our proxy materials electronically, you will continue to receive emails with instructions to access these materials via the Internet unless you elect otherwise.

ATTENDING THE REGULAR MEETING OF SHAREHOLDERS

Attending in person

•	Doors open at 9:00 a.m. Central Time

•	Meeting starts at 9:30 a.m. Central Time

•	You do not need to attend the meeting to vote if you submitted your proxy in advance of the meeting

•	Security measures may include bag search, bag scan, metal detector and hand-wand search

•	The use of cameras and recording devices is prohibited

Attending and participating via the Internet

•	Webcast starts at 9:30 a.m. Central Time

•	Shareholders may vote and submit questions while attending the meeting via the Internet

•	Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.proxyvote.com

•	You may directly link to the virtual shareholder forum and virtual shareholder meeting at www.virtualshareholdermeeting.com/bby

•	Anyone can view the meeting live via the Internet at www.bby.com

•	Webcast replay will be available until June 28, 2012

BEST BUY CO., INC.
7601 Penn Avenue South
Richfield, Minnesota 55423
_______________________________________________________________________________

PROXY STATEMENT
_______________________________________________________________________________

REGULAR MEETING OF SHAREHOLDERS — JUNE 21, 2012

GENERAL INFORMATION

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors ("Board") of Best Buy Co., Inc. ("Best Buy," "we," "us," "our" or the "Company") to be voted at our 2012 Regular Meeting of Shareholders (the "Meeting") to be held on Thursday, June 21, 2012, at 9:30 a.m., Central Time, at the Best Buy Corporate Campus — Theater, 7601 Penn Avenue South, Richfield, Minnesota, 55423 and on the Internet at www.proxyvote.com or www.virtualshareholdermeeting.com/bby, or at any postponement or adjournment of the Meeting. The proxy materials, including the proxy statement and form of proxy, were either made available to you over the Internet or mailed to you beginning on or about May 9, 2012.

Background

What is the purpose of the Meeting?

At the Meeting, shareholders will vote on the items of business outlined in the Notice of 2012 Regular Meeting of Shareholders ("Meeting Notice") included as the cover page to this proxy statement. In addition, management will report on our business and respond to questions from shareholders.

Why did I receive this proxy statement and a proxy card or the Notice of Internet Availability?

You received this proxy statement and a proxy card or the Notice of Internet Availability because you owned shares of Best Buy common stock as of April 23, 2012, the record date for the Meeting, and are entitled to vote on the items of business at the Meeting. This proxy statement describes the items of business that will be voted on at the Meeting and provides information on these items so that you can make an informed decision.

Who may vote?

In order to vote at the Meeting, you must be a shareholder of record of Best Buy as of April 23, 2012, which is the record date for the Meeting. If your shares are held in "street name" (that is, through a bank, broker or other nominee), you will receive instructions from the shareholder of record that you must follow in order for your shares to be voted as you choose.

When is the record date?

The Board has established April 23, 2012, as the record date for the Meeting.

How many shares of Best Buy common stock are outstanding?

As of the record date, there were 342,138,443 shares of Best Buy common stock outstanding. There are no other classes of capital stock outstanding.

Voting Procedure

On what items of business am I voting?

You are being asked to vote on the following items of business:

1.	The election of the three Class 1 directors listed herein for a term of two years;

2.	The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending February 2, 2013;

3.	The advisory vote to approve our named executive officer compensation;

4.	The approval of an increase in the available number of shares under the Best Buy Co., Inc. 2008 Employee Stock Purchase Plan;

5.	The shareholder proposal recommending declassification of our Board, if properly presented at the Meeting; and

6.	Such other business as may properly come before the Meeting.

How do I vote?

If you are a shareholder of record (that is, if your shares are owned in your name and not in "street name"), you may vote:

•	Via the Internet at www.proxyvote.com;

•	By telephone (within the U.S. or Canada) toll-free at 1-800-690-6903;

•	By signing and returning the enclosed proxy card if you have received paper materials; or

•	By attending the Meeting and voting in person.

If you wish to vote by telephone, you must do so before 11:59 p.m., Eastern Time, on Wednesday, June 20, 2012. After that time, telephone voting will not be permitted, and a shareholder wishing to vote, or revoke an earlier proxy, must submit a signed proxy card or vote in person. Shareholders can vote in person or via the Internet during the Meeting. Shareholders of record will be on a list held by the inspector of elections. "Street name" shareholders, also known as beneficial owners, must obtain a proxy from the institution that holds their shares, whether it is their brokerage firm, a bank or other shareholder of record, and present it to the inspector of elections with their ballot. Shareholders attending via the Internet will need to follow the instructions at www.proxyvote.com or www.virtualshareholdermeeting.com/bby in order to vote or submit questions at the Meeting. Voting in person or via the Internet by a shareholder during the Meeting will replace any previous votes submitted by proxy.

In accordance with the rules of the SEC, we are sending all shareholders who have not affirmatively opted to receive paper materials, all of their proxy materials via the Internet. However, you may opt to receive paper copies of proxy materials, at no cost to you, by following the instructions contained in the Notice of Internet Availability. We encourage you to take advantage of the option to vote your shares electronically through the Internet or by telephone. Doing so will result in cost savings for the Company.

How are my voting instructions carried out?

When you vote via proxy, you appoint the Chairman of the Board, Richard M. Schulze, and the Secretary of the Company, Keith J. Nelsen, (collectively, the "Proxy Agents") as your representatives at the Meeting. The Proxy Agents will vote your shares at the Meeting, or at any postponement or adjournment of the Meeting, as you have instructed them on the proxy card. If you return a properly executed proxy card without specific voting instructions, the Proxy Agents will vote your shares in accordance with the Board's recommendations, if a recommendation was provided. For Item 5, the Proxy Agents will count uninstructed proxy cards as "abstain" votes. With proxy voting, your shares will be voted regardless of whether you attend the Meeting. Even if you plan to attend the Meeting, it is advisable to vote your shares via proxy in advance of the Meeting in case your plans change.

If an item properly comes up for vote at the Meeting, or at any postponement or adjournment of the Meeting, that is not described in the Meeting Notice, the Proxy Agents will vote the shares subject to your proxy in their discretion.

How many votes do I have?

You have one vote for each share you own, and you can vote those shares for each item of business to be addressed at the Meeting.

How many shares must be present to hold a valid Meeting?

For us to hold a valid Meeting, we must have a quorum, which means that a majority of the outstanding shares of our common stock that are entitled to vote are present or represented by proxy at the Meeting. Your shares will be counted as present at the Meeting if you:

•	Vote via the Internet or by telephone;

•	Properly submit a proxy card (even if you do not provide voting instructions); or

•	Attend the Meeting and vote in person.

How many votes are required to approve an item of business?

Pursuant to our Amended and Restated Articles of Incorporation and our Amended and Restated By-Laws, each item of business to be voted on by the shareholders at the meeting requires the affirmative vote of the holders of a majority of the shares of Best Buy common stock present at a meeting and entitled to vote.

The rules of the New York Stock Exchange ("NYSE") allow brokerage firms to vote their clients' shares on routine matters if the clients do not provide voting instructions at least ten days prior to the shareholder meeting. The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm is considered a routine matter under NYSE rules. The election of directors, the advisory vote related to executive compensation, the vote to increase the available number of shares under the Best Buy Co., Inc. 2008 Employee Stock Purchase Plan and the advisory vote on a shareholder proposal to declassify the board of directors are not considered routine matters under NYSE rules. NYSE rules do not allow brokerage firms to vote their clients' shares on non-routine matters in the absence of affirmative voting instructions.

If your brokerage firm votes your shares on routine matters because you do not provide voting instructions, your shares will be counted for purposes of establishing a quorum to conduct business at the Meeting and in determining the number of shares voted for or against the routine matter. If your brokerage firm lacks discretionary voting power with respect to an item that is not a routine matter and you do not provide voting instructions (a "broker non-vote"), your shares will be counted for purposes of establishing a quorum to conduct business at the Meeting, but will not be counted in determining the number of shares voted for or against the non-routine matter. Abstentions are counted as present and entitled to vote for purposes of determining a quorum and will have the same effect as votes against a proposal.

What if I change my mind after I vote via proxy?

You may revoke your proxy at any time before your shares are voted by:

•	Submitting a later-dated proxy prior to the Meeting (by mail, Internet or telephone);

•	Voting in person at the Meeting; or

•	Providing written notice to Best Buy's Secretary at our principal office.

Where can I find the voting results of the Meeting?

We plan to publish the final voting results in a Current Report on Form 8-K ("Form 8-K") filed within four business days of the Meeting. If final voting results are not available within the four business day timeframe, we plan to file a Form 8-K disclosing preliminary voting results within the required four business days, to be followed as soon as practicable by an amendment to the Form 8-K containing final voting results.

Proxy Solicitation

How are proxies solicited?

We will request that brokerage firms, banks, other custodians, nominees, fiduciaries and other representatives of shareholders forward the Notice of Internet Availability and, as applicable, the proxy materials and annual reports themselves, to the beneficial owners of our common stock. We expect to solicit proxies primarily by Internet and mail, but our directors, officers, other employees and agents may also solicit proxies in person, by telephone, through electronic transmission and by facsimile transmission. Our directors and employees do not receive additional compensation for soliciting shareholder proxies.

Who will pay for the cost of soliciting proxies?

We pay all of the costs of preparing, printing and distributing our proxy materials. We will reimburse brokerage firms, banks and other representatives of shareholders for reasonable expenses incurred as defined in the NYSE schedule of charges.

How can multiple shareholders sharing the same address request to receive only one set of proxy materials and other investor communications?

You may elect to receive future proxy materials, as well as other investor communications, in a single package per address. This practice, known as "householding," is designed to reduce our paper use, and printing and postage costs. To make the election, please indicate on your proxy card under "Householding Election" your consent to receive such communications in a single package per address. Once we receive your consent, we will send a single package per household until you revoke your consent or request separate copies of our proxy materials by notifying our Investor Relations Department in writing at 7601 Penn Avenue South, Richfield, MN 55423, or by telephone at (612) 291-6147. We will start sending you individual copies of proxy materials and other investor communications promptly upon receipt of your revocation.

Can I receive the proxy materials electronically?

Yes. All shareholders may access our proxy materials electronically via the Internet. We encourage our shareholders to access our proxy materials via the Internet because it reduces the expenses for, and the environmental impact of, our shareholder meetings. You may opt to receive paper copies of proxy materials, including our Annual Report and proxy statement, at no cost to you, by following the instructions on your Notice of Internet Availability.

An electronic version of this proxy statement is posted on our Web site at www.investors.bestbuy.com — select the "SEC Filings" link or the "Corporate Governance" link.

Additional Information

Where can I find additional information about Best Buy?

Our reports on Forms 10-K, 10-Q and 8-K, and other publicly available information should be consulted for other important information about Best Buy. You can also find additional information about us on our Web site at www.bby.com.

EXECUTIVE SUMMARY

The following is a summary of the key elements of our proxy statement. Please review the Company's Annual Report on Form 10-K and the complete proxy statement for more information.

COMPENSATION OVERVIEW

Our key compensation decisions for fiscal 2012, as explained in detail in the Executive and Director Compensation —
Compensation Discussion and Analysis are:

•	Base Salaries. We made no change to the named executive officers' ("NEOs'") base salaries. They remained at their fiscal 2011 levels.

•	Short-term incentives. We made no change to the short-term incentive target payout percentages. Lower-than-target enterprise performance resulted in lower-than-target payouts for our NEOs.

•
Long-term incentives.  We made no changes to the level of the long-term incentive grants for the NEOs, but we changed the mix of the NEOs' awards from 100% stock options to 75% stock options and 25% time-based restricted stock.

•	Retention awards. We gave restricted stock awards to key leaders within the enterprise, including our NEOs, to ensure continutity of critical leaders in a time of enterprise transformation.

•	Other compensation. The NEOs continue to receive the same employee benefits, perquisites and other rewards generally offered to our U.S.-based officers.

SHAREHOLDER ACTIONS

Item 1: Election of Directors
We have three director nominees standing for election by our shareholders this year. You will find information about all of our directors' qualifications and experience within Item 1. All of our director nominees have proven leadership, sound judgment, integrity, and a commitment to the Company.

Item 2: Ratification of Appointment of our Accounting Firm
We are asking our shareholders to ratify the appointment of Deloitte & Touche LLP as our independent registered public accountant for our fiscal year 2013.

Item 3: Advisory Vote on Executive Compensation
For the second year, our shareholders have the opportunity to cast a non-binding, advisory vote on our executive compensation program, the "say on pay" vote, as set forth in Item 3. We were pleased that last year shareholders overwhelmingly supported the design of our compensation program. In evaluating the say on pay proposal, we recommend that you review the Executive and Director Compensation — Compensation Discussion and Analysis, which explains how and why the Compensation and Human Resources Committee arrived at its executive compensation decisions for fiscal 2012.

Item 4: Approval of Increase in Available Shares under the Best Buy Co., Inc. 2008 Employee Stock Purchase Plan
We are seeking shareholder approval to increase the shares available under the Best Buy Co., Inc. 2008 Employee Stock Purchase Plan by an additional five million shares. We previously requested the approval of shares in 2008, and approximately 1.3 million shares remain available of the five million shares that were then approved. We anticipate that additional shares are necessary to maintain purchases beyond the 2013 fiscal year.

Item 5: Shareholder Proposal
Finally, you are being asked to consider one shareholder proposal contained in this proxy statement that pertains to the declassification of our Board of Directors. The Board has considered the shareholder proposal, and has determined to neither oppose nor support the shareholder proposal, nor to provide a voting recommendation to shareholders. More information regarding the shareholder proposal can be found in Item 5.

EXECUTIVE LEADERSHIP CHANGES

Chief Executive Officer. As announced on April 10, 2012, Brian J. Dunn resigned from his position as Chief Executive Officer and Director of the Company effective April 9, 2012. Director George L. Mikan III has been named Chief Executive Officer (Interim) while a search for a new Chief Executive Officer is conducted. Additional details regarding compensation terms or contingencies for Mr. Dunn and Mr. Mikan will be disclosed on a Current Report on Form 8-K once they become available.

The Board has created a committee to run a global search process to identify a Chief Executive Officer who will bring strong leadership to the Company. The committee, headed by Kathy J. Higgins Victor in her role as Chairwoman of the Nominating, Corporate Governance and Public Policy Committee, will oversee a thorough search process to identify internal and external candidates, including Mr. Mikan, our current Chief Executive Officer (Interim). Additional search committee members are:

•	Lisa Caputo, member of the Nominating, Corporate Governance and Public Policy Committee and the Global Strategy Committee;

•	Ronald James, chair of the Compensation and Human Resources Committee and member of the Finance and Investment Policy Committee; and

•	Sanjay Khosla, chair of the Global Strategy Committee and member of the Nominating, Corporate Governance and Public Policy Committee.
The search is expected to take six to nine months to complete.

The Board is committed to running an open and transparent process, and has publicly announced the search committee members. The Board will publicly announce the selected search firm and will post the job description on the Company's Web site, as it does with director searches.

Executive Vice Presidents. In January 2012, as part of our organizational transformation, Shari L. Ballard's role changed from Executive Vice President, President - Americas to Executive Vice President and President, International and Michael A. Vitelli's role changed from Executive Vice President, President - Americas to Executive Vice President and President, U.S. In her new role, Ms. Ballard has responsibility for our businesses in China, Canada and Mexico, as well as overseeing management of our interests in the Best Buy Europe venture. In his new role, Mr. Vitelli assumed full responsibility for our domestic business groups and channels.

CORPORATE GOVERNANCE AT BEST BUY

Our Board is elected by our shareholders to oversee our business and affairs. In addition, the Board counsels, advises and oversees management in the long-term interests of the Company and our shareholders regarding a broad range of subjects including:

•	Selecting and evaluating the performance of our Chief Executive Officer ("CEO") and other senior executives;

•	Planning for succession with respect to the position of CEO and monitoring management's succession planning for other senior executives;

•	Reviewing and approving major financial, strategic and operating decisions and other significant actions;

•	Overseeing the conduct of our business and the assessment of our business risks to evaluate whether our business is being properly managed; and

•	Overseeing the processes for maintaining integrity with regard to our financial statements and other public disclosures, and compliance with law and ethical standards.

Members of the Board monitor and evaluate our business performance through regular communication with our CEO and other members of management, and by attending Board meetings and Board committee meetings.

The Board values effective corporate governance and adherence to high ethical standards. As such, the Board has adopted Corporate Governance Principles for our directors and a Code of Business Ethics, both of which are posted on our Web site at www.investors.bestbuy.com — select the "Corporate Governance" link.

Board Structure

Our Board is committed to having a sound governance structure that promotes the best interests of our shareholders. To that end, our Board has evaluated and actively continues to examine emerging corporate governance trends and best practices. Shareholder perspectives play an important role in that process. Some key points regarding our Board's governance structure and practices are as follows:

•
We believe that two-year terms allow our directors to have a longer-term orientation to our business and encourage long-term, strategic thinking. At the same time, this structure holds the directors accountable to our shareholders, as the entire Board is subject to re-election as early as 53 weeks from any regular meeting of shareholders. Moreover, we believe that two-year terms promote continuity and foster an appropriate "institutional memory" among directors. To balance this institutional memory with accountability to shareholders, we have implemented a director resignation policy which requires any director not receiving a majority of the vote cast in favor of his or her election to tender their resignation.

•
Our Board is overwhelmingly independent. Of our 10 directors, only two are Best Buy employees (including our Chairman of the Board, who is a founder of Best Buy and a major shareholder). Further, the Board has affirmatively determined that eight of our 10 directors are independent under SEC and NYSE corporate governance rules, as applicable.

•	Our Board is very active and engaged. Our directors attended, on average, over 95% of fiscal 2012 Board and Board committee meetings.

Board Composition

To ensure a diversity of perspectives, the Board seeks a balance of internal experience and external independent expertise. This combination of perspectives also helps to ensure that we sustain our corporate culture, which is a cornerstone of our business legacy and a key competitive advantage.

In accordance with these interests and the principles of effective corporate governance, the Board set and has achieved its goal to have at least 75% of our directors be independent. In addition, the Board carefully plans for the director skill sets required today and in the future, and for an orderly succession and transition of directors.

Board Leadership

We separate the roles of CEO and Chairman of the Board in recognition of the differences between the two roles. Our CEO is responsible for setting our strategic priorities, in collaboration with the Board, and focuses on the development and execution of our strategies. He is also responsible for our ongoing leadership and performance. The Chairman of the Board provides guidance to the CEO, and sets the agenda for and presides over meetings of the full Board. He also focuses on Board oversight responsibilities, strategic planning and mentoring Company officers. Our Chairman also periodically represents the Company at public functions and actively engages with our employees at designated Company functions.

Our Board has established the position of Lead Independent Director to preside at all executive sessions of independent directors, as defined under the rules of the NYSE. The Nominating, Corporate Governance and Public Policy Committee nominates an independent director to serve as the Lead Independent Director, the selection of whom is subject to ratification by the vote of a majority of the independent directors of the Board. In addition to presiding over executive sessions of the independent directors, the Lead Independent Director is responsible for calling meetings of the independent directors as appropriate, serving as a stakeholder liaison on behalf of the independent directors and performing such other duties as may be requested from time to time by the Board, the independent directors, the CEO or the Chairman of the Board.

Executive Sessions of Independent Directors

In order to promote open discussion among independent directors, the Board has a policy of conducting executive sessions of independent directors during each regularly scheduled Board meeting. These executive sessions are chaired by the Lead Independent Director. Matthew H. Paull has served as the Lead Independent Director since June 2010.

Board Meetings and Attendance

The Board held four regular meetings and one special meeting during the fiscal year ended March 3, 2012. Each incumbent director attended, in person or by telephone, at least 75% of the meetings of both the Board and Board committees on which he or she served. In fiscal 2012, the average attendance by our incumbent directors at Board and Board committee meetings exceeded 95%. Our Board requires director attendance at our regular meetings of shareholders, and 100% of the then-serving directors attended the 2011 Meeting.

Committees of the Board

The Board has the following five committees:

•	Audit Committee;

•	Compensation and Human Resources Committee ("Compensation Committee");

•	Nominating, Corporate Governance and Public Policy Committee ("Nominating Committee");

•	Finance and Investment Policy Committee; and

•	Global Strategy Committee.

The charters for each of the Board committees are posted on our Web site at www.investors.bestbuy.com — select the "Corporate Governance" link. The charters include information regarding each committee's composition, purpose and responsibilities.

The Board has determined that all members of the Audit Committee, Compensation Committee, Finance and Investment Policy Committee, Nominating Committee and Global Strategy Committee are independent directors as defined under the SEC and NYSE corporate governance rules for such committees, and are "outside directors" for purposes of Internal Revenue Code section 162(m), as applicable. The Board has further determined that all members of the Audit Committee qualify as financial experts under SEC rules.

Among other duties, the Board committees have the following responsibilities:

Audit Committee.    This committee discharges the Board's oversight responsibility to our shareholders and the investment community regarding: (i) the integrity of our financial statements and financial reporting processes; (ii) our internal accounting systems and financial and operational controls; (iii) the qualifications and independence of our independent registered public accounting firm; (iv) the performance of our internal audit function and our independent registered public accounting firm; and (v) our compliance with ethics programs, including our Code of Business Ethics, and legal, regulatory and risk oversight requirements.

Compensation Committee.    This committee discharges the Board's responsibilities related to executive officer and director compensation, including the establishment of our executive officer and director compensation philosophies, and evaluation of our CEO. Oversight responsibilities of this committee include succession planning and compensation-related risk oversight. This committee also approves and oversees the development and evaluation of equity-based and other incentive compensation and certain other employee benefit plans of a compensatory nature.

Nominating Committee.    This committee discharges the Board's responsibilities related to general corporate governance, including Board organization, membership, training and evaluation. It also reviews and recommends corporate governance principles to the Board, presents qualified individuals for election to the Board, and oversees the evaluation of the performance of the Board and its committees. Finally, this committee oversees matters of public policy and social responsibility that affect us domestically and internationally. For additional information regarding our director nomination process, see Item of Business No. 1 – Election of Directors – Director Nomination Process.

Finance and Investment Policy Committee.    This committee advises the Board regarding our financial policies and financial condition to help enable us to achieve our long-range goals. It evaluates and monitors the: (i) protection and safety of our cash and investments; (ii) achievement of reasonable returns on financial assets within acceptable risk tolerance; (iii) maintenance of adequate liquidity to support our activities; (iv) assessment of the cost and availability of capital; and (v) alignment of our strategic goals and financial resources.

Global Strategy Committee.    This committee provides insight, advice and counsel with respect to our strategic plans regarding connectivity, marketing, branding, customer centricity, and related enterprise initiatives. The committee also conducts an ongoing critical evaluation of, and provides accountability for performance within, our strategic plans and vision.

The following table shows the date each committee was established, the number of meetings held in fiscal 2012 and the names of the directors serving on each committee as of March 3, 2012:

Committee	Date Established	Number of Meetings During Fiscal 2012	Members
Audit	June 1, 1984	10	Hatim A. Tyabji*† George L. Mikan III(1)† Matthew H. Paull† Gérard R. Vittecoq†
Compensation and Human Resources	February 13, 1997	10	Ronald James* Kathy J. Higgins Victor George L. Mikan III(1) Hatim A. Tyabji
Nominating, Corporate Governance and Public Policy	February 13, 1997	4	Kathy J. Higgins Victor* Lisa M. Caputo Sanjay Khosla Rogelio M. Rebolledo(2)
Finance and Investment Policy	September 13, 2006	8	Matthew H. Paull* Ronald James Gérard R. Vittecoq
Global Strategy	January 13, 2010	4	Sanjay Khosla* Lisa M. Caputo Rogelio M. Rebolledo(2)

*	Chair

†	Designated as an "audit committee financial expert" per SEC rules.

(1)	Mr. Mikan stepped down from his roles on the Audit Committee and Compensation and Human Resources Committee on April 10, 2012 upon being named CEO (Interim) of the Company.

(2)	Mr. Rebolledo is retiring from the Board and not standing for re-election at the 2012 Regular Meeting of Shareholders on June 21, 2012.

Board Risk Oversight

Our Board is responsible for oversight of enterprise risk. The Board considers enterprise risk factors as critical in its review of business strategy and performance and ensures that there is an appropriate balance of risk and opportunity. Management is responsible for the day-to-day risk management processes, including assessing and taking actions necessary to manage risk incurred in connection with the operation of our business. Management reviews significant enterprise risks and our general risk management strategy with the Board. We believe this division of responsibilities is the most effective approach for addressing the risks we face and that our Board leadership structure supports this approach.

In connection with the Board's oversight function, the Board committees have responsibility for reviewing and discussing with management those risk exposures (i) specified in their charters, or (ii) identified from time to time by the committees themselves, as follows:

•
Our Audit Committee is responsible for oversight of risk associated with our financial controls and compliance activities. The Audit Committee also oversees management's processes to identify and quantify the material risks that we face. In connection with its risk oversight role, the Audit Committee meets privately with representatives of our independent registered public accounting firm, our internal audit staff and the legal staff. Our internal audit staff, who report directly to the Audit Committee at least quarterly, assists management in identifying, evaluating and implementing risk management controls and procedures to address identified risks.

•	Our Compensation Committee is responsible for oversight of risk associated with our compensation plans.

•	Our Finance and Investment Policy Committee is responsible for oversight of risk associated with our investment portfolio and liquidity risks.

•	Our Nominating Committee is responsible for oversight of Board processes and corporate governance-related risk as well as our activities in the public policy and social responsibility arenas.

•
Our Global Strategy Committee is responsible for oversight of risks associated with the Company's global strategy and execution, including changes in the global economy and environment, technological risks and market segmentation vulnerabilities.

In connection with their oversight of compensation-related risks, Compensation Committee members periodically review the most important enterprise risks to ensure that compensation programs do not encourage risk-taking that is reasonably likely to have a material adverse effect on us. In fiscal 2012, the Compensation Committee, Don Delves, the compensation consultant engaged by the Compensation Committee, and Towers Watson, the compensation consultant engaged by management, reviewed our compensation policies and practices for all employees, including executive officers. The review process identified our existing risk management framework and the key business risks that may materially affect us; reviewed all compensation plans and identified those plans that are most likely to impact these risks or introduce new risks; and balanced these risks against our existing processes and compensation program safeguards. The review process also took into account mitigating features contained within our compensation plan design which includes elements such as:

•	metric-based pay,

•	time matching,

•	payment for outputs,

•	goal diversification,

•	payment caps, and

•	clawbacks.

The Compensation Committee also considered additional controls outside of compensation plan design which contribute to risk mitigation, including the weight placed on values in our performance management process, the independence of our performance measurement teams, and our internal control environment.

Based upon the process we employed, the Compensation Committee determined that our compensation programs do not encourage risk-taking that is reasonably likely to result in a material adverse effect on us.

Director Orientation and Continuing Education

Our Nominating Committee oversees the orientation and continuing education of our directors. Director orientation familiarizes directors with our strategic plans, significant financial, accounting and risk management issues, compliance programs and other controls, policies, principal officers and internal auditors, and our independent registered public accounting firm. The orientation also addresses Board procedures, directors' responsibilities, our Corporate Governance Principles, and our Board committee charters.

We also offer continuing education programs and provide opportunities to attend commercial director education seminars to assist our directors in maintaining their expertise in areas related to the work of the Board and the directors' committee assignments.

Director Independence

Pursuant to its Corporate Governance Principles, the Board has established independence standards consistent with the requirements of the SEC and NYSE corporate governance rules, as applicable. To be considered independent under the NYSE rules, the Board must affirmatively determine that a director or director nominee does not have a material relationship with us (directly, or as a partner, shareholder or officer of an organization that has a relationship with us). In addition, NYSE rules generally provide that no director or director nominee may be deemed independent if the director or director nominee

— has in the past three years:

•
Received (or whose immediate family member has received as a result of service as an executive officer) more than $120,000 during any 12-month period in direct compensation from Best Buy, other than director and committee fees and certain pension payments and other deferred compensation;

•	Been an employee of Best Buy;

•	Had an immediate family member who was an executive officer of Best Buy;

•	Personally worked on (or whose immediate family member has personally worked on) our audit as a partner or an employee of our internal auditors or independent registered public accounting firm; or

•	Been (or whose immediate family member has been) employed as an executive officer of another company whose compensation committee at that time included a present executive officer of Best Buy; or

— is:

•
A partner or employee of our independent registered public accounting firm, or a director whose immediate family member is a partner of such firm or is employed by such firm and personally works on our audit; or

•
An employee (or has an immediate family member who is an executive officer) of another company that has made payments to Best Buy, or received payments from Best Buy, for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company's consolidated gross revenues.

Under our director independence standards described above, the Board has determined that each director who served during any part of the last fiscal year is independent, with the exception of Brian J. Dunn, George L. Mikan III (as of the date of his appointment as CEO (Interim)) and Richard M. Schulze. The Board based these determinations primarily on a review of the responses of the directors to questions regarding employment and compensation history, affiliations, family and other relationships, and on discussions with our directors. The Board also reviewed our relationships with companies with which our directors are affiliated and determined that, for the period prior to Mr. Mikan's appointment as CEO (Interim), the Company's relationship with affiliates of Mr. Mikan was not material and did not impair such director's independence.

Mr. Mikan, a director since April 2008, left his role as executive vice president of UnitedHealth Group Incorporated ("UnitedHealth") in February 2012. Since 2003, we have had a health benefit services agreement with UnitedHealth. The amounts we have paid to UnitedHealth, most of which are for employee medical and pharmaceutical costs administered on our behalf by UnitedHealth, were less than 2% of the annual consolidated revenue of Best Buy and UnitedHealth for each of the past three fiscal years. In addition, Mr. Mikan did not influence or participate in negotiating our agreement with UnitedHealth.

Communications with the Board

Shareholders and interested parties who wish to contact the Board, the Lead Independent Director, any other individual director, or the non-management or independent directors as a group, are welcome to do so in writing, addressed to such person(s) in care of:

Mr. Keith J. Nelsen
Executive Vice President, General Counsel, Chief Risk Officer and Secretary
Best Buy Co., Inc.
7601 Penn Avenue South
Richfield, Minnesota 55423

Mr. Nelsen will forward all written shareholder correspondence to the appropriate director(s), except for spam, junk mail, mass mailings, customer complaints or inquiries, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate material. Mr. Nelsen may, at his discretion, forward certain correspondence, such as customer-related inquiries, elsewhere within the Company for review and possible response. Comments or questions regarding our accounting, internal controls or auditing matters will be referred to the Audit Committee. Comments or questions regarding the nomination of directors and other corporate governance matters will be referred to the Nominating Committee. Comments or questions regarding executive compensation will be referred to the Compensation Committee.

ITEM OF BUSINESS NO. 1 — ELECTION OF DIRECTORS

General Information

Our Amended and Restated By-Laws were amended and adopted by shareholders in 201l to provide that our Board consist of one or more directors, that the number of directors may be increased or decreased from time to time by the affirmative vote of a majority of the directors serving at the time that the action is taken, and that each class of directors will consist, as nearly as possible, of one-half of the total number of directors constituting the entire Board. In April 2012, the Board approved the number of directors serving on the Board to be nine members, to be effective as of the date of the Meeting, in light of the number of continuing directors and director nominees standing for re-election at the Meeting. The Board will continue to evaluate the size of the Board and make adjustments as needed to meet the current and future needs of the Company.

Director Qualification Standards

We only consider director candidates who embody the highest standards of personal and professional integrity and ethics and are committed to a culture of transparency and open communication at the Board level and throughout the Company. Successful candidates are dedicated to accountability and continuous improvement with a belief in innovation as a key business success factor. They are also actively engaged and have an innate intellectual curiosity and entrepreneurial spirit. Commitment to enhancing shareholder value and representing the interests of all shareholders is also required.

In evaluating candidates for nomination as a director, the Nominating Committee considers other criteria, including a history of achievement and superior standards, an ability to think strategically, a willingness to share examples based upon experience, policy-making experience, and an ability to articulate a point of view, take tough positions, and constructively challenge management. Directors must also be committed to actively engaging in his or her Board roles, with sufficient time to carry out the duties of Board and Board committee membership. The Nominating Committee will also consider gender, ethnic and geographical diversity in evaluating candidates along with independence and general criteria such as an ability to provide informed and thoughtful counsel, mature judgment, and listening skills.

Although we do not have a formal policy with respect to the consideration of diversity in identifying director nominees, our Corporate Governance Principles specify that diversity on the Board be considered by the Nominating Committee in the director identification and nomination process. When considering candidates, the Nominating Committee seeks nominees with a broad range of experience from a variety of industries and professional disciplines, such as finance, academia, law and government, along with a diversity of gender, ethnicity, age and geographic location. The Nominating Committee does not assign specific weights to particular criteria, and no particular criterion is necessarily applied to all prospective nominees. The Board believes that diversity in the backgrounds and qualifications of Board members provides a significant mix of experience, knowledge and abilities that allows the Board to fulfill its responsibilities.

Finally, one or more of our directors must possess the education or experience required to qualify as an "audit committee financial expert" pursuant to SEC rules.

Director Nomination Process

The Nominating Committee is responsible for screening and recommending to the full Board director candidates for nomination. The Nominating Committee often engages a third-party search firm to assist in identifying appropriate candidates to consider as additions to our Board. When the Board is seeking to fill an open director position, the Nominating Committee will also consider nominations received from our shareholders, provided that proposed candidates meet the requisite director qualification standards discussed above.

When the Board elects to add a director to the Board, the Nominating Committee will announce the search and post any additional search criteria on our Web site at www.investors.bestbuy.com — select the "Corporate Governance" link. Candidates recommended by shareholders, if qualified, will be considered in the same manner as any other candidate.

The Nominating Committee will then evaluate the resumes of any qualified candidates recommended by a search firm or shareholders, as well as by members of the Board.

All candidates are evaluated based on the qualification standards discussed above and the current and future needs of the Board.

Shareholder nominations must be accompanied by a candidate resume which addresses the extent to which the nominee meets the director qualification standards and any additional search criteria posted on our Web site. Nominations will be considered only if we are then seeking to fill an open director position. All nominations by shareholders should be submitted as follows:

Chair, Nominating, Corporate Governance and Public Policy Committee
c/o Mr. Keith J. Nelsen
Executive Vice President, General Counsel, Chief Risk Officer and Secretary
Best Buy Co., Inc.
7601 Penn Avenue South
Richfield, Minnesota 55423

Voting Information

You may vote for all, some or none of the nominees for election to the Board. However, you may not vote for more individuals than the number nominated. Each of the nominees has agreed to continue serving as a director if elected. However, if any nominee becomes unwilling or unable to serve and the Board elects to fill the vacancy, the Proxy Agents named in the proxy will vote for an alternative person nominated by the Board. Our Amended and Restated Articles of Incorporation prohibit cumulative voting, which means you can vote only once for any nominee. The affirmative vote of a majority of the voting power of the shares present and entitled to vote at the Meeting is required to elect each director nominee.

PROXY CARDS THAT ARE PROPERLY SIGNED AND RETURNED WILL BE VOTED FOR THE ELECTION OF ALL OF THE NOMINEES UNLESS OTHERWISE SPECIFIED.

Board Voting Recommendation

Management and the Board recommend that shareholders vote FOR the re-election of Lisa M. Caputo, Kathy J. Higgins Victor and Gérard R. Vittecoq as Class 1 directors. If elected, each Class 1 director will hold office until the election of directors at our 2014 Regular Meeting of Shareholders and until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation or removal.

All of the nominees are currently members of the Board.

Nominees and Directors

The biographies of each of the nominees and continuing directors below includes information regarding the person's service as a director, business experience, public company director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings during the last ten years if applicable, and the experiences, qualifications, attributes or skills that caused the Nominating Committee and the Board to determine that the person should serve as a director.

There are no family relationships among the nominees or between any nominee and any director, executive officer or person to become an executive officer. There are also no material proceedings to which any director, officer, affiliate of the Company, any 5% shareholder or any associate is a party adverse to the Company or its subsidiaries or has a material interest adverse to the Company or its subsidiaries. Finally, there are no arrangements or understandings between any director and any other person pursuant to which the director was selected to be a director or nominee.

ITEM OF BUSINESS NO. 1
Class 1 Director Nominees:
(ages as of April 26, 2012)

Lisa M. Caputo	Best Buy Committees:		Private Directorships:
Age: 48	●	Global Strategy Committee	●	J. William Fulbright Foreign Scholarship Board
Nominating, Corporate Governance & Public Policy Committee
Director Since:	●		●	New Visions for Public Schools
December 2009			●	The Creative Coalition
			●	The Sesame Workshop
			●	WNET Channel 13
Ms. Caputo has served since June 2011 as executive vice president, marketing and communications of The Travelers Companies, Inc. (a property casualty insurer). She previously served as managing director and senior banker of the Public Sector Group of Citigroup, Inc.'s (“Citi”) Institutional Clients group (a financial services company) from 2010 to May 2011. Ms. Caputo founded Citi's Women & Co. (a membership service that provides financial education and services for women) in 2000 and served as its chief executive officer and chairman from 2000 to 2010. She served as global chief marketing officer and executive vice president of Citi from 2007 to 2010 and as chief marketing and community relations officer of Citi's Global Consumer Group from 2005 to 2007. Ms. Caputo acted as senior managing director of business operations and planning of Citi's Global Consumer Group and also served as chief of staff to Citi's Global Consumer Group's chief executive officer from 2003 to 2005. Prior to her time at Citi, Ms. Caputo served as vice president, global communications and synergy for Disney Publishing Worldwide (a publisher of children's books and magazines), and as vice president of corporate communications for CBS Corporation (a mass media company). From 1992 to 1996, Ms. Caputo served in President Clinton's administration, both as press secretary for First Lady Hillary Rodham Clinton and as deputy assistant to the President. In addition to her private directorships, Ms. Caputo also serves on several private advisory boards and committees. With her broad background with various for-profit companies and non-profit organizations, Ms. Caputo brings to the Board extensive marketing expertise, global and corporate communications experience and political savvy. She is also a highly respected, well-connected leader and is credited for her comprehensive approach, intelligence and tenacity.

Kathy J. Higgins Victor	Best Buy Committees:		Private Directorships:
Age: 55	●	Compensation & Human Resources Committee	●	University of St. Thomas Board of Trustees
Director Since:
November 1999	●	Nominating, Corporate Governance & Public Policy Committee (Chair)

Ms. Higgins Victor has served since 1994 as president and founder of Centera Corporation (an executive development and leadership coaching firm located in Minneapolis, Minnesota). From 1991 to 1994, she was senior vice president of human resources at Northwest Airlines, Inc., now Delta Air Lines (a commercial airline). Prior to that, Ms. Higgins Victor held senior executive positions at The Pillsbury Company, subsequently acquired by General Mills, Inc. (a producer of grain and other foodstuffs), and Burger King Corporation (operator and franchisor of restaurants worldwide). Ms. Higgins Victor's roles with these highly branded public companies give her extensive experience in the areas of established company cultures, executive compensation and human resources. Through her professional background, Ms. Higgins Victor brings to the Board large company leadership expertise, a dedication to continuous improvement, and entrepreneurial experience. In addition, her experience in executive development, succession planning and leadership coaching continues to be a valuable asset to the Board, particularly in her role as Chairwoman of the Nominating Committee.

Gérard R. Vittecoq	Best Buy Committees:		Private Directorships:
Age: 63	●	Audit Committee	●	Institutional Institute for Management Development Foundation
Director Since:	●	Finance & Investment Policy Committee
September 2008

Mr. Vittecoq has served since 2004 as a group president and executive office member of Caterpillar, Inc. (a manufacturer of construction and mining equipment, diesel and natural gas engines and industrial gas turbines). He is responsible for the company's Growing Energy and Power Systems business, which includes its Industrial Power Systems & Growth Markets division, Large Power Systems and Growth Markets division, Marine and Petroleum Power division, Electrical Power division, Solar Turbines division and Progress Rail division. He is also responsible for driving enterprise profit and loss accountability for Caterpillar's Europe-Africa-Middle East ("EAME") region. He joined Caterpillar in 1975 and has served in various accounting- and finance-related roles within the company. From 1987 to 1990, he was in charge of strategy projects and was appointed director of strategy & planning in 1990, where he served until 1995. From 1995 to 1997, he was managing director of Caterpillar France S.A. In 1997, he became managing director of Caterpillar Belgium S.A. He was elected a vice president in January 2001, overseeing the EAME Product Development & Operations division. In addition to his private directorship service, he is also a member of the Evian Group: Free Trade Think Tank, the Senior Advisory Council of the Swiss-American Chamber of Commerce, and an executive member of the World Business Council for Sustainable Development. Through Mr. Vittecoq's extensive tenure with Caterpillar, he has gained international management experience, branding knowledge and financial expertise. Mr. Vittecoq's background as an accomplished business leader and his financial acumen, in addition to his political savvy, are valuable assets to the Board as it focuses on our further expansion in the global marketplace.

Class 2 Directors:
(ages as of April 26, 2012)

Ronald James	Best Buy Committees:		Private Directorships:
Age: 61	●	Compensation & Human Resources Committee (Chair)	●	Bremer Financial Corporation
Director Since:			●	RBC Funds, an investment fund of the Royal Bank of Canada
May 2004	●	Finance & Investment Policy Committee
			●	Speak the Word Church International
			●	The Travelers Foundation
			●	Center for Healthcare Innovation Committee Board (Allina Hospitals & Clinics)

Mr. James has served since 2000 as president and chief executive officer of the Center for Ethical Business Cultures (an organization located in Minneapolis, Minnesota which assists business leaders in building ethical and profitable business cultures at the enterprise, community and global levels). From 1996 to 1998, he was president and chief executive officer of the Human Resources Group, a division of Ceridian Corporation (a business services company located in Minneapolis, Minnesota). From 1971 to 1996, he was with US West Communications, Inc. (now CenturyLink), most recently serving as Minnesota's top executive officer. He previously served as a director of St. Paul Companies (now The Travelers Companies, Inc.), Ceridian Corporation, and Automotive Industries, and on the boards of Allina Hospitals and Clinics, the Greater Twin Cities United Way, and the Guthrie Theatre in Minneapolis, Minnesota. Mr. James also served on an advisory group to the United States Sentencing Commission and speaks regularly at conferences on the subject of the board's role in creating and sustaining ethical cultures. Mr. James brings governance expertise; large company leadership; telecommunications experience; a commitment to integrity, ethics and culture; and executive wisdom to the Board. In addition, his active participation as a consultant and educator in business ethics in academic settings, as well as for national and global organizations, provides valuable insight to the Board.

Sanjay Khosla	Best Buy Committees:		Private Directorships:
Age: 60	●	Global Strategy Committee (Chair)	●	NIIT Ltd.
Director Since:			●	Goodman Theatre (Chicago, IL)
October 2008	●	Nominating, Corporate Governance & Public Policy Committee

Mr. Khosla has served since January 2007 as president of developing markets at Kraft Foods, Inc. (an international food and beverage company). From 2004 to 2006, Mr. Khosla was with Fonterra Co-operative Group Ltd. (a multi-national dairy company based in New Zealand), where he served as managing director of its consumer and food service business. Before joining Fonterra in 2004, he had a 27-year career with Unilever PLC in India, the U.K. and Europe, culminating as senior vice president, global beverages, and chairman of Unilever's beverages category. Mr. Khosla's many years in the consumer products industry provide him with an extensive background in consumer marketing, branding, global expansion and multi-national operations. His background in these areas, along with his international perspective and history of transformational leadership, is valuable as the Board continues to focus on our global expansion and transformation.

George L. Mikan III	Best Buy Committees:
Age: 41	●	Audit Committee (Served until April 2012 when he was named our CEO (Interim))
Director Since:	●	Compensation & Human Resources Committee (Served until April 2012 when he was named our CEO (Interim))
April 2008

Mr. Mikan is currently serving as our Chief Executive Officer (Interim) as of April 2012. Prior to his current appointment, he served until February 2012 as executive vice president of UnitedHealth Group Incorporated ("UnitedHealth"), (a diversified health and well-being company). From June 2011 until his departure from UnitedHealth, he served as executive vice president and also provided transitional duties for his executive role as CEO of Optum (a health care services company and affiliate of UnitedHealth), which he was appointed to in January 2011. From November 2006 to January 2011, he served as the executive vice president and chief financial officer of UnitedHealth. From February 2006 to November 2006, Mr. Mikan served as senior vice president of finance of UnitedHealth. From 2004 to 2006, Mr. Mikan was chief financial officer of UnitedHealthcare and president of UnitedHealth Networks, both affiliates of UnitedHealth. Mr. Mikan joined UnitedHealth in 1998 and has served in various leadership roles from 1998 until 2012, including an executive role on the corporate development group responsible for merger and acquisition activities. From 1994 to 1998, he was employed at Arthur Andersen LLP. From his years at UnitedHealth and Arthur Andersen LLP, Mr. Mikan gained significant financial and merger and acquisitions expertise, as well as public company leadership experience. This knowledge and experience is a valuable asset to the Board as we continue to explore expansion opportunities, provide benefits for thousands of employees and position our company for financial growth.

Matthew H. Paull	Best Buy Committees:		Public Directorships:
Age: 60	●	Audit Committee	●	Kapstone Paper and Packaging Corporation
Director Since:	●	Finance & Investment Policy Committee (Chair)
September 2003			Private Directorships:
(Lead Independent Director since June 2010)			●	Pershing Square Capital Management Advisory Board
			●	One Acre Fund Advisory Board
Mr. Paull served from 2001 until he retired in 2008 as corporate senior executive vice president and chief financial officer for McDonald's Corporation (operator and franchisor of restaurants worldwide). At McDonald's, Mr. Paull acquired a background in strong branding and consumer trends, knowledge that is highly relatable to the Company. Prior to joining McDonald's Corporation in 1993, he was a partner at Ernst & Young LLP, specializing in international tax. Mr. Paull previously served as a trustee of the Ravinia Festival Association and as an advisory council member for the Federal Reserve Bank of Chicago. As a former executive professor in residence at the University of San Diego, Mr. Paull also possesses an understanding of the academic world. Due to his professional experience, Mr. Paull has significant financial acumen, knowledge of hedge funds and investments, broad understanding in global operations and extensive experience in tax matters, all of which enable Mr. Paull to make valuable contributions to our Board.

Richard M. Schulze	Private Directorships:
Age: 71	●	University of St. Thomas Board of Trustees
Director Since:	●	University of St. Thomas Opus College of Business Board of Governors
1966 (Chairman)
	●	Richard M. Schulze Family Foundation
	●	Olympus Ventures, LLC
	●	Founders Properties, LLC
Mr. Schulze is a founder of Best Buy. He has been an officer and director of the Company from our inception in 1966. Effective in June 2002, he relinquished the duties of CEO, having served as our principal executive officer for more than 30 years. In addition to his service on the board of trustees of the University of St. Thomas, he is also chairman of its Executive and Institutional Advancement Committee, and a member of its Board Affairs Committee. He previously served on the boards of Pentair, Inc. (a diversified industrial manufacturing company), and The Best Buy Children's Foundation. Mr. Schulze holds an honorary doctorate of laws degree from the University of St. Thomas. As a founder of the Company with over 45 years experience in the retail industry, and having built the Company from a single store and three employees to a multi-national organization with over 4,300 locations and over 167,000 employees, he has an in-depth historical view of our business and branding. In addition, Mr. Schulze's deep knowledge of our culture and commitment to preserving our entrepreneurial environment provide continuity and long-term thinking to the Board.

Hatim A. Tyabji	Best Buy Committees:		Private Directorships:
Age: 67	●	Audit Committee (Chair)	●	Jasper Wireless (Chairman)
Director Since:	●	Compensation & Human Resources Committee	●	Merchant eSolutions, Inc.
April 1998			●	Touch Networks (Australia)
			●	Missile Defense Advocacy Alliance

Mr. Tyabji has served since July 2001 as executive chairman of Bytemobile, Inc. (a wireless Internet infrastructure provider in Santa Clara, California). From 1998 to 2000, he served as chairman and chief executive officer of Saraïde, Inc. (a provider of Internet and wireless data services); and from 1986 to 1998, as president and chief executive officer (and as chairman from 1992 until 1998) of VeriFone, Inc. (a global transaction automation enterprise). He is also an ambassador at large for Benchmark Capital. He previously served on the boards of Ariba Inc.; Bank of America Merchant Services; Deluxe Corporation; eFunds Corporation; Novatel Wireless, Inc.; PubliCard Inc.; Sierra Atlantic, Inc.; SmartDisk Corporation; Datacard Group; Depotpoint, Inc.; Impresse Corporation and Norand Corporation, as well as on the boards of the Carnegie Institute, the Dean's Council of the Leavey School of Business at Santa Clara University and the Dean's Council of the School of Engineering at the State University of New York at Buffalo. In 2007, Mr. Tyabji published "Husband, Wife & Company: An Honest Perspective on Success in Life and Work," a book on the interrelationships between family and career. Mr. Tyabji brings a wealth of experience in broadband and wireless technologies and is a significant contributor to the development of our technological growth and connected world strategy. His financial acumen and background as an entrepreneurial business leader are valuable assets to the Board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information about the number of shares of our common stock beneficially owned at March 3, 2012, by our Chairman of the Board, our former CEO, our Chief Financial Officer and each of our three other most highly compensated executive officers during the most recent fiscal year. The table provides similar information for each director including the director nominees, all directors and executive officers as a group, and each person, including any groups that we know who beneficially owns more than 5% of the outstanding shares of our common stock.

Name and Address(1)	Number of Shares Beneficially Owned		Percent of Shares Beneficially Owned
Richard M. Schulze, Founder and Chairman of the Board	69,152,807	(2)	20.24%
Brian J. Dunn, Former Chief Executive Officer and Director	1,208,021	(3)	*
James L. Muehlbauer, Executive Vice President — Finance and Chief Financial Officer	398,984	(4)	*
Shari L. Ballard, Executive Vice President and President, International	448,578	(5)	*
Michael A. Vitelli, Executive Vice President and President, U.S.	260,286	(6)	*
Carol A. Surface, Executive Vice President and Chief Human Resources Officer	75,793	(7)	*
Lisa M. Caputo, Director	21,324	(8)	*
Kathy J. Higgins Victor, Director	57,980	(9)	*
Ronald James, Director	74,532	(10)	*
Sanjay Khosla, Director	29,380	(11)	*
George L. Mikan III, Director and Chief Executive Officer (Interim)	31,000	(12)	*
Matthew H. Paull, Director	76,669	(13)	*
Rogelio M. Rebolledo, Director	43,350	(14)	*
Hatim A. Tyabji, Director	148,250	(15)	*
Gérard R. Vittecoq, Director	29,937	(16)	*
All directors and executive officers, as a group (21 individuals)	72,760,764	(17)	21.13%
BlackRock Inc. 40 East 52nd Street New York, NY 10022	18,608,930	(18)	5.14%
Fidelity (FMR LLC) 82 Devonshire Street Boston, MA 02109	36,193,076	(19)	9.99%

*	Less than 1%.

(1)	The business address for all directors and executive officers is 7601 Penn Avenue South, Richfield, Minnesota 55423.

(2)
The figure represents: (a) 1,732,500 outstanding shares owned by Mr. Schulze; (b) 58,767,175 outstanding shares registered in the name of Mr. Schulze and a co-trustee, and held by them as trustees of a trust for the benefit of Mr. Schulze, of which up to $150 million aggregate amount of shares have been pledged by the trust as collateral to secure a line of credit; (c) 3,940,813 outstanding shares registered in the name of Mr. Schulze and co-trustees, and held by them as trustees of trusts for the benefit of Mr. Schulze and his family; (d) 1,143,043 outstanding shares registered in the name of Mr. Schulze and a co-trustee, and held by them as trustees of the Sandra Schulze Revocable Trust dated June 14, 2001; (e) 950,169 outstanding shares held by a limited partnership of which Mr. Schulze is the sole general partner (Mr. Schulze has disclaimed beneficial ownership of these shares except to the extent of his monetary interest therein); (f) 252,312 outstanding shares held by a limited partnership of which a limited liability company owned by Mr. Schulze is the sole general partner; (g) 31,672 outstanding shares held by a limited partnership of which a limited liability company owned by Mr. Schulze is the sole general partner; (h) 39,566 outstanding shares registered in the name of Mr. Schulze and held by him as trustee of trusts for the benefit of the children of Mr. Schulze's spouse (Mr. Schulze has disclaimed beneficial ownership of these shares); (i) 11,758 outstanding shares registered in the name of Mr. Schulze's spouse and co-trustees, and held by them as trustees of trusts for the benefit of Mr. Schulze's spouse (Mr. Schulze has disclaimed beneficial ownership of these shares); (j) 183,726 outstanding shares registered in the name of Mr. Schulze and a co-trustee, and held by them as trustees of the Sandra Schulze Revocable Trust dated June 14, 2001 (Mr. Schulze has disclaimed beneficial ownership of these shares); (k) 2,061 outstanding shares held in Mr. Schulze's individual retirement account; (l) 1,787,419 outstanding shares owned by The Richard M. Schulze Family Foundation, of which Mr. Schulze is the sole director; (m) 78,093 outstanding shares registered in the name of JPMorgan Chase Bank ("Trustee"), and held by the Trustee in connection with the Best Buy Retirement Savings Plan ("Retirement Savings Plan") for the benefit of Mr. Schulze; and (n) options to purchase 232,500 shares, which he could exercise within 60 days of March 3, 2012.

(3)
The figure represents: (a) 50,636 outstanding shares owned by Mr. Dunn; (b) 131,876 unvested shares of restricted stock subject to a time-based vesting schedule; (c) 18,296 outstanding shares registered in the name of the Trustee, and held by the Trustee in connection with the Retirement Savings Plan for the benefit of Mr. Dunn; and (d) options to purchase 1,007,213 shares, which he could exercise within 60 days of March 3, 2012.

(4)
The figure represents: (a) 23,718 outstanding shares owned by Mr. Muehlbauer; (b) 75,500 unvested shares of restricted stock subject to a time-based vesting schedule; (c) 1,514 outstanding shares held in Mr. Muehlbauer's individual retirement account; (d) 974 outstanding shares registered in the name of the Trustee, and held by the Trustee in connection with the Retirement Savings Plan for the benefit of Mr. Muehlbauer; and (e) options to purchase 297,278 shares, which he could exercise within 60 days of March 3, 2012.

(5)
The figure represents: (a) 34,518 outstanding shares owned by Ms. Ballard, of which 33,318 shares have been pledged as collateral to secure a line of credit; (b) 75,001 unvested shares of restricted stock subject to a time-based vesting schedule; (c) 14,744 outstanding shares registered in the name of the Trustee, and held by the Trustee in connection with the Retirement Savings Plan for the benefit of Ms. Ballard; and (d) options to purchase 324,315 shares, which she could exercise within 60 days of March 3, 2012.

(6)
The figure represents: (a) 22,622 outstanding shares owned by Mr. Vitelli; (b) 75,001 unvested shares of restricted stock subject to a time-based vesting schedule; (c) 1,014 outstanding shares registered in the name of the Trustee, and held by the Trustee in connection with the Retirement Savings Plan for the benefit of Mr. Vitelli; and (d) options to purchase 161,649 shares, which he could exercise within 60 days of March 3, 2012.

(7)
The figure represents: (a) 5,408 outstanding shares owned by Ms. Surface; (b) 45,268 unvested shares of restricted stock subject to a time-based vesting schedule; (c) 272 outstanding shares registered in the name of the Trustee, and held by the Trustee in connection with the Retirement Savings Plan for the benefit of Ms. Surface; and (d) options to purchase 24,845 shares, which she could exercise within 60 days of March 3, 2012.

(8)	The figure represents: (a) 8,824 outstanding shares owned by Ms. Caputo; (b) options to purchase 12,500 shares, which she could exercise within 60 days of March 3, 2012.

(9)	The figure represents: (a) 6,730 outstanding shares owned by Ms. Higgins Victor; and (b) options to purchase 51,250 shares, which she could exercise within 60 days of March 3, 2012.

(10)	The figure represents: (a) 12,032 outstanding shares owned by Mr. James; and (b) options to purchase 62,500 shares, which he could exercise within 60 days of March 3, 2012.

(11)
The figure represents: (a) 690 outstanding shares owned by Mr. Khosla; (b) 7,440 outstanding shares registered in the name of Mr. Khosla and a co-trustee, and held by them as trustees of a trust for the benefit of Mr. Khosla and (b) options to purchase 21,250 shares, which he could exercise within 60 days of March 3, 2012.

(12)	The figure represents: (a) 6,000 outstanding shares owned by Mr. Mikan; and (b) options to purchase 25,000 shares, which he could exercise within 60 days of March 3, 2012.

(13)	The figure represents: (a) 14,169 outstanding shares owned by Mr. Paull; and (b) options to purchase 62,500 shares, which he could exercise within 60 days of March 3, 2012.

(14)	The figure represents: (a) 5,850 outstanding shares owned by Mr. Rebolledo; and (b) options to purchase 37,500 shares, which he could exercise within 60 days of March 3, 2012.

(15)	The figure represents: (a) 74,500 outstanding shares owned by Mr. Tyabji; and (b) options to purchase 73,750 shares, which he could exercise within 60 days of March 3, 2012.

(16)	The figure represents: (a) 8,687 outstanding shares owned by Mr. Vittecoq; and (b) options to purchase 21,250 shares, which he could exercise within 60 days of March 3, 2012.

(17)
The figure represents: (a) outstanding shares and options described in the preceding footnotes; (b) 22,131 outstanding shares owned by executive officers not named in the table; (c) 100,756 unvested shares of restricted stock, subject to a time-based vesting schedule, owned by executive officers not named in the table; (d) 37,548 outstanding shares registered in the name of the Trustee, and held by the Trustee in connection with the Retirement Savings Plan for the benefit of other executive officers; and (d) options granted to other executive officers to purchase 552,093 shares, which they could exercise within 60 days of March 3, 2012.

(18)
As reported on the owner's most recent Schedule 13G that reported beneficial ownership as of February 9, 2012. Blackrock, Inc. has sole voting power over 18,608,930 shares and sole dispositive power over 18,608,930 shares.

(19)
As reported on the owner's most recent Schedule 13G that reported beneficial ownership as of February 13, 2012. FMR LLC has sole voting power over 10,566,931 shares and sole dispositive power over 36,193,076 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires that our directors, executive officers and shareholders who beneficially own more than 10% of our common stock file initial reports of ownership with the SEC. They must also file reports of changes in ownership with the SEC. In addition, they are required by SEC regulations to provide us copies of all Section 16(a) reports that they file with the SEC. Based solely on a review of such Section 16(a) reports, management and the Board believe our directors, executive officers and shareholders who beneficially own more than 10% of our common stock complied with the Section 16(a) filing requirements during the fiscal year ended March 3, 2012, except that due to administrative delay (i) one report was not filed in a timely manner with respect to one transaction involving a gift of shares on January 2, 2011, by Richard M. Schulze, Founder and Chairman of the Board; (ii) one report was not filed in a timely manner with respect to one transaction involving a gift of shares on January 11, 2011, by Richard M. Schulze, Founder and Chairman of the Board; (iii) one report was not filed in a timely manner with respect to one transaction involving a sale of shares on September 26, 2011, by Richard M. Schulze, Founder and Chairman of the Board; (iv) one report was not filed in a timely manner with respect to one transaction involving a disposition of shares to fund a 401(k) Plan loan taken on September 22, 2011, by Barry J. Judge, former Executive Vice President and Chief Marketing & Strategy Officer; and (v) one report was not filed in a timely manner with respect to one transaction involving the acquisition of shares pursuant to a restricted stock award granted on December 19, 2011, to Barry J. Judge, former Executive Vice President and Chief Marketing & Strategy Officer.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We have a written Related Party Transactions Policy that generally prohibits our participation in material related party transactions with officers, directors, controlling persons and other insiders unless the transaction provides us with a demonstrable incremental benefit and the terms are competitive with terms available from unaffiliated third parties.

Pursuant to our Related Party Transactions Policy, if a related party transaction (as defined by SEC rules and the policy) involving an amount greater than $120,000 is proposed, members of the Audit Committee who have no financial interest in the transaction review the transaction to determine whether the necessary incremental benefit is present and whether the transaction should be recommended to the Board for approval. Members of the Board who have no financial interest in the transaction then review and, if appropriate, approve the transaction. In addition, ongoing related party transactions are reviewed annually by the Audit Committee and the Board to ensure that such transactions continue to provide the necessary incremental benefit to us and have competitive terms. Each of the transactions discussed below in regard to Richard M. Schulze were approved by the Audit Committee and the Board in February 2012.

We do not have any credit arrangements between our officers, directors, controlling persons and other insiders.

Richard M. Schulze

We lease two of our U.S. Best Buy stores from Mr. Schulze, a founder of Best Buy and our Chairman of the Board. During fiscal 2012, we paid aggregate rents of approximately $965,000 for the two stores leased from Mr. Schulze. Both leases include escalation clauses. Depending upon our exercise of successive renewal options, the leases run through 2021 and 2018, respectively. As announced on March 29, 2012, one of the stores currently leased from Mr. Schulze is scheduled for closure in the coming year. We entered into both real estate leases with Mr. Schulze prior to 1990, and the Board approved the leases (with Mr. Schulze not voting). The Board relied on one or more of its members who had no financial interest in the properties to review market comparisons, look into alternative rental agreements and negotiate with Mr. Schulze. The Board determined that these real estate leases were in our best interest and had terms that are competitive with terms available from unaffiliated third parties. Renewals of these leases are reviewed by the Audit Committee pursuant to our Related Party Transactions Policy.

During fiscal 2012, we also chartered aircraft services, on a non-exclusive basis, from entities owned by the Richard M. Schulze Revocable Trust, under the trust agreement dated June 14, 2001, as amended and restated, of which Mr. Schulze is a trustee. We currently use such airplanes pursuant to a block charter agreement. Annually, the Board reviews the arrangements for these airplanes to ensure that the terms are competitive with terms available from unaffiliated third parties. We pay an hourly rate for use of the airplanes, without any required fractional ownership. Our senior management generally use the airplanes when it is more economical or practical than flying commercial airlines. The total amount paid to Mr. Schulze's entities for use of the airplanes during fiscal 2012 was approximately $1.3 million. All extensions or renewals of the block charter agreement are subject to a competitive bidding process to ensure fair terms.

We purchase certain store fixtures from Phoenix Fixtures, Inc. ("Phoenix"), a company owned by Mr. Schulze's brother, Robert Schulze. Fixture contracts are submitted through a competitive bidding process in which Phoenix is free to participate. Payments made to Phoenix are pursuant to contracts awarded following the competitive bidding process. In light of Mr. Schulze's relationship with Phoenix, the Board reviewed our transactions with Phoenix and determined that the transactions were on fair terms to us and that Phoenix provides advantages with respect to service and delivery as compared with its competitors. Accordingly, the Board approved the transactions and our continued business dealings with Phoenix. The total amount paid to Phoenix during fiscal 2012 was approximately $8.8 million USD and $608,000 CAD. All transactions with Phoenix during fiscal 2012 were subject to the competitive bidding process discussed above to ensure fair prices and terms.

Susan S. Hoff, Mr. Schulze's daughter, is Founder, Chairperson and Chief Executive Officer of The Best Buy Children's Foundation, for which she has served as principal executive officer since the inception of the foundation. As part of this role, Ms. Hoff serves as a Vice President of the Company. Ms. Hoff's base salary for fiscal 2012 was $247,000 and she was eligible for a short-term incentive award, payable in cash, with a target payout of 45% of her base salary. During fiscal 2012, Ms. Hoff received $297,816 in total cash compensation. Also during fiscal 2012, Ms. Hoff was awarded options to purchase 2,850 shares of Best Buy common stock at an exercise price of $29.75 per share, options to purchase 2,750 shares of Best Buy common stock at an exercise price of $31.54 per share, options to purchase 2,750 shares of Best Buy common stock at an exercise price of $24.12 per share, and options to purchase 2,750 shares of Best Buy common stock at an exercise price of $24.18 per share. The stock options expire in April 2021, June 2021, September 2021 and February 2022, respectively, and vest ratably over four years.

BlackRock

BlackRock, Inc. ("BlackRock") filed a Schedule 13G in February 2012, stating that it holds 5.14% of the Company's common stock. As a result of beneficially owning more than 5% of our common stock, BlackRock is currently considered a “related party” under our Related Party Transactions Policy. After conducting a review of any relationships between BlackRock and its subsidiaries and the Company and its subsidiaries, we determined that the Company invests its short-term cash overnight in money market funds managed by BlackRock Institutional Management Corporation, an affiliate of BlackRock. In accordance with the terms of the management agreement with BlackRock, we received net interest payments of approximately $271,000 during fiscal 2012, primarily driven by low interest rates in the market; BlackRock retained approximately $487,700 in flat rate management fees from our gross interest yield. Our investment in the BlackRock-managed funds averaged approximately $263 million, with a maximum amount invested at approximately $407 million. The initial decision to invest in BlackRock's money market funds was made prior to its 5% holder status. There is no indication that Best Buy or BlackRock received preferential treatment as a result of the relationship, and we believe that the terms of our management agreement with BlackRock Institutional Management Corporation are consistent with that of other investors. This relationship was reviewed and ratified by the Audit Committee and the Board of Directors in April 2012.

Fidelity

FMR LLC ("Fidelity") filed an amended Schedule 13G in February 2012, stating that it holds 9.99% of the Company's common stock. As a result of beneficially owning more than 5% of our common stock, Fidelity is currently considered a “related party” under our Related Party Transactions Policy. After conducting a review of any relationships between Fidelity and its subsidiaries and the Company and its subsidiaries, we determined that certain affiliates of Fidelity provide services to us in connection with the record keeping and administration of our stock plans (including the Employee Stock Purchase Plan and the Long-Term Incentive Plan). We paid these entities approximately $580,000 for these services for fiscal 2012. The administrative services contracts were initially entered into prior to Fidelity's Schedule 13G filing and 5% holder status. The contracts were negotiated at arms length and there is no indication that the Company or Fidelity received preferential treatment as a result of the relationship. This relationship was reviewed and ratified by the Audit Committee and the Board of Directors in April 2012.

AUDIT COMMITTEE REPORT

The information contained in this Audit Committee Report shall not be deemed to be "soliciting material" or "filed" or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Audit Committee is currently comprised of three members and acts under a written charter adopted and approved by the Board. The Audit Committee's charter is posted on our Web site at www.investors.bestbuy.com - select the "Corporate Governance" link. All members of the Audit Committee meet the SEC and NYSE definitions of independence and financial literacy for audit committee members. In addition, the Board has determined that all members of the Audit Committee are "audit committee financial experts" for purposes of SEC rules. No member of the Audit Committee serves on the audit committee of more than three public companies.

During fiscal 2012, Mr. Mikan served on the Audit Committee. In connection with his appointment as CEO (Interim), Mr. Mikan resigned from the Audit Committee, effective April 10, 2012.

Committee Meetings

The Audit Committee met ten times, including six times via conference call, during fiscal 2012. The Audit Committee schedules its meetings to ensure it has sufficient time to devote appropriate attention to all of its tasks. The Audit Committee meetings include regular executive sessions with our independent registered public accounting firm, Deloitte & Touche LLP ("D&T"), our internal auditors and management. The Audit Committee also discusses with our internal auditors and D&T the overall scope and plans for their respective audits.

Recommendation Regarding Financial Statements

The Audit Committee, on behalf of the Board, reviewed and discussed with both management and D&T our annual audited consolidated financial statements for the fiscal year ended March 3, 2012, and our quarterly operating results for each quarter in such fiscal year, along with the related significant accounting and disclosure issues. These reviews included discussions with D&T of matters required to be discussed pursuant to Statement on Auditing Standards No. 61, The Auditor's Communication With Audit Committees, and discussions with management about the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the consolidated financial statements.

The Audit Committee reviewed and discussed with D&T its independence from us and our management. As part of that review, the Audit Committee received from D&T the written disclosures and the letter required by applicable rules of the Public Company Accounting Oversight Board regarding the independent accountant's communications with audit committees concerning independence. In addition, the Audit Committee reviewed all services provided by and the amount of fees paid to D&T in fiscal 2012. In reliance on the reviews and discussions with management and D&T, the Audit Committee believes that the services provided by D&T were compatible with, and did not impair, its independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, that our annual audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended March 3, 2012, as filed with the SEC.

Pre-Approval Policy

Consistent with SEC rules regarding auditor independence, the Audit Committee has responsibility for appointing, setting fees for and overseeing the work of our independent registered public accounting firm. In recognition of this responsibility and in accordance with the Securities Exchange Act of 1934, it is the policy of the Audit Committee to pre-approve all permissible services provided by our independent registered public accounting firm except for minor audit-related engagements which in the aggregate do not exceed 5% of the fees we pay to our independent registered public accounting firm during a fiscal year.

Each year, prior to engaging our independent registered public accounting firm, management submits to the Audit Committee for approval a list of services expected to be provided during that fiscal year within each of the three categories of services described below, as well as related estimated fees, which are generally based on time and materials.

Audit services include audit work performed on the financial statements, as well as work that generally only the independent registered public accounting firm can reasonably be expected to provide, including comfort letters and discussions surrounding the proper application of financial accounting and/or reporting standards.

Audit-related services include assurance and related services that are traditionally performed by the independent registered public accounting firm, including due diligence related to mergers and acquisitions, statutory audits, employee benefit plan audits and special procedures required to meet certain regulatory requirements.

Tax services include compliance and other non-advisory services performed by the independent registered public accounting firm when it is most efficient and effective to use such firm as the tax service provider.

As appropriate, the Audit Committee then pre-approves the services and the related estimated fees. The Audit Committee requires our independent registered public accounting firm and management to report actual fees versus the estimate periodically throughout the year by category of service. During the year, circumstances may arise when it becomes necessary to engage our independent registered public accounting firm for additional services not contemplated in the initial annual proposal. In those instances, the Audit Committee pre-approves the additional services and related fees before engaging our independent registered public accounting firm to provide the additional services.

AUDIT COMMITTEE

Hatim A. Tyabji (Chair)
Matthew H. Paull
Gérard R. Vittecoq

ITEM OF BUSINESS NO. 2 — RATIFICATION OF APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

THIS SECTION SHOULD BE READ IN CONJUNCTION WITH THE "AUDIT COMMITTEE REPORT".

The Audit Committee appointed Deloitte & Touche LLP ("D&T") as our independent registered public accounting firm for the fiscal year ending February 2, 2013. We will ask shareholders to ratify the appointment of D&T as our independent registered public accounting firm at the Meeting. Representatives of D&T are expected to be present at the Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Principal Accountant Services and Fees

For the fiscal years ended March 3, 2012, and February 26, 2011, D&T served as our independent registered public accounting firm. The following table presents the aggregate fees incurred for services rendered by D&T during fiscal 2012 and fiscal 2011, respectively. The fees listed below were pre-approved by our Audit Committee pursuant to the Audit Committee's pre-approval policy as described in the Audit Committee Report:

Service Type	Fiscal 2012	Fiscal 2011
Audit Fees(1)	$4,285,000	$3,490,000
Audit-Related Fees(2)	2,910,000	2,960,000
Tax Fees(3)	825,000	395,000
All Other Fees	—	—
Total Fees	$8,020,000	$6,845,000

(1)
Consists of fees for professional services rendered in connection with the audits of our consolidated financial statements and the effectiveness of our internal control over financial reporting for the fiscal years ended March 3, 2012, and February 26, 2011; the reviews of the consolidated financial statements included in each of our Quarterly Reports on Form 10-Q during those fiscal years; consultations on accounting matters; and SEC registration statements.

(2)
Consists primarily of fees for statutory audit filings, as well as the audits of our retirement savings plans and foundations. Includes fees of $1,899,000 and $1,712,000 incurred for fiscal 2012 and fiscal 2011, respectively, for statutory audits of Best Buy Europe, in which we have a 50% controlling interest.

(3)	Consists primarily of tax compliance services based on time and materials.

It is our policy that our independent registered public accounting firm be engaged to provide primarily audit and audit-related services. However, pursuant to the policy, in certain circumstances and using stringent standards in its evaluation, the Audit Committee may authorize our independent registered public accounting firm to provide tax services when it determines that D&T is the most efficient and effective tax service provider.

Board Voting Recommendation

The Board recommends that shareholders vote FOR the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending February 2, 2013.

Although ratification is not required pursuant to our By-Laws or otherwise, the Board is submitting the selection of Deloitte & Touche LLP to our shareholders for ratification because we value our shareholders' views on the Company's independent registered public accounting firm. If the appointment of Deloitte & Touche LLP were not to be ratified by the shareholders, the Audit Committee would not be required to appoint another independent registered public accounting firm, but would give consideration to an unfavorable vote. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Executive Summary

Our Compensation Discussion and Analysis ("CD&A") describes our executive compensation programs for fiscal 2012, and explains how the Compensation Committee made its compensation decisions for our NEOs for the year. The NEOs are:

•
Brian J. Dunn, former CEO. As announced on April 10, 2012, Mr. Dunn resigned from his position as CEO and Director of the Company effective April 9, 2012. Director George L. Mikan III has been named CEO (Interim) while a search for a new CEO is conducted. Additional details regarding compensation terms or contingencies for Mr. Dunn and Mr. Mikan will be disclosed on a Current Report on Form 8-K once they become available;

•	James L. Muehlbauer, Executive Vice President — Finance and Chief Financial Officer ("CFO");

•	Shari L. Ballard, Executive Vice President and President, International;

•	Michael A. Vitelli, Executive Vice President and President, U.S.; and

•	Carol A. Surface, Executive Vice President and Chief Human Resources Officer.

Fiscal 2012 Executive Compensation Highlights
We designed an executive compensation program for fiscal 2012 to attract and retain highly qualified executives and establish a strong relationship between executive pay and our performance based on achievement of the enterprise-wide goals and benchmarks described below.

Our key compensation decisions for fiscal 2012, as explained in further detail below, are:

•	Base Salaries. We made no change to the NEOs' base salaries. They remained at their fiscal 2011 levels.

•	Short-term incentives. We made no change to the short-term incentive target payout percentages. Lower-than-target enterprise performance resulted in lower-than-target payouts for our NEOs.

•
Long-term incentives.  We made no changes to the level of the long-term incentive grants for the NEOs, but we changed the mix of the NEOs' awards from 100% stock options to 75% stock options and 25% time-based restricted stock.

•	Retention awards. We gave restricted stock awards to key leaders within the enterprise, including our NEOs, to ensure continuity of critical leaders in a time of enterprise transformation.

•	Other compensation. The NEOs continue to receive the same employee benefits, perquisites and other rewards generally offered to our U.S.-based officers.

Fiscal 2012 Corporate Governance Highlights
We continually strive to maintain good corporate governance standards, including the oversight of our executive compensation policies and practices.

The following executive compensation policies and practices were in effect during fiscal 2012:

•
Independent Compensation Committee and Committee Consultant. The Compensation Committee is comprised solely of independent directors. The Compensation Committee's independent compensation consultant, Don Delves of the Delves Group, is retained directly by the Compensation Committee and performs no other consulting or other services for us.

•	Shareholder engagement. We routinely engage with shareholders regarding executive compensation issues.

•	Pay for performance. We tie pay to performance. The majority, 75-85%, of executive pay is not guaranteed. We set clear financial goals and differentiate based on individual achievement.

•	No employment agreements or gross-ups. We do not have employment contracts, separate change-in-control agreements or related excise tax gross-ups for our NEOs.

•
Risk mitigation. We mitigate undue risk, including utilizing caps and vesting periods on potential equity payments, clawback provisions, restrictive covenants and multiple performance metrics. The Compensation Committee annually reviews our compensation risk profile to ensure that our compensation-related risks are not reasonably likely to have a material adverse effect on the Company.

•
Stock ownership and trading policies. We have stock ownership guidelines for our executive officers, including the NEOs. As of the end of fiscal 2012, each NEO was in compliance with the guidelines. We have a policy prohibiting all employees, including the NEOs, from engaging in any hedging transactions with respect to equity securities of the Company.

•	NEOs' benefits. Our executive officers, including the NEOs, generally receive the same benefits as other officers. We do not have an executive retirement plan that provides extra benefits to the NEOs.

Consideration of Last Year’s “Say on Pay” Vote
Following our Annual Meeting of Shareholders in June 2011, the Compensation Committee reviewed the results of the shareholder advisory vote on executive compensation for the fiscal 2011 compensation actions and decisions for NEOs. Approximately ninety-seven percent (97%) of the votes cast on the proposal were voted in support of the compensation of our NEOs set forth in the CD&A, the summary compensation table and the related compensation tables and narratives in last year’s proxy statement. The Compensation Committee viewed this vote as supportive of the Company's overall approach to executive compensation, and reinforced our commitment to pay for performance and maintain a philosophy of placing a large portion of our NEOs' total compensation at risk. No changes were made to compensation policies as a result of the vote.

Objectives and Principles

Objectives. We seek to meet the following compensation objectives:

•	Reward employee contributions toward achieving desired financial and non-financial results;

•	Differentiate rewards to individuals, based on their contributions;

•	Encourage and recognize experimentation, entrepreneurship and innovation;

•	Provide employees a wide array of rewards; and

•	Maintain a flexible compensation structure that allows employees to share in our success.

We implement these objectives by employing broad-based programs that are designed to align employee interests with Company goals and create a common vision of success.

Principles of Executive Compensation.    The Compensation Committee uses the following Principles of Executive Compensation as a means to assess our executive compensation program and to provide guidance to management on the Compensation Committee's expectations for our overall executive compensation structure.

Principles of Executive Compensation

Purpose	Alignment	Accountability	Engagement	Optimization
Promotes organizational unity and common purpose by providing incentives to act in accordance with our mission, vision, strategy, objectives, culture and values.	Ensures that all compensation plans are appropriately aligned with shareholders and other employees across geographies, business units and across the chain of command.	Ensures interests are aligned with area and timing of impact. Metrics focused on business outcomes rather than inputs.	Promotes a high level of urgency, motivation and inspiration. Makes the link between pay and performance clear.	Encourages employees to produce highly differentiated positive results. Rewards highly differentiated performance with highly differentiated pay.
Supports our mission and vision Supports our strategy and objectives Reflects our culture and values	Ensure common financial interest with shareholders and other stakeholders Ensure common financial interest across business units, geographies and up, down and across the chain of command. Provide a balance between short- and long-term incentives	Ensure financial interests align with the employee's area of impact (division, geography and function) Ensure the timing of performance periods align with the timing of the employee's impact (short-, medium-, long-term) Articulate well defined metrics, goals, ranges, limits and results	Attract and retain talent Create a sense of urgency Motivate dedication, hard work and results Inspire creativity and innovation Clearly communicate the link between pay and performance	Promote highly differentiated positive results Reward exceptional performance with exceptional pay

Governance

The following table summarizes the roles of each of the key participants in the executive compensation decision-making process.

Key Participant
Compensation Committee
Role in Decision-Making Process
Established our compensation objectives.

Determines, approves and oversees executive compensation, including the design, competitiveness and effectiveness of our compensation programs. Also oversees the development, evaluation and approval of incentive compensation, equity-based pay and other material employee benefit plans for all employees, including the NEOs.

Certain matters that do not materially impact our NEOs have been delegated by the Compensation Committee to members of management in order to ensure timely decision-making, maintain compliance with legal or regulatory obligations or for administrative reasons. For example, such delegations include:

• to our CEO, the authority to appoint officers at the vice president level;
• to our Executive Vice President and Chief Human Resources Officer, the authority to modify officer titles, provided that the modification does not impact the officer's compensation or role; and
• to our Executive Vice President and Chief Human Resources Officer, the authority to amend our benefit plans for limited and immaterial purposes, such as to comply with applicable laws and regulations.

The Compensation Committee's charter is available on our Web site at www.investors.bestbuy.com — select the "Corporate Governance" link.

Compensation Committee's Independent Compensation Consultant
Role in Decision-Making Process
Don Delves of The Delves Group reports directly to the Compensation Committee and participates in its meetings, but provides no other consulting or other services to us.

Reviews the recommendations of management with the Compensation Committee to ensure that the recommendations are aligned with our stated objectives and are reasonable when compared to our peer market for executive and director talent.

Meets with members of management to gain a holistic understanding of the current business environment and Company strategies.

Reviews the results of the risk assessment with the Compensation Committee and identifies key takeaways.

Provides perspective on market practice.

CEO
Role in Decision-Making Process
Attends when management presents compensation recommendations to the Compensation Committee for our other executive officers and provides his perspective. Does not participate in or otherwise influence management's recommendations for himself.

Key Participant
Human Resources ("HR")
Role in Decision-Making Process
As led by Ms. Surface, Executive Vice President and Chief Human Resources Officer, during the first quarter of each fiscal year, HR provides the Compensation Committee with compensation recommendations for our executive officers.

HR's presentation includes a summary of the application of several internal and external factors to each of our executive officers, which we refer to as our "Executive Compensation Framework." HR generally applies and analyzes the internal factors and works with Towers Watson to apply and analyze the external factors.

Our other NEOs do not participate in the development of compensation recommendations or the approval process, although they may provide perspective on recommendations for their direct reports.

HR's Compensation Consultant
Role in Decision-Making Process
Towers Watson assists HR in the development and analysis of external compensation data that management uses to facilitate its executive and director compensation recommendations to the Compensation Committee.

Attends Compensation Committee meetings to address matters directly related to its engagement, including questions regarding external market data and related analyses. It also assists management in reviewing risk relative to compensation.

Reports directly to HR and does not engage with the Compensation Committee, except with regard to the aforementioned matters and at the request and under the direction of HR.

Provides non-executive compensation consulting and other services expressly at the direction of HR and without the direct engagement of the Compensation Committee.

Factors in Decision-Making

Executive Compensation Framework.    For fiscal 2012, each element of compensation and the level of total direct compensation for each of our NEOs was determined by referencing our Executive Compensation Framework. Our Executive Compensation Framework consists of a set of internal factors (personal attributes, existing compensation arrangements and job value) and external factors (peer group observations and market data) that allow for a comprehensive, multi-faceted evaluation of total compensation based on each individual's personal attributes and talents, the internal "value" of their role, and objective external market data. The factors are not required to carry equal weight and not all of the factors are considered in determining the compensation recommendation for each individual. We believe that the diversity of the factors included in our Executive Compensation Framework and our flexibility in their application enhances our ability to develop compensation packages that (i) further our compensation objectives, (ii) further one or more of our strategic initiatives, and (iii) produce the highest return on our compensation investment.

We applied the external factors to each NEO based on a review of publicly available compensation data for our peer group of companies and the Fortune 100 and in some instances, we also consulted survey and S&P 500 data. We used available information and monitored actions taken by our peers to evaluate market trends and to assess the long-term incentive and overall competitiveness of our executive compensation levels. We did not, however, seek to establish any specific element of compensation or total direct compensation that falls within a prescribed range relative to our peer group of companies, the Fortune 100 or the S&P 500. In addition, the Compensation Committee at times uses our peer group of companies to comparatively evaluate:

(1)	The cost of the total direct compensation paid to our NEOs;

(2)	The relationship between our financial performance and the compensation paid to our NEOs; and

(3)	The relative difficulty of our incentive performance targets.

For fiscal 2012, the internal factors (personal attributes, existing compensation arrangements and job value) and external factors (peer group observations and market data) that comprised our Executive Compensation Framework were as follows:

Use of Competitive Data

2012 Peer Group. The criteria we used to determine our peer group of companies in fiscal 2012 was unchanged from the criteria we used in fiscal 2011. Our peer group has remained stable since fiscal 2008, with few exceptions. Through fiscal 2012, we have continued to use the same factors to select our peers: predominantly retail or wholesale companies with more than $5 billion in revenue and significant revenue generated outside of the U.S. Our peer group at the time compensation was determined for our NEOs in fiscal 2012 was comprised of the following companies:

Amazon.com, Inc.	Harley-Davidson, Inc.	The TJX Companies, Inc.
Apple Inc.	Lowe's Companies Inc.	Wal-Mart Stores Inc.
Costco Wholesale Corporation	Nordstrom Inc.	Walgreen Co.
Dell Inc.	Staples, Inc.	Walt Disney Co.
eBay Inc.	Starbucks Corporation	Whole Foods Market, Inc.
FedEx Corporation	Target Corp.	Yahoo! Inc.

Preview of 2013 Peer Group. The Compensation Committee strives to ensure that our peer group is an accurate reflection of our business strategy, represents the labor market for executive talent and includes external perspectives. For fiscal 2013, the Compensation Committee prioritized important internal and external criteria for potential peers, including the following, and determined changes to the peer group were appropriate.

Business strategy: Combination of retailers, e-tailers, digital companies, global companies and iconic brands;
Size: Revenue and/or market capitalization similar to us;
Current peers: Preference, but not obligation, toward consistency;
Labor market consideration: Companies that listed us as a peer; and
External considerations: Shareholder advisory services, for example.

Beginning in fiscal 2013, our peer group will include the following companies:

Amazon.com, Inc.	Limited Brands, Inc.*	Staples, Inc.
Apple Inc.	Lowe's Companies Inc.	Target Corp.
Costco Wholesale Corporation	Macy's, Inc.*	Time Warner Cable Inc.*
Dell Inc.	Microsoft Corporation*	Wal-Mart Stores Inc.
DIRECTV, Inc.*	Nike Inc.*	Walgreen Co.
eBay Inc.	Nordstrom Inc.	Walt Disney Co.
Google Inc.*	Office Depot, Inc.*	Yahoo! Inc.
The Home Depot, Inc.*	Sears Holdings Corporation*
* New to peer group in fiscal 2013.

Elements of Our Compensation and Benefit Programs

Overview.    Our NEOs' compensation in fiscal 2012 included the following elements:

Compensation Component	Key Characteristics	Purpose	Principal Fiscal 2012 Actions
Base Salary	Cash. Reviewed annually and adjusted if and when appropriate.	Provide competitive, fixed compensation to attract and retain exceptional executive talent.	No base salary increases in fiscal 2012.

Short-Term Incentive	Cash. Variable compensation component. Performance-based award opportunity. Payable based on a combination of financial metrics and individual goals (the latter focused on talent development).	Create a strong financial incentive for achieving or exceeding Company and individual goals.	Financial metrics for fiscal 2012 include revenue, gross profit rate and net operating profit. The NEOs received lower-than-target short-term incentive payments, due to lower-than-target performance.

Long-Term Incentive	Time-based stock options and time-based restricted stock.	Create a strong financial incentive for increasing shareholder value and encourage a significant equity stake in the Company.	The NEOs received the same grant levels as the last fiscal year. The mix changed from 100% stock options to 75% options and 25% time-based restricted stock.

Retention Award	Time-based restricted stock.	Recognize and retain key executive talent during enterprise transformation.	The former CEO received 110,000 shares. The other NEOs received between 33,000-70,000 shares each, based on a multiple of base salary.

Health, Retirement and Other Benefits	Eligibility to participate in benefit plans generally available to our employees, including health, retirement, stock purchase, severance, life insurance and disability plans.	Plans are part of our broad-based employee benefits program.	The NEOs continue to participate in generally the same benefits as our other employees.

Executive Benefits and Perquisites	Annual executive physical exam, supplemental long-term disability insurance, four weeks of paid vacation, stock ownership target planning and tax planning/preparation services.	Provide competitive benefits to promote the health, well-being and financial security of our executive officers.	No material changes were made to the NEOs' benefits and perquisites in fiscal 2012.

Fiscal 2012 Pay Mix.    The Compensation Committee does not establish a set pay mix for our executive officers. The target pay mix for fiscal year 2012 for our former CEO and our other NEOs, on average, is shown below. Actual salary levels, short-term incentive awards (identified in the table below as "STI" and discussed in further detail in Short-Term Incentive) and long-term incentive awards (identified in the table below as "LTI" and discussed in further detail in Long-Term Incentive) vary based on factors in the Executive Compensation Framework.

55% LTI
30% STI
15% Salary
CEO
45% LTI
30% STI
25% Salary
Other NEOs on average

Each element in the pay mix is discussed below and shown in the Summary Compensation Table as found in Compensation of Executive Officers.

Base Salary

In April 2011, the Compensation Committee approved the total fiscal 2012 target compensation for each NEO, including approval of their base salaries. Based on the assessment of each officer under our Executive Compensation Framework, none of the NEOs received an increase to base salary in fiscal 2012. Their base salaries remained as follows:

Name	Fiscal 2012 Base Salary	Fiscal 2011 Base Salary	Percent Change
Mr. Dunn	$1,100,000	$1,100,000	0%
Mr. Muehlbauer	$675,000	$675,000	0%
Ms. Ballard	$700,000	$700,000	0%
Mr. Vitelli	$700,000	$700,000	0%
Ms. Surface	$490,000	$490,000	0%

In January 2012, Ms. Ballard's role changed from Executive Vice President, President - Americas to Executive Vice President and President, International and Mr. Vitelli's role changed from Executive Vice President, President - Americas to Executive Vice President and President, U.S. In her new role, Ms. Ballard has responsibility for the Company's businesses in China, Canada and Mexico, as well as overseeing management of the Company's interests in the Best Buy Europe venture. In his new role, Mr. Vitelli assumed full responsibility for the Company's domestic business groups and channels. There were no compensation changes made at the time they assumed these roles because they were deemed competitive and would be reviewed in the first quarter of fiscal 2013.

When determining our NEOs' fiscal 2011 base salaries, the Compensation Committee applied the Executive Compensation Framework to each NEO, considering both internal and external factors as described in Factors in Decision Making. For additional historical context, the key factors considered in setting the fiscal 2011 base salary for each NEO were described in detail in our fiscal 2011 proxy statement which is posted on our Web site at www.investors.bestbuy.com - select the "Financial Performance" link.

Short-Term Incentive

We believe that it is important that a higher percentage of total cash compensation for higher ranking positions be linked to our performance. For fiscal 2012, the NEOs were eligible for performance-based, short-term incentive awards pursuant to our fiscal 2012 Short-Term Incentive Program ("STI"). Fiscal 2012 STI awards were payable in cash and were expressed as a target payout percentage of salary.

Lower-than-target performance resulted in lower-than-target payments for fiscal 2012. The fiscal 2012 STI is comprised of several different plans that have unique performance criteria to align with the varying responsibilities and geographic areas served by the group of employees eligible for each plan. For fiscal 2012, Messrs. Dunn and Muehlbauer and Ms. Surface were eligible for the Enterprise Executive STI Plan and Ms. Ballard and Mr. Vitelli were eligible for the Americas Regional STI Plan.

Fiscal 2012 STI Performance Criteria.    In March 2011, the Compensation Committee approved the performance criteria, in the form of metrics, and in April 2011 the Compensation Committee approved the target performance levels for each metric for each of the fiscal 2012 STI plans. The performance metrics were designed to support our fiscal 2012 business priorities, specifically centering on profitable growth and talent development. The metrics were:

•
Net operating profit ("NOP") – NOP was included as a key metric because it reflects the decisions and actions of a short-term environment while still taking sales, general and administrative expenses into account;

•	Revenue – revenue growth continued to be a key indicator for the retail industry; and

•
Talent Index – this year the Compensation Committee wanted to place greater emphasis on building a robust talent bench and, thus, developed the Talent Index metric with three equally weighted talent management components.

The Americas Regional STI Plan metrics were designed to provide consistency with the Enterprise Executive STI Plan metrics, but focus more directly on the performance of our businesses in the United States, Canada and Mexico. Since Ms. Ballard and Mr. Vitelli's roles, until their role changes in January 2012, specifically involved the management of the businesses in these regions, these metrics were more appropriate for their scope of responsibility, while Messrs. Dunn and Muehlbauer and Ms. Surface's responsibilities have consistently applied to the entire enterprise, regardless of region.

In establishing the target performance levels, the Compensation Committee considered our historical performance and target setting practices, as well as investor and analyst expectations.

The following tables set forth the performance metrics and target performance target levels, as well as our actual fiscal 2012 performance against each metric for the Enterprise Executive STI Plan and Americas Regional STI Plan:

Enterprise Executive STI Plan (Messrs. Dunn and Muehlbauer and Ms. Surface)(1)

Fiscal 2012 Performance Metric	Weight of Metric	Threshold Performance	Target Performance	Maximum Performance	Actual Performance (as adjusted)(2)
Enterprise NOP(3)	50%	</=$2,220	$2,475 - 2,525	>/=$2,725	$2,231
Enterprise Revenue	30%	</=$50,753	$51,953 - 52,353	>/=$53,953	$51,085
Talent Index(4)	20%	0.00	3.00	3.00	3.00(5)

Americas Regional STI Plan (Ms. Ballard and Mr. Vitelli)(1)

Fiscal 2012 Performance Metric	Weight of Metric	Threshold Performance	Target Performance	Maximum Performance	Actual Performance (as adjusted)(2)
Enterprise NOP(3)	25%	</=$2,220	$2,475 - 2,525	>/=$2,725	$2,231
Americas NOP	25%	</=$2,063	$2,318 - 2,368	>/=$2,568	$2,030
Americas Revenue	30%	</=$42,705	$43,905 - 44,305	>/=$45,905	$43,370
Talent Index(4)	20%	0.00	3.00	3.00	3.00(5)

(1)	Dollar amounts in millions.

(2)
The STI Plan design provides for adjustments to our performance metrics from those reported in our consolidated financial statements. Such adjustments include the impact of material events that were not included in target performance goals set at the beginning of the year. In fiscal 2012, we made adjustments for a non-cash goodwill impairment charge in our Best Buy Europe reporting unit, restructuring charges (primarily related to Best Buy branded large-format stores in the U.K.) and costs related to our purchase of Carphone Warehouse Group plc's share of the Best Buy Mobile profit share-based management fee (the “Mobile buy-out”), as previously reported on Form 8-K filed March 29, 2012. In addition, we adjusted our actual results to reflect budgeted foreign exchange rates. The adjustments to Enterprise NOP totaled $1,544 million, including a non-cash goodwill impairment charge of $1,207 million, restructuring charges of $287 million, costs related to the Mobile buy-out of $46 million and foreign exchange rate variance and other adjustments of $4 million. Enterprise Revenue was adjusted by $31 million for variance to budgeted foreign exchange rates. Such adjustments are consistent with STI Plan design and adjustments made to performance results used for STI calculations in prior years. We made other minor adjustments to Americas Revenue and Americas NOP that did not affect the fiscal 2012 payout to our NEOs.

Beginning in the fourth quarter of fiscal 2012, we began reporting the financial results from the closed Best Buy branded large-format stores in the U.K., China and Turkey, as well as certain other recently sold businesses separately as discontinued operations, within Note 3, Discontinued Operations, to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 3, 2012. The actual Enterprise NOP and actual Enterprise Revenue, each as adjusted and discussed above, include the financial results of our total Enterprise operations, which includes both continuing operations and the discontinued operations mentioned above, as was originally intended when the STI performance metric targets were established.

(3)
Performance for this metric must be above the threshold or the other performance metrics will not pay out. Fiscal 2012 performance for this metric was above the threshold due to the adjustments described in footnote (2) above.

(4)
Each of the three components of the Talent Index performance metric are evaluated independently and have a value of 1.00 if the objective of the component has been met or 0.00 if the objective has not been met. Therefore, depending on how many of the objectives each NEO meets, the NEO's Talent Index score will fall in the range of 0.00 - 3.00.

(5)	All of our NEOs met their target performance on their Talent Index metric for fiscal 2012.

Determination of Fiscal 2012 STI Target Payout.    In April 2011, the Compensation Committee approved the target payout percentages for our NEOs under the fiscal 2012 STI, as part of their review of the NEOs' total fiscal 2012 target compensation. The Compensation Committee generally applies a tiered approach in determining the potential target payout percentages for each NEO, establishing a target payout at 100%, 125% or 200% of salary for each individual. The specific target payout percentage for each NEO is determined by applying our Executive Compensation Framework, with particular emphasis placed on the following factors:

•	internal job ranking of each position;

•	each NEO's job responsibilities and expertise;

•	internal pay equity among the NEOs; and

•	external market data factors for equivalent roles.

For fiscal 2012, the NEOs did not receive an increase in their target payout percentages and, therefore, the tiered target payouts of 100%, 125% or 200% of salary remained the same as the NEOs' target payouts for fiscal 2011. For each of the metrics, except for the Talent Index metric, the NEOs could earn zero to two times their weighted target payout percentage for that metric, making the maximum fiscal 2012 STI payout 1.8 times their target payout percentage. However, due to lower-than-expected performance the fiscal 2012 STI payouts were lower than target for each of our NEOs. The fiscal 2012 target payout percentages and the actual fiscal 2012 STI payout for each NEO are set forth in the table below:

	Target Payout Percentage	Target Payout Value, based on Salary(1)	Fiscal 2012 STI Payment		Fiscal 2012 STI Payment, as a Percentage of Salary(1)
Mr. Dunn	200%	$2,000,000	$—	(2)	—%	(2)
Mr. Muehlbauer	125%	$843,750	$438,750		65%
Ms. Ballard	125%	$875,000	$420,000		60%
Mr. Vitelli	125%	$875,000	$420,000		60%
Ms. Surface	100%	$490,000	$254,800		52%

(1)	"Salary" is the aggregate of the NEO's salary as of the 15th of each fiscal month in fiscal 2012, rather than the actual aggregate salary paid in fiscal 2012.

(2)	At the time of publication of this proxy statement, Mr. Dunn's fiscal 2012 STI payment had not been approved by the Compensation Committee.

Long-Term Incentive

Awards of equity-based compensation to our executive officers encourage a strong ownership stake in the Company and align the interest of the NEOs and our shareholders. All equity-based incentive awards for our NEOs and directors must be approved by the Compensation Committee. During fiscal 2012, we made long-term incentive awards to our NEOs and other eligible employees (typically, manager level and above) pursuant to our Long-Term Incentive Program ("LTI") as approved by the Compensation Committee in March 2011. LTI awards are made under our Omnibus Plan.

Determination of Fiscal 2012 LTI Award.  In March 2011, the Compensation Committee approved the same equity grant levels for the NEOs for fiscal 2012 as for the prior year. LTI award amounts are determined based upon the application of our Executive Compensation Framework, with overall compensation mix and external market data for equivalent roles being key factors in the determination of the award made to each NEO.

Form of Fiscal 2012 LTI Award. LTI awards are granted to our NEOs in equal quarterly installments, near the beginning of each fiscal quarter. For the first quarter of fiscal 2012, LTI awards were granted in the form of non-qualified stock options, that have a term of ten years and become exercisable over a four-year period at the rate of 25% per year, beginning one year from the date of grant, subject to being employed on the vesting date. The exercise price for such options was equal to the closing price of our common stock on the grant date, as quoted on the NYSE. Beginning with the fiscal 2012 second quarter grant, our NEOs received non-qualified stock options (under the same terms as the prior grants) for 75% of their quarterly grant and shares of time-based restricted stock that vest in equal installments of 25% each on the four successive anniversaries of the grant that are equivalent in value to the remaining 25% of the quarterly grant. The number of restricted stock shares was determined using a 3:1 (options to shares) ratio.

Under the terms of the Omnibus Plan, we may not grant stock options at a discount to fair market value. Unless otherwise determined by the Compensation Committee, "fair market value" as of a given date is the closing price of our common stock as quoted on the NYSE on such date or, if the shares were not traded on that date, the most recent preceding date when the shares were traded.

The fiscal 2012 LTI awards for each NEO are set forth in the following table:

Name	Total Number of Shares Subject to Fiscal 2012 Award (as expressed in stock options)	Percent Change from Fiscal 2011	Fiscal 2012 First Quarter Grant (100% stock options)	Fiscal 2012 Second - Fourth Quarter Grants (75% stock options / 25% restricted stock)
Mr. Dunn	350,000	0%	87,500	65,625 options / 7,292 stock
Mr. Muehlbauer	120,000	0%	30,000	22,500 options / 2,500 stock
Ms. Ballard	80,000	0%	20,000	15,000 options / 1,667 stock
Mr. Vitelli	80,000	0%	20,000	15,000 options / 1,667 stock
Ms. Surface	66,252	0%	15,563	12,423 options / 1,381 stock
Additional information regarding the LTI awards granted to the NEOs in fiscal 2012 is included in the Grants of Plan-Based Awards table.

Preview of Fiscal 2013 LTI Award. In fiscal 2012, we conducted a comprehensive review of our long-term incentive program. Upon completion of that review, the Compensation Committee approved a redesigned long-term incentive program for the NEOs starting in fiscal 2013, to create a greater link between pay and performance. The redesigned program introduces a structure under which one-third of all officer awards will be contingent on business performance criteria, such as return on invested capital and net earnings. This results in a balanced portfolio of compensation rewards consisting of one-third stock options, one-third time-based restricted shares, and one-third performance shares, as compared to the prior structure of three-quarters stock options and one quarter time-based restricted shares, as shown below.

In addition, all executive grants under the redesigned LTI will vest on a three-year schedule with one-third of the grant vesting on the anniversary of the original grant date for three years. Combined with the introduction of the performance-based component, the LTI redesign also provides for grant level increases approximating the median value of benchmark companies as determined by application of the Executive Compensation Framework.

Retention Awards

In fiscal 2012, the Compensation Committee granted time-based restricted stock awards to key officers, including our NEOs. The awards were intended to retain important leaders needed to help drive key strategies and transform the enterprise. The retentive power of the outstanding equity awards held by these officers was perceived to be low, as the majority of the NEOs' long-term incentive awards were underwater stock options. To maximize the retention value of these restricted stock awards, the awards all have a three-year cliff vesting schedule (that is, no portion of the awards will vest until three years from the grant date). The awards may also vest as a result of certain forms of termination as described in Compensation of Executive Officers – Potential Payments Upon Termination or Change-in-Control.

The size of each award was based on market-practice for retention awards, including an in-depth review of past actions at other S&P 500 companies. The table below summarizes the special retention award received by each NEO:

Name	Number of Time-Based Restricted Shares Awarded
Mr. Dunn	110,000 shares
Mr. Muehlbauer	68,000 shares
Ms. Ballard	70,000 shares
Mr. Vitelli	70,000 shares
Ms. Surface	33,000 shares

Other Compensation

Benefits and Perquisites. Our executive officers, including our NEOs, are generally offered the same employee benefits and perquisites offered to all U.S.-based officers, as summarized in the following table:

Benefit or Perquisite	All Full-Time U.S.-Based Employees	Executive Officers
Accidental Death & Dismemberment	•	•
Business Travel and Accident	•	•
— Executive Business Travel & Accident		•
Deferred Compensation Plan(1)	•	•
Employee Discount	•	•
Employee Stock Purchase Plan	•	•
Health Insurance	•	•
— Executive Physical Exam		•
Life Insurance	•	•
Long-Term Disability	•	•
— Executive Long-Term Disability		•
Retirement Savings Plan	•	•
Severance Plan	•	•
Short-Term Disability	•	•
Stock Ownership Target Planning		•
Tax Planning and Preparation		•

(1)	Only highly compensated employees and directors are eligible to participate in the Deferred Compensation Plan, as described below.

We provide the executive benefits and perquisites noted above to compete for executive talent and to promote the health, well-being and financial security of our NEOs. A description of executive benefits and perquisites, and the costs associated with providing them for the NEOs, are reflected in the "All Other Compensation" column of the Summary Compensation Table as found in Compensation of Executive Officers.

Deferred Compensation Plan.    We sponsor the Best Buy Co., Inc. Fifth Amended and Restated Deferred Compensation Plan, as amended ("Deferred Compensation Plan") that is unfunded and unsecured. We believe the plan provides a tax-deferred retirement savings vehicle that plays an important role in attracting and retaining executive talent. Additional information about the Deferred Compensation Plan is included in Compensation of Executive Officers – Non-Qualified Deferred Compensation.

Employee Stock Purchase Plan.    Our 2008 Employee Stock Purchase Plan, as amended ("ESPP") allows employees, including our NEOs, to purchase our common stock at a discount. The stock purchase price is 85% of the fair market value of the common stock, as measured by the closing price quoted on the NYSE at the beginning or at the end of a semi-annual purchase period, whichever is lower. There is a maximum purchase value per participant of $25,000 per calendar year for all plan participants. Beginning with purchases in September 2011, shares acquired through the ESPP are subject to a 12-month holding period except in limited circumstances (such as death or disability).

Retirement Savings Plan.    Our Retirement Savings Plan is intended to meet the requirements of Section 401(k) of the Internal Revenue Code of 1986 (the "Code"). All of our NEOs are eligible to participate in the plan. The plan provides a safe harbor that allows U.S.-based employees to contribute pre-tax income and immediately vest in Company matching contributions. The plan is expected to provide an improved opportunity for such employees to achieve retirement income security. However, the plan is not expected to provide sufficient income replacement relative to our NEOs' anticipated retirement needs. The potential retirement income gap for our NEOs may be filled by other reward elements, including long-term incentives, or by the deferral of a portion of base salary or short-term incentive awards under the Deferred Compensation Plan. Under the Retirement Savings Plan, we match employee contributions, including those made by our NEOs, at rates approved by the Compensation Committee. Continuing in fiscal 2012, we matched 100% of the first 3% and 50% of the next 2% of eligible pre-tax earnings (up to Internal Revenue Service limits) contributed by plan participants.

Although we intend to continue the Retirement Savings Plan, as well as to make matching contributions, the Compensation Committee may terminate the plan or discontinue the matching contributions at its sole discretion. If the Retirement Savings Plan were to be terminated, all Company-matching funds would immediately vest. JPMorgan Chase Bank has served as the trustee for the Retirement Savings Plan since April 2004. We do not sponsor any other retirement plans in which our NEOs participate.

Severance Plan.    We have a severance plan that complies with the applicable provisions of the Employee Retirement Income Security Act (ERISA). Although there are differences in benefits depending on the employee's job level, the basic elements of the plan are comparable for all eligible employees. The plan generally covers all full-time and part-time U.S. employees of Best Buy Co., Inc. and Best Buy Stores, and their respective direct and indirect U.S.-domiciled subsidiaries, including the NEOs, except for those subject to a separate severance agreement or specifically excluded.

The plan covers involuntary terminations due to job elimination and discontinuation, office closing, reduction in force, business restructuring and other circumstances as we determine. Eligible terminated employees receive a severance payment ranging from six months to two years of base salary, with basic employee benefits such as medical, dental and life insurance continued for an equivalent period. The NEOs, and other enterprise executive vice presidents, are eligible for two years of salary and a payment of 150% of the cost of 24 months of basic employee benefits such as medical, dental and life insurance.

Special Long-Term Incentive Awards.    Special long-term incentive awards may be granted at any time, as deemed necessary for new hires, promotions, and recognition or retention purposes. We do not coordinate or time the release of material information around our grant dates in order to affect the value of the compensation, nor do our NEOs play a role in the selection of grant dates.

Stock Ownership, Tax and Other Policies

Executive Stock Ownership Guidelines.    The Compensation Committee has established stock ownership guidelines to promote the alignment of officer and shareholder interests and to encourage behaviors that have a positive influence on stock price appreciation and total shareholder return. The guidelines apply to all officers, including the NEOs, and are part of an effort to encourage stock ownership by our officers and to instill a pay-for-performance culture. Under the guidelines, we expect our officers, including the NEOs, to acquire ownership of a fixed number of shares, based on their position. The stock ownership expectation generally remains effective for as long as the officer holds the position. The guidelines provide for stock ownership levels for our NEOs as follows:

Name	Ownership Target(1)

Mr. Dunn	140,000 shares
Mr. Muehlbauer	55,000 shares
Ms. Ballard	55,000 shares
Mr. Vitelli	55,000 shares
Ms. Surface	35,000 shares

(1)	Ownership targets will be adjusted for stock splits, stock dividends or similar events.

In addition to shares personally owned by each officer, the following forms of stock ownership count toward the ownership target:

•	Equivalent shares owned in the Best Buy Stock Fund within our Retirement Savings Plan;

•	50% of non-vested shares subject to performance conditions granted under our LTI program;

•	50% of non-vested shares subject to time-based conditions granted under our LTI program; and

•	50% of the intrinsic value of vested stock options granted under our LTI program.

We expect that until the ownership target is met, officers will retain: (i) 50% of the net proceeds received from the exercise of a stock option in the form of Best Buy common stock; and (ii) 50% of shares net of taxes issued in connection with the lapse of restrictions on restricted stock or performance share awards. The ownership target does not need to be met within a certain time frame and our officers are considered in compliance with the guidelines as long as progress towards the ownership target is being made consistent with the expectations noted above. In fiscal 2012, all NEOs were in compliance with the ownership guidelines.

Tax Deductibility of Compensation.    Section 162(m) of the Code limits the deductibility of compensation in excess of $1 million paid to the chief executive officer and each of our four most highly compensated executive officers (other than the chief executive officer and chief financial officer), unless the compensation qualifies as "performance-based compensation." Among other things, in order to be deemed performance-based compensation, the compensation must be based on the achievement of pre-established, objective performance criteria and must be pursuant to a plan that has been approved by our shareholders. It is intended that all performance-based compensation paid in fiscal 2012 to our NEOs under the plans and programs described above will qualify for deductibility, either because the compensation is below the threshold for non-deductibility provided in Section 162(m), or because the payment of amounts in excess of $1 million qualify as performance-based compensation under the provisions of Section 162(m).

We believe that it is important to continue to be able to take available Company tax deductions with respect to the compensation paid to our NEOs. We do not, however, make compensation decisions based solely on the availability of a deduction under Section 162(m).

Clawback and Restrictive Covenant Provisions.    Our senior management performance awards have typically included clawback provisions, particularly where it has been difficult to match the period of an employee's influence on business results. We may exercise our rights under such provisions if other strategies to mitigate unjust rewards are difficult to achieve. In September 2010, we adopted a new Clawback Policy to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act, with final policy language to be determined after the SEC adopts related rules. The Clawback Policy also expanded our prior policy to cover all executive officer incentive award agreements. In addition to the clawback provisions, we include confidentiality, non-compete, non-solicitation and in select situations, non-disparagement provisions.

Re-pricing of Stock Options.    Under the terms of our Omnibus Plan, a stock option may not, without the approval of our shareholders, be: (i) amended to reduce its initial exercise price, except in the case of a stock split or similar event; or (ii) canceled and replaced by a stock option having a lower exercise price.

Accounting Treatment.    We account for equity-based awards based on their grant date fair value. Compensation expense for these awards is recognized over the requisite service period of the award (or to an employee's eligible retirement date, if earlier). However, if an award is subject to a performance condition, the recognized expense will vary based on our estimate of the number of shares that will ultimately vest.

Transactions in Company Securities.    All employees and non-employee directors are prohibited from purchasing or selling options of our common stock and from short selling our securities. Pursuant to our Securities Trading Policy, trading in put or call options, straddles, equity swaps, or other derivative securities related to our common stock are also prohibited.

Compensation and Human Resources Committee Report on Executive Compensation

The Compensation Committee has reviewed and discussed the "Compensation Discussion and Analysis," above, with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the "Compensation Discussion and Analysis" be included in our Annual Report on Form 10-K for the fiscal year ended March 3, 2012, and in this proxy statement.

COMPENSATION AND HUMAN RESOURCES COMMITTEE

Ronald James (Chair)
Kathy J. Higgins Victor
Hatim A. Tyabji

Compensation of Executive Officers

Summary Compensation Table

The table below summarizes the total compensation earned by each of our NEOs during fiscal 2012, fiscal 2011 and fiscal 2010, as applicable.

Name and Title	Fiscal Year	Salary(1)		Bonus(2)	Stock Awards(3)	Option Awards(3)	Non-Equity Incentive Plan Compensation(4)		All Other Compensation(5)	Total
Brian J. Dunn(6) Former Chief Executive Officer	2012	$1,121,154	(7)	$—	$3,632,679	$2,265,594	$—	(8)	$55,532	$7,074,959
	2011	1,061,540		—	—	3,206,125	746,667		15,168	5,029,500
	2010	961,541		—	—	6,220,000	2,996,009		54,510	10,232,060
James L. Muehlbauer Executive Vice President - Finance and Chief Financial Officer	2012	$687,981	(7)	$—	$2,094,390	$776,775	$438,750		$13,935	$4,011,831
	2011	662,308		—	—	1,172,700	290,500		16,801	2,142,309
	2010	622,616		—	—	1,012,000	1,311,450		12,145	2,958,211
Shari L. Ballard Executive Vice President and President, International	2012	$713,462	(7)	$—	$2,087,692	$517,850	$420,000		$56,961	$3,795,965
	2011	680,770		—	—	864,835	298,958		14,928	1,859,491
	2010	650,001		—	—	838,075	1,365,002		67,090	2,920,168
Michael A. Vitelli Executive Vice President and President, U.S.	2012	$713,462	(7)	$—	$2,087,692	$517,850	$420,000		$19,814	$3,758,818
	2011	661,540		—	—	864,835	291,667		18,110	1,836,152
	2010	553,445		—	—	838,075	987,228		41,153	2,419,901
Carol A. Surface(9) Executive Vice President and Chief Human Resources Officer	2012	$505,077	(7)	$—	$1,029,035	$428,875	$254,800		$11,855	$2,229,642
	2011	457,308		600,000	1,196,000	789,393	166,833		65,172	3,274,706

(1)
These amounts are before any deferrals under the Deferred Compensation Plan. We do not provide guaranteed, above-market or preferential earnings on compensation deferred under the Deferred Compensation Plan. The investment options available for notional investment of deferred compensation are similar to those available under the Retirement Savings Plan and can be found, along with additional information about deferred amounts, in Non-Qualified Deferred Compensation.

(2)
Our NEOs were not entitled to receive any payments that would be categorized as a "Bonus" payment for fiscal 2012, fiscal 2011 and fiscal 2010, except for Ms. Surface who received a signing bonus when she joined us in March 2010 (fiscal 2011).

(3)
These amounts reflect the aggregate grant date fair value for stock-based incentive awards granted under our LTI for fiscal 2012, fiscal 2011 and fiscal 2010. The amounts reported have not been adjusted to eliminate service-based forfeiture assumptions. The other assumptions used in calculating these amounts are set forth in Note 10, Shareholders' Equity, to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 3, 2012.

(4)
These amounts reflect STI payments made for fiscal 2012, fiscal 2011 and fiscal 2010. The respective short-term incentive plans are described in Compensation Discussion and Analysis – Elements of Our Compensation and Benefit Programs – Short-Term Incentive.

(5)	For fiscal 2012, these amounts include All Other Compensation as described in the following table:

Name	Retirement Plan Contribution(a)	Life and Long-Term Disability Insurance Premiums(b)	Tax Services Reimbursements	Executive Physical	Other		Total
Brian J. Dunn	$12,708	$3,113	$1,923	$—	$37,788	(c)	$55,532
James L. Muehlbauer	10,838	3,097	—	—			13,935
Shari L. Ballard	11,543	2,183	—	2,850	40,385	(d)	56,961
Michael A. Vitelli	11,684	5,430	1,923	—	777	(e)	19,814
Carol A. Surface	10,554	1,301	—	—			11,855

(a)	These amounts reflect our matching contributions to the NEO's Retirement Savings Plan account.

(b)
These amounts reflect the portions of premiums paid by us for: (i) life insurance coverage exceeding $50,000, and (ii) supplemental executive long-term disability insurance (which for all NEOs was $440).

(c)
The amount reflects a lump-sum payout of accrued vacation time ($37,760) made pursuant to a vacation cashout program available in January 2012 in which all employees were given a one-time opportunity to sell their vacation time back to us at a rate of 50% of their hourly rate (the "Vacation Cashout"). Also reflected in the amount are tax gross-up payments related to tax services reimbursements ($28).

(d)	The amount reflects a lump-sum payout of accrued time ($40,385) under the Vacation Cashout.

(e)	The amount reflects tax gross-up payments related to tax services reimbursements ($28) and reimbursement of personal expenses in conjunction with business travel ($749).

(6)	Mr. Dunn resigned from the Company on April 9, 2012.

(7)
Fiscal 2012 was a 53-week fiscal year. Therefore, despite base salaries remaining flat in fiscal 2012, these amounts differ from the base salary figures discussed in Compensation Discussion and Analysis – Elements of Our Compensation and Benefit Programs – Base Salary due to the inclusion of the additional week of pay.

(8)
At the time of publication of this proxy statement, Mr. Dunn's fiscal 2012 STI payment had not been approved by the Compensation Committee, pending the results of an ongoing independent investigation by the Audit Committee of the Board into Mr. Dunn's personal conduct. The results of that investigation will be made publicly available and the final terms of Mr. Dunn's separation will be disclosed on a Current Report on Form 8-K when completed.

(9)	Ms. Surface joined the Company during fiscal 2011.

Grants of Plan-Based Awards

The table below summarizes the LTI and special award grants made to each of our NEOs during fiscal 2012:

						All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($ / Sh)

			Estimated Future Payouts Under								Grant Date Fair Value ($)(3)
			Non-Equity Incentive Plan Awards(1)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)			(2)		(2)
Brian J.	—		$—	$2,200,000	$3,960,000	—	—		—		—
Dunn	4/6/2011	(4)	—	—	—	110,000	—		—		3,083,300
	4/6/2011		—	—	—	—	87,500		$29.75		764,750
	6/20/2011	(5)	—	—	—	7,292	—		—		219,416
	6/20/2011		—	—	—	—	65,625		31.54		594,563
	9/21/2011	(5)	—	—	—	7,292	—		—		164,580
	9/21/2011		—	—	—	—	65,625		24.12		475,125
	2/1/2012	(5)	—	—	—	7,292	—		—		165,383
	2/1/2012		—	—	—	—	65,625		24.18		431,156
James L.	—		—	843,750	1,518,750	—	—		—		—
Muehlbauer	4/6/2011	(4)	—	—	—	68,000	—		—		1,906,040
	4/6/2011		—	—	—	—	30,000		29.75		262,200
	6/20/2011	(5)	—	—	—	2,500	—		—		75,225
	6/20/2011		—	—	—	—	22,500		31.54		203,850
	9/21/2011	(5)	—	—	—	2,500	—		—		56,425
	9/21/2011		—	—	—	—	22,500		24.12		162,900
	2/1/2012	(5)	—	—	—	2,500	—		—		56,700
	2/1/2012		—	—	—	—	22,500		24.18		147,825
Shari L.	—		—	875,000	1,575,000	—	—		—		—
Ballard	4/6/2011	(4)	—	—	—	70,000	—		—		1,962,100
	4/6/2011		—	—	—	—	20,000		29.75		174,800
	6/20/2011	(5)	—	—	—	1,667	—		—		50,160
	6/20/2011		—	—	—	—	15,000		31.54		135,900
	9/21/2011	(5)	—	—	—	1,667	—		—		37,624
	9/21/2011		—	—	—	—	15,000		24.12		108,600
	2/1/2012	(5)	—	—	—	1,667	—		—		37,808
	2/1/2012		—	—	—	—	15,000		24.18		98,550
Michael A.	0		—	875,000	1,575,000	—	—		—		—
Vitelli	4/6/2011	(4)	—	—	—	70,000	—		—		1,962,100
	4/6/2011		—	—	—	—	20,000		29.75		174,800
	6/20/2011	(5)	—	—	—	1,667	—		—		50,160
	6/20/2011		—	—	—	—	15,000		31.54		135,900
	9/21/2011	(5)	—	—	—	1,667	—		—		37,624
	9/21/2011		—	—	—	—	15,000		24.12		108,600
	2/1/2012	(5)	—	—	—	1,667	—		—		37,808
	2/1/2012		—	—	—	—	15,000		24.18		98,550

						All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($ / Sh)

			Estimated Future Payouts Under								Grant Date Fair Value ($)(3)
			Non-Equity Incentive Plan Awards(1)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)			(2)		(2)
Carol A.	—		—	490,000	882,000	—	—		—		—
Surface	4/6/2011	(4)	—	—	—	33,000	—		—		924,990
	4/6/2011		—	—	—	—	16,563		29.75		144,761
	6/20/2011	(5)	—	—	—	1,381	—		—		41,554
	6/20/2011		—	—	—	—	12,423		31.54		112,552
	9/21/2011	(5)	—	—	—	1,381	—		—		31,169
	9/21/2011		—	—	—	—	12,423		24.12		89,943
	2/1/2012	(5)	—	—	—	1,381	—		—		31,321
	2/1/2012		—	—	—	—	12,423		24.18		81,619

(1)
These amounts reflect the potential threshold, target and maximum payout for each NEO under our fiscal 2012 STI, which is described in greater detail in Compensation Discussion and Analysis – Elements of Our Compensation and Benefit Programs – Short-Term Incentive. The actual payout awarded to each NEO for fiscal 2012 is provided in Compensation Discussion and Analysis – Elements of Our Compensation and Benefit Programs – Short-Term Incentive and the Summary Compensation Table.

(2)
These amounts reflect non-qualified stock options that have a term of ten years and become exercisable over a four-year period at the rate of 25% per year, beginning one year from the grant date provided the NEO has been continually employed with us through those dates. The option exercise price is equal to the closing price of our common stock on the grant date, as quoted on the NYSE. The stock option awards are described in greater detail in Compensation Discussion and Analysis – Elements of Our Compensation and Benefit Programs – Long-Term Incentive.

(3)
These amounts reflect the aggregate grant date fair value. The amounts reported have not been adjusted to eliminate service-based forfeiture assumptions. The other assumptions used in calculating these amounts are set forth in Note 10, Shareholders' Equity, to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 3, 2012.

(4)
The amount reflects a time-based restricted stock award which will vest in full three-years from the grant date (April 6, 2014) provided the NEO has been continually employed with us through that date. The award is discussed in greater detail in Compensation Discussion and Analysis – Elements of Our Compensation and Benefit Programs – Retention Awards.

(5)
The amount reflects a time-based restricted stock award which will vest in equal installments over a four-year period at the rate of 25% per year, beginning one year from the grant date provided the NEO has been continually employed with us through those dates. The award is described in greater detail in Compensation Discussion and Analysis – Elements of Our Compensation and Benefit Programs – Long-Term Incentive.

Outstanding Equity Awards at Fiscal Year-End

The following table provides a summary of the NEOs equity-based awards outstanding as of the end of fiscal 2012:

		Option Awards(1)				Stock Awards
Name	Grant Date(2)	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Brian J. Dunn(4)	2/1/2012		65,625	$24.18	1/31/2022	7,292(5)	$177,269
	9/21/2011		65,625	24.12	9/20/2021	7,292(5)	177,269
	6/20/2011		65,625	31.54	6/19/2021	7,292(5)	177,269
	4/6/2011		87,500	29.75	4/5/2021	110,000(6)	2,674,100
	1/12/2011	21,875	65,625	35.67	1/11/2021
	9/20/2010	21,875	65,625	38.32	9/19/2020
	6/23/2010	12,500	37,500	36.63	6/22/2020
	4/7/2010	12,500	37,500	44.20	4/6/2020
	6/23/2009	100,000	100,000	32.98	6/22/2019
	6/23/2009	150,000	150,000	32.98	6/22/2019
	10/31/2008	103,500	34,500	26.88	10/30/2018
	10/18/2007	138,000		47.84	10/17/2017
	10/23/2006	138,000		55.46	10/22/2016
	11/8/2005	80,000		46.80	11/7/2015
	10/11/2004	47,250		36.73	10/10/2014

		Option Awards(1)				Stock Awards
Name	Grant Date(2)	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Brian J. Dunn (continued)(4)	11/3/2003	51,750		39.59	11/2/2013
	1/16/2003	30,000		19.11	1/15/2013
	4/11/2002	65,588		34.18	4/10/2012
James L. Muehlbauer	2/1/2012		22,500	$24.18	1/31/2022	2,500(5)	$60,775
	9/21/2011		22,500	24.12	9/20/2021	2,500(5)	60,775
	6/20/2011		22,500	31.54	6/19/2021	2,500(5)	60,775
	4/6/2011		30,000	29.75	4/5/2021	68,000(6)	1,653,080
	1/12/2011	7,500	22,500	35.67	1/11/2021
	9/20/2010	7,500	22,500	38.32	9/19/2020
	6/23/2010	5,000	15,000	36.63	6/22/2020
	4/7/2010	5,000	15,000	44.20	4/6/2020
	1/13/2010	10,000	10,000	39.73	1/12/2020
	9/17/2009	10,000	10,000	37.59	9/16/2019
	6/23/2009	20,000	20,000	32.98	6/22/2019
	10/31/2008	60,000	20,000	26.88	10/30/2018
	10/18/2007	40,970		47.84	10/17/2017
	10/23/2006	10,380		55.46	10/22/2016
	11/8/2005	30,053		46.80	11/7/2015
	10/11/2004	28,500		36.73	10/10/2014
	11/3/2003	25,500		39.59	11/2/2013
	1/16/2003	7,500		19.11	1/15/2013
	4/11/2002	16,875		34.18	4/10/2012
	3/4/2002	4,220		31.04	3/3/2012
Shari L. Ballard	2/1/2012		15,000	$24.18	1/31/2022	1,667(5)	$40,525
	9/21/2011		15,000	24.12	9/20/2021	1,667(5)	40,525
	6/20/2011		15,000	31.54	6/19/2021	1,667(5)	40,525
	4/6/2011		20,000	29.75	4/5/2021	70,000(6)	1,701,700
	1/12/2011	5,000	15,000	35.67	1/11/2021
	9/20/2010	5,000	15,000	38.32	9/19/2020
	6/23/2010	4,140	12,423	36.63	6/22/2020
	4/7/2010	4,140	12,423	44.20	4/6/2020
	1/13/2010	8,281	8,282	39.73	1/12/2020
	9/17/2009	8,281	8,282	37.59	9/16/2019
	6/23/2009	16,562	16,563	32.98	6/22/2019
	10/31/2008	49,687	16,563	26.88	10/30/2018
	10/18/2007	66,200		47.84	10/17/2017
	10/23/2006	66,200		55.46	10/22/2016
	11/8/2005	30,005		46.80	11/7/2015
	10/11/2004	19,350		36.73	10/10/2014
	11/3/2003	32,325		39.59	11/2/2013

		Option Awards(1)				Stock Awards
Name	Grant Date(2)	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Michael A. Vitelli	2/1/2012		15,000	$24.18	1/31/2022	1,667(5)	$40,525
	9/21/2011		15,000	24.12	9/20/2021	1,667(5)	40,525
	6/20/2011		15,000	31.54	6/19/2021	1,667(5)	40,525
	4/6/2011		20,000	29.75	4/5/2021	70,000(6)	1,701,700
	1/12/2011	5,000	15,000	35.67	1/11/2021
	9/20/2010	5,000	15,000	38.32	9/19/2020
	6/23/2010	4,140	12,423	36.63	6/22/2020
	4/7/2010	4,140	12,423	44.20	4/6/2020
	1/13/2010	8,281	8,282	39.73	1/12/2020
	9/17/2009	8,281	8,282	37.59	9/16/2019
	6/23/2009	16,562	16,563	32.98	6/22/2019
	10/31/2008	30,000	10,000	26.88	10/30/2018
	10/18/2007	10,485		47.84	10/17/2017
	10/23/2006	23,465		55.46	10/22/2016
	11/8/2005	15,027		46.80	11/7/2015
	10/11/2004	3,000		36.73	10/10/2014
	2/9/2004	19,125		35.73	2/8/2014
Carol A. Surface	2/1/2012		12,423	$24.18	1/31/2022	1,381(5)	$33,572
	9/21/2011		12,423	24.12	9/20/2021	1,381(5)	33,572
	6/20/2011		12,423	31.54	6/19/2021	1,381(5)	33,572
	4/6/2011		16,563	29.75	4/5/2021	33,000(6)	802,230
	1/12/2011	4,140	12,423	35.67	1/11/2021
	9/20/2010	4,140	12,423	38.32	9/19/2020
	6/23/2010	4,140	12,423	36.63	6/22/2020
	4/7/2010	4,140	12,423	44.20	4/6/2020
	3/1/2010					8,125(7)	197,519

(1)
All stock option awards reported become exercisable over a four-year period at the rate of 25% per year, beginning one year from the grant date provided the NEO has been continually employed with us through those dates.

(2)	For a better understanding of the equity-based awards included in this table, we have provided the grant date of each award.

(3)
These amounts were determined based on the closing price of Best Buy common stock on March 2, 2012, the last trading day in fiscal 2012. The closing price quoted on the NYSE on March 2, 2012, was $24.31.

(4)
Mr. Dunn resigned from the Company on April 9, 2012. At the time of publication of this proxy statement, the Compensation Committee was still reviewing Mr. Dunn's compensation, including the vesting of his outstanding awards, pending the results of an ongoing independent investigation by the Audit Committee of the Board into Mr. Dunn's personal conduct. The results of that investigation will be made publicly available and the final terms of Mr. Dunn's separation will be disclosed on a Current Report on Form 8-K when completed.

(5)
The amount reflects a time-based restricted stock award which will vest in equal installments over a four-year period at the rate of 25% per year, beginning one year from the grant date provided the NEO has been continually employed with us through those dates. The award is described in greater detail in Compensation Discussion and Analysis – Elements of Our Compensation and Benefit Programs – Long-Term Incentive.

(6)
The amount reflects a time-based restricted stock award which will vest in full three-years from the grant date (April 6, 2014) provided the NEO has been continually employed with us through that date. The award is discussed in greater detail in Compensation Discussion and Analysis – Elements of Our Compensation and Benefit Programs – Retention Awards.

(7)
The amount reflects a time-based restricted stock award which vested 25% on the grant date, an additional 25% on both March 1, 2011 and March 1, 2012 and is scheduled to vest the remaining 25% on the next anniversary of the grant date, provided Ms. Surface has been continually employed with us through that date.

Options Exercised and Stock Vested

The table below provides a summary of the value realized in connection with stock option awards exercised and stock awards vested for our NEOs during fiscal 2012:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Brian J. Dunn	48,938(3)	$263,758	0(4)	$—
James L. Muehlbauer	—	—	5,000(5)	146,100
Shari L. Ballard	—	—	0(4)	—
Michael A. Vitelli	—	—	0(4)	—
Carol A. Surface	—	—	16,250(6)	464,425

(1)	Value based on market value of Best Buy common stock at the time of exercise, minus the exercise cost.

(2)	Value based on the closing market price of Best Buy common stock on the vesting date.

(3)
On April 21, 2011, Mr. Dunn exercised options to purchase: (a) 38,048 shares at an exercise price of $24.71 and a market price of $30.04 and (b) 10,890 shares at a exercise price of $24.71 and a market price of $30.31.

(4)	The amount reflects a performance-based restricted stock award granted on August 5, 2008 that resulted in no shares being awarded due to lower than threshold performance.

(5)
The amount reflects a time-based restricted stock award and a performance-based restricted stock award. The time-based award was granted on April 18, 2008, vested 25% on the grant date and vested an additional 25% on both April 18, 2009 and April 18, 2010. The remaining 5,000 shares vested on April 18, 2011. The performance-based award was granted on August 5, 2008, and resulted in no shares being awarded due to lower than threshold performance.

(6)
The amount reflects a time-based award that was granted on March 1, 2010, vested 25% on the grant date and vested an additional 25% on both March 1, 2011 (8,125 shares) and March 1, 2012 (8,125 shares), and is scheduled to vest the remaining 25% on the next anniversary of the grant date.

Non-Qualified Deferred Compensation

The following table shows the account balances at March 3, 2012, and the contributions and earnings during fiscal 2012, for our NEOs under the Deferred Compensation Plan. The Deferred Compensation Plan allows highly compensated employees, including the NEOs, to defer:

•	Up to 75% of base salary; and

•	Up to 100% of a cash bonus (earned and paid in the same year) and short-term incentive compensation (earned and paid in different years), as applicable.

Name	Executive Contributions in Fiscal 2012(1)	Registrant Contributions in Fiscal 2012	Aggregate Earnings (Losses) in Fiscal 2012	Aggregate Withdrawals/ Distributions	Aggregate Balance at March 3, 2012
Brian J. Dunn	$—	$—	$—	$—	$—
James L. Muehlbauer	—	—	33,373	(97,839)	784,957	(2)
Shari L. Ballard	74,559	—	28,473	—	1,248,610	(3)
Michael A. Vitelli	—	—	—	—	—
Carol A. Surface	—	—	—	—	—

(1)	These amounts were also reported as either "Salary" or "Non-Equity Incentive Plan Compensation" in the Summary Compensation Table.

(2)	This entire amount has previously been reported as either "Salary" or "Non-Equity Incentive Plan Compensation" in the Summary Compensation Table.

(3)	This amount includes $973,680 which has previously been reported as either "Salary" or "Non-Equity Incentive Plan Compensation" in the Summary Compensation Table.

Investments.    Amounts deferred under and contributed to the Deferred Compensation Plan are credited or charged with the performance of investment options selected by the participants. The investment options are notional and do not represent actual investments, but rather serve as a measurement of performance. The options available under the Deferred Compensation Plan and their rates of return for the calendar year ended December 31, 2011, were as follows:

Investment	Rate of Return(1)
NVIT Money Market	—%
PIMCO VIT Total Return	3.60%
PIMCO VIT High-Yield Bond	3.34%
Fidelity VIP II Asset Manager	(2.69)%
Vanguard VIF Diversified Value	3.92%
Vanguard VIF Equity Index	1.93%
MFS VIT Growth Series	(0.56)%
Franklin VIPT Small Cap Value Securities	(3.76)%
Wells Fargo Advantage VT Small Cap Growth	(4.60)%
Vanguard VIF International	(13.54)%

(1)	Rate of return is net of investment management fees, fund expenses or administrative charges, as applicable.

Distributions.    Participants who elect to defer compensation under the Deferred Compensation Plan also select when the deferred amounts will be distributed to them. Distributions may be made in a specific year, or at a specified time that begins at or after the participant's retirement. Distributions are paid in a lump sum or in quarterly installments, depending on the participant's election at the time of deferral. However, if a participant's employment ends prior to retirement, a distribution is made promptly in a lump sum or in quarterly installments, depending on their initial election and account balance.

Employer-Matching Contributions and Vesting.    Prior to 2004, the Deferred Compensation Plan provided for employer-matching contributions. Since January 1, 2004, we do not provide employer-matching contributions for amounts deferred under the plan. Participants are fully vested in their contributions and employer contributions.

Potential Payments Upon Termination or Change-in-Control

We do not have employment or change-in-control agreements or arrangements with our NEOs. We do have a severance plan that covers our NEOs and includes involuntary terminations due to job elimination and discontinuation, office closing, reduction in force, business restructuring and other circumstances as we determine at our discretion. Certain equity-based awards also have accelerated vesting upon termination, depending on the award and the type of termination, including termination following a change-in-control and qualified retirement (defined as retirement by an employee, including our NEOs, on or after their 60th birthday, so long as they have been employed continuously for at least the five-year period immediately preceding their retirement date). Payments under our severance plan and accelerated vestings pursuant to qualified retirement and other types of terminations are described in greater detail below.

Cash Payments. Upon involuntary termination due to job elimination and discontinuation, office closing, reduction in force, business restructuring and other circumstances as we determine at our discretion, our NEOs are eligible for two years of salary and a payment of 150% of the cost of 24 months of basic employee benefits such as medical, dental and life insurance, pursuant to our severance plan. For more details on the severance plan, see Compensation Discussion and Analysis – Elements of Our Compensation and Benefit Programs – Other Compensation – Severance Plan.

Non-qualified stock options. The following table illustrates the treatment of stock options under various termination scenarios:

Termination Event	Vested Stock Options	Unvested Stock Options
Involuntary Termination, not for Cause	Exercisable for a 60-day period following the termination date.	Immediately and irrevocably forfeited.

Involuntary Termination, for Cause	Not exercisable.	Immediately and irrevocably forfeited.

Voluntary Termination	Exercisable for a 60-day period following the termination date.	Immediately and irrevocably forfeited.

Involuntary Termination, not for Cause or Voluntary Termination for Good Reason within 12 months following a Change-in-Control	Exercisable until their natural dates of expiration.	Vest 100% and are generally exercisable until their natural dates of expiration.

Death or Disability	Generally exercisable for a one-year period.	Vest 100% and are generally exercisable for a one-year period.

Qualified Retirement	Generally exercisable for a one- to three-year period depending on the terms and conditions of the respective award agreement.	Vest 100% and are generally exercisable for a one- to three-year period depending on the terms and conditions of the respective award agreement.

Time-based restricted stock awards. Upon (i) death, (ii) disability or (iii) involuntary termination not for cause or termination for good reason within 12 months following a change-in-control, all stock awards with time-based vesting criteria immediately vest 100%. Upon qualified retirement, only the time-based restricted stock awards granted under our long-term incentive program immediately vest 100%. Upon involuntary termination not for cause:

•	unvested time-based restricted stock awards granted under our long-term incentive program are irrevocably forfeited;

•
the time-based restricted stock awards granted to our NEOs on April 6, 2011 (as described in greater detail in Compensation Discussion and Analysis – Elements of Our Compensation and Benefit Programs – Retention Awards) vest on a pro-rata basis determinable by the number of fiscal year ends that have passed at the time of termination; and

•	the time-based restricted stock award granted to Ms. Surface on March 1, 2010 would vest in the amount scheduled to vest at the next scheduled vesting date following termination.

Restrictive Covenants. As further described in Compensation Discussion and Analysis – Elements of Our Compensation and Benefit Programs – Other Compensation – Clawback and Restrictive Covenant Provisions, our executive officer agreements generally include confidentiality, non-compete, non-solicitation and in select situations, non-disparagement provisions, such as:

Confidentiality. Award recipients agree to maintain the confidentiality of Best Buy’s “confidential information” and to use such information for the exclusive benefit of Best Buy. This obligation has the appropriate application to the post-termination period.

Non-Compete. Award recipients agree not to engage in “competitive activity” for a period of one year following the earlier of termination of employment for any reason, or the last scheduled award vesting date.

Non-Solicitation. Award recipients agree not to engage in certain enumerated activities, which involve various forms of solicitation for a period of one year following the earlier of termination of employment for any reason, or the last scheduled award vesting date.

Financial Restatement Due to Fraud or Misconduct. See Compensation Discussion and Analysis – Elements of Our Compensation and Benefit Programs – Other Compensation – Clawback and Restrictive Covenant Provisions.

Non-Disparagement. A non-disparagement provision is included in specific circumstances.

Upon violation of a restrictive covenant, unexercised options and unvested shares related to the respective award agreement under which they were issued are canceled and forfeited, and likewise, the related issued shares (or their fair market value, as measured on the option exercise date or share vesting date) must be returned to the Company. Additionally, the Company may seek injunctive or other appropriate equitable relief.

The table below provides for each NEO, as of the end of fiscal 2012, the potential severance amount and the value of in-the-money stock options and stock awards (as detailed in Outstanding Equity Awards at Fiscal Year-End) under the various scenarios described above, calculated based on the closing price of our common stock as quoted on the NYSE on March 2, 2012, the last trading day in fiscal 2012.

		Termination
Name		Involuntary(1)(2)		Voluntary(3)	Following Change-in- Control(4)	Death or Disability(5)	Retirement(6)
Brian J. Dunn(7)	Cash	$2,238,196		$—	$2,238,196	$—	$—
	Stock options	—		—	21,000	21,000	21,000
	Stock awards	891,367	(8)	—	3,205,906	3,205,906	531,806	(9)
	Total	$3,129,563		$—	$5,465,102	$3,226,906	$552,806
James L. Muehlbauer	Cash	$1,397,815		$—	$1,397,815	$—	$—
	Stock options	—		—	7,200	7,200	7,200
	Stock awards	551,027	(8)	—	1,835,405	1,835,405	182,325	(9)
	Total	$1,948,842		$—	$3,240,420	$1,842,605	$189,525
Shari L. Ballard	Cash	$1,432,126		$—	$1,432,126	$—	$—
	Stock options	—		—	4,800	4,800	4,800
	Stock awards	567,233	(8)	—	1,823,274	1,823,274	121,574	(9)
	Total	$1,999,359		$—	$3,260,200	$1,828,074	$126,374
Michael A. Vitelli	Cash	$1,418,168		$—	$1,418,168	$—	$—
	Stock options	—		—	4,800	4,800	4,800
	Stock awards	567,233	(8)	—	1,823,274	1,823,274	121,574	(9)
	Total	$1,985,401		$—	$3,246,242	$1,828,074	$126,374
Carol A. Surface	Cash	$1,004,240		$—	$1,004,240	$—	$—
	Stock options	—		—	3,975	3,975	3,975
	Stock awards	464,929	(10)	—	1,100,465	1,100,465	100,716	(9)
	Total	$1,469,169		$—	$2,108,680	$1,104,440	$104,691

(1)	Upon involuntary termination due to job elimination or discontinuation, office closing, reduction in force, business restructuring or other circumstances determined at our discretion:

a.	payment under the severance plan is triggered as described above and in Compensation Discussion and Analysis – Elements of Our Compensation and Benefit Programs – Other Compensation – Severance Plan;

b.	stock options that are unvested as of the date of termination are irrevocably forfeited; and

c.
stock awards with time-based vesting criteria either vest 100%, on a pro-rata basis or are irrevocably forfeited, depending on the terms and conditions of the respective award agreement. See above or see footnotes (8) and (10) for additional details.

(2)	Upon involuntary termination for cause, all unvested stock options and stock awards are immediately and irrevocably forfeited as of the date of termination.

(3)	Upon voluntary termination, all unvested stock options and stock awards are immediately and irrevocably forfeited as of the date of termination.

(4)	Upon involuntary termination without cause or termination for good reason within twelve months following a change-in-control:

a.	payment under the severance plan is triggered as described above and in Compensation Discussion and Analysis – Elements of Our Compensation and Benefit Programs – Other Compensation – Severance Plan;

b.	unvested stock options vest 100% and are generally exercisable until their natural dates of expiration; and

c.	stock awards with time-based vesting criteria vest 100%.

(5)	Upon death or disability:

a.	unvested stock options vest 100% and are generally exercisable for a one-year period; and

b.	stock awards with time-based vesting criteria vest 100%.

(6)
Employees, including our NEOs, are qualified to retire on or after their 60th birthday, so long as they have been employed continuously for at least the five-year period immediately preceding their retirement date. Upon qualified retirement:

a.	unvested stock options vest 100% and are generally exercisable for a one- to three-year period depending on the terms and conditions of the respective award agreement; and

b.
stock awards with time-based vesting criteria granted under our LTI program vest 100%; all other stock awards with time-based vesting criteria are irrevocably forfeited. See above or see footnote (9) for additional details.

(7)
Mr. Dunn resigned from the Company on April 9, 2012. The amounts in this table represent his potential payments upon termination as of the end of fiscal 2012. At the time of publication of this proxy statement, the Compensation Committee was still reviewing Mr. Dunn's compensation, including vesting of his outstanding awards, pending the results of an ongoing independent investigation by the Audit Committee of the Board into Mr. Dunn's personal conduct. The results of that investigation will be made publicly available and the final terms of Mr. Dunn's separation will be disclosed on a Current Report on Form 8-K when completed.

(8)
The amounts represent the time-based restricted stock awards granted to the NEOs on April 6, 2011 (as described in greater detail in Compensation Discussion and Analysis – Elements of Our Compensation and Benefit Programs – Retention Awards and Grants of Plan-Based Awards) which, upon involuntary termination not for cause, would vest on a pro-rata basis determinable by the number of fiscal year-ends that have passed at the time of termination.

(9)
The amounts include only the time-based restricted stock awards granted to the NEOs under our LTI program (as described in greater detail in Long-Term Incentive and Grants of Plan-Based Awards) which, upon qualified retirement, would become fully vested.

(10)
The amount represents 1) the time-based restricted stock award granted to Ms. Surface on April 6, 2011 (as described in greater detail in Compensation Discussion and Analysis – Elements of Our Compensation and Benefit Programs – Retention Awards and Grants of Plan-Based Awards) which, upon involuntary termination not for cause, would vest on a pro-rata basis determinable by the number of fiscal year ends that have passed at the time of termination; and 2) the time-based restricted stock award granted to Ms. Surface on March 1, 2010, which, upon involuntary termination not for cause, would vest in the amount scheduled to vest at the next succeeding vesting date following termination.

Director Compensation

Overview of Director Compensation

In April of each year, the Compensation Committee reviews the total compensation paid to non-management directors. The purpose of the review is to ensure that the level of compensation is appropriate to attract and retain a diverse group of directors with the breadth of experience necessary to perform the Board's duties, and to fairly compensate directors for their service. The review is comprehensive and includes consideration of qualitative and comparative factors. To ensure directors are compensated relative to the scope of their responsibilities, the Compensation Committee considers: (i) the time and effort involved in preparing for Board, committee and management meetings and the additional duties assumed by committee chairs; (ii) the level of continuing education required to remain informed of broad corporate governance trends, and material developments and strategic initiatives within the Company; and (iii) the risks associated with fulfilling fiduciary duties. To supplement the qualitative analysis, the Compensation Committee also considers the total value of the compensation as compared with director compensation at other Fortune 100 companies and our peer group of companies, which is described in Compensation Discussion and Analysis – Factors in Decision-Making.

Director Summary Compensation Table

The following table summarizes the compensation earned during fiscal 2012 by our non-management directors, as well as by Mr. Schulze, who is a management director but was not a full-time employee during fiscal 2012:

Name	Fees Earned or Paid In Cash(1)	Stock Awards(2)		Option Awards(3)	All Other Compensation		Total
Lisa M. Caputo	$75,000	$119,000		$—	$—		$194,000
Kathy J. Higgins Victor	85,000	119,000		—	—		204,000
Ronald James	90,000	119,000		—	—		209,000
Elliot S. Kaplan(4)	21,250	119,000		—	75,000	(5)	215,250
Sanjay Khosla	85,000	119,000		—	—		204,000
George L. Mikan III	75,000	119,000		—	—		194,000
Matthew H. Paull	92,500	119,000		—	—		211,500
Rogelio M. Rebolledo*	75,000	119,000		—	—		194,000
Richard M. Schulze	—	—	(6)	—	160,495	(7)	160,495
Hatim A. Tyabji	90,000	119,000		—	—		209,000
Gérard R. Vittecoq	75,000	119,000		—	—		194,000
* Indicates a director who will not be standing for re-election on June 21, 2012.

(1)	The cash compensation in fiscal 2012 for our non-management directors consisted of:

Annual retainer	$75,000
Annual committee chair retainer (Audit Committee or Compensation Committee)	15,000
Annual committee chair retainer (all other committees)	10,000
Lead Independent Director retainer	10,000
The annual retainer and the annual committee chair retainer for non-management directors who serve during only a portion of a fiscal year are prorated. All annual retainers are paid in quarterly installments.
Management directors during fiscal 2012, Richard M. Schulze and Brian J. Dunn, did not receive any cash compensation for their service as directors during fiscal 2012.

(2)
These amounts reflect the aggregate grant date fair value for shares of our stock granted to our directors during fiscal 2012. Since the shares were unrestricted, as described below in Director Equity Awards, aggregate grant date fair value was based solely on market price on the date of grant.

(3)	Our directors did not receive stock option grants during fiscal 2012.

(4)	Mr. Kaplan did not stand for re-election on June 21, 2011. His service as a director ended effective as of that date.

(5)
The amount includes payment of $18,750 for services provided as a member of the Advisory Council as described in Advisory Council to the Board below and payment of $56,250 for consulting services provided as described in Consulting Arrangement for Elliot S. Kaplan below.

(6)	Mr. Schulze requested that he not be granted a stock award.

(7)
The amount includes: (a) payment of $152,885 in salary as Chairman of the Board, as described below in Employment Arrangement for Richard M. Schulze; (b) payment of $5,452 in matching contributions under the Retirement Savings Plan; (c) payment of $1,927 in premiums for life insurance coverage exceeding $50,000; (d) payment of $183 in premiums for executive long-term disability insurance; (e) payment of $48 in tax gross-ups. Not reflected in the amount is the satellite TV service Mr. Schulze received from a third-party, at no incremental cost to us, in connection with his relationship with us.

Employment Arrangement for Richard M. Schulze

In April 2007, we entered into an amended employment arrangement with Mr. Schulze, a founder of Best Buy, Chairman of the Board and our former CEO. Mr. Schulze is responsible for Board oversight, corporate strategic planning and mentoring Company officers. Mr. Schulze also periodically represents the Company at public functions and actively engages with our employees at designated Company functions. Pursuant to our employment arrangement with Mr. Schulze, he receives an annual salary of $150,000 for as long as he is physically and mentally proficient to act as Chairman, subject to his election as a director by our shareholders. The arrangement allows for annual increases based on the consumer price index. Mr. Schulze is not eligible to participate in our equity-based compensation programs for employees. However, he is eligible to receive the same number of shares granted to non-management directors, as described in Director Equity Awards below. In addition, we provided the following benefits to Mr. Schulze in fiscal 2012: (i) reimbursement of all business-related expenses, including travel and room and board; (ii) eligibility for Mr. Schulze and his spouse to participate in health benefit programs generally available to our employees; and (iii) eligibility to participate in the Retirement Savings Plan and Deferred Compensation Plan.

Consulting Arrangement for Elliot S. Kaplan

In June 2011, we entered into an executive consulting agreement with Mr. Kaplan, pursuant to which Mr. Kaplan agreed to serve as a Senior Advisor to our CEO through June 2012 for an annual fee of $75,000, which is paid in quarterly installments.

Advisory Council to the Board

In April 2010, the Board established an Advisory Council to allow certain departing directors to be an ongoing resource to management and to the Board in order to minimize the potential loss of historical knowledge and Company culture following their departure. Members of the Advisory Council are invited by the Chairman and the chairs of the Board's other standing committees. Members of the Advisory Council receive an annual retainer of $25,000, which is paid in quarterly installments.

During fiscal 2012, Mr. Kaplan served as a member of the Advisory Council following his retirement from the Board in June 2011.

Director Equity Awards

Each April, in connection with the Compensation Committee's annual review of director compensation, the Compensation Committee considers a stock-based award for directors. On April 6, 2011, the Compensation Committee granted to each then-serving director, other than management directors who are eligible to participate in our equity-based compensation programs for employees, 4,000 shares of unrestricted stock. The closing price of our common stock as quoted on the NYSE on April 6, 2011 was $29.75. These grants were a departure from our previous practice of awarding stock options to our directors; during the Compensation Committee's review of director compensation it was determined that the use of stock options as the sole equity component of director compensation is not consistent with market practice. Mr. Schulze requested that he not be granted a stock award.

The Compensation Committee also considers stock grants for new directors at the time they are appointed to the Board. Because annual director stock grants are made in April, special appointment-based grants are prorated based on the number of months remaining prior to the time when the Compensation Committee expects to consider the next annual director grant.

Director Stock Ownership Guidelines

The Compensation Committee has established stock ownership guidelines requiring our non-management directors to own, indirectly or directly, 10,000 shares. We expect that until the ownership target is met, directors will retain: (i) 50% of the net proceeds received from the exercise of a stock option in the form of Best Buy common stock; and (ii) 50% of shares net of taxes issued in connection with the lapse of restrictions on restricted stock awards. The ownership target does not need to be met within a certain timeframe and our directors are considered in compliance with the guidelines as long as progress towards the ownership target is being made, consistent with the expectations noted above.

Deferred Compensation Plan

Each calendar year, we offer our directors the opportunity to defer up to 100% of their annual and committee chair retainers under the Deferred Compensation Plan which is described in Compensation of Executive Officers – Non-Qualified Deferred Compensation Plan. No Company contributions or matching contributions are made for the benefit of directors under the Deferred Compensation Plan.

Other Benefits

We reimburse all directors for travel and other necessary business expenses incurred in performance of their services for us. In addition, all directors are covered under a directors' and officers' indemnity insurance policy.

ITEM OF BUSINESS NO. 3 — ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act, we are providing our shareholders with an opportunity to cast an advisory vote, a "Say on Pay," regarding the fiscal 2012 compensation of our NEOs, as described in the "Executive and Director Compensation" section of this proxy statement.

In June 2011, in consideration of the results of the fiscal 2011 advisory vote on the frequency of Say on Pay votes, the Board determined to hold such votes on an annual basis until the next vote on the frequency of Say on Pay votes. Accordingly, the next Say on Pay vote will be held at the Company's 2013 Regular Meeting of Shareholders.

Information about the Advisory Vote to Approve Named Executive Officer Compensation

The Compensation Committee establishes, recommends and governs all of the compensation and benefits policies and actions for the Company's NEOs, as defined in the "Executive Summary" of our CD&A. While the advisory vote to approve named executive officer compensation is not binding on us, it will provide useful information to our Board and the Compensation Committee regarding our shareholders' view of our executive compensation philosophy, policies and practices. The Compensation Committee values our shareholders' opinions and will take the results of the vote into consideration when determining the future compensation arrangements for our NEOs. To the extent there are significant negative "Say on Pay" advisory votes, we plan to consult directly with shareholders to better understand the concerns that influenced the vote and consider constructive feedback in making future decisions about our executive compensation program.

As detailed in our CD&A, we believe our fiscal 2012 executive compensation program reflects market appropriate practices and balances risk and reward in relation to our overall business strategy. Our executive compensation program is focused on pay for performance and seeks to mitigate risks related to compensation in order to further align management's interests with shareholders' interests in long-term value creation. Our executive compensation program reflects the following risk mitigation practices: pay for performance; time matching; balancing inputs to value certain and observed outcomes; goal diversification; payment caps; and clawbacks. Our executive compensation program does not provide guaranteed employment or bonuses for NEOs. In addition, we have no employment or golden parachute agreements with any of our NEOs and therefore, no related excise tax gross-ups.

Accordingly, we ask that our shareholders cast an advisory vote to approve the following resolution:

RESOLVED, that the shareholders of the Company approve, on an advisory basis, the compensation of the named executive officers for the fiscal year ended March 3, 2012, as described in the "Compensation Discussion and Analysis" section and the compensation tables and related material disclosed in the Company's proxy statement for its 2012 Regular Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

Board Voting Recommendation

Our Board recommends an advisory vote FOR approval of the fiscal 2012 compensation of our NEOs as disclosed in this proxy statement pursuant to the SEC's compensation disclosure rules.

The affirmative vote of at least a majority of the voting power of the shares present, in person or by proxy, and entitled to vote (excluding broker non-votes) is required for advisory approval of our named executive officer compensation.

IT IS INTENDED THAT, UNLESS OTHERWISE INSTRUCTED, THE SHARES REPRESENTED BY PROXY (OTHER THAN BROKER NON-VOTES) WILL BE VOTED "FOR" THE ADVISORY VOTE ON EXECUTIVE COMPENSATION.

ITEM OF BUSINESS NO. 4 — APPROVAL OF INCREASE IN AVAILABLE SHARES UNDER THE BEST BUY CO., INC. 2008 EMPLOYEE STOCK PURCHASE PLAN

Information About the Plan

An employee stock purchase plan enhances our ability to obtain and retain the services of employees. In addition, such a plan provides a convenient, meaningful opportunity for employees to purchase Best Buy stock, thereby increasing participating employees' personal interest in our success. The shareholders of Best Buy Co., Inc. first approved an employee stock purchase plan in 2003. Its successor, the Best Buy Co., Inc. 2008 Employee Stock Purchase Plan (the "Plan") was adopted by the Board on April 8, 2008, and approved by shareholders on June 25, 2008, and subsequently amended. The Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"), thereby providing favorable tax treatment for both Best Buy and participating employees, subject to certain restrictions. Five million shares of Best Buy Common Stock (the "Common Stock"), par value $0.10 per share, were initially reserved for issuance under the Plan. We are seeking to reserve an additional five million shares, for a total of 10 million shares.

Eligibility

Participation in the Plan is voluntary. Any employee of Best Buy, or of certain Best Buy subsidiaries as designated by the Board, who owns less than 5% of our Common Stock and has completed 60 days of continuous employment service is eligible to participate in the Plan, with the exception of those employees whose customary employment is for not more than five months in a calendar year. Over 100,000 employees, including executive officers, are eligible to participate in the Plan.

Operation of the Plan

The Plan permits employees to purchase shares of Best Buy Common Stock during semi-annual purchase periods beginning on the first Friday of April and October each year. During a purchase period, participating employees accumulate funds in an account used to purchase our Common Stock through payroll deductions. The shares are purchased at a price equal to 85% of the fair market value of the Common Stock, as measured by the closing price on the NYSE, at the beginning or at the end of the purchase period, whichever is lower. The aggregate fair market value and the number of shares purchased by a participating employee pursuant to the Plan in a calendar year may not exceed $25,000 or 10,000 shares, respectively. Shares purchased during purchase periods that began before April 1, 2011 are not required by the Plan to be held for any specific time period, although certain holding requirements must be met in order to realize preferential tax treatment. See Federal Income Tax Consequences below. Shares purchased during purchase periods that begin on or after April 1, 2011 are subject to a required holding period of one year from the purchase date, or, if earlier, (1) a participating employee's termination of employment, (2) a participating employee's disability, (3) a participating employee's unforeseeable financial emergency, or (4) the occurrence of a sale, merger, dissolution or liquidation of Best Buy.

The Compensation Committee administers the Plan and has full power to interpret the Plan. The Compensation Committee's decisions are final and binding on all participants. We reserve the right to amend or suspend the Plan or to terminate the participation of any participating subsidiary or group of employees at any time and for any reason. The Plan will continue until the shares reserved under the Plan are exhausted or the Plan is terminated by action of our Board.

Effect of Termination of Employment

Upon termination of employment for any reason, a participating employee has no right to purchase shares under the Plan. In such event, we pay the balance in the employee's account to the employee or to his or her estate without interest. Neither payroll deductions credited to an employee's account nor any rights with regard to the purchase of shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way by the employee, other than by the laws of descent and distribution.

Federal Income Tax Consequences

We intend that the Plan qualify as an "employee stock purchase plan" under Section 423 of the Code. Under the Code, we are deemed to grant employee participants in the Plan an "option" on the first day of each purchase period to purchase as many shares of Common Stock as the employee will be able to purchase with the payroll deductions credited to his or her account during the purchase period. On the last day of each six-month purchase period, the purchase price is determined and the employee is deemed to have exercised the "option" and purchased the number of shares his or her accumulated payroll deductions will purchase at the purchase price. Neither the grant nor the exercise of an "option" to purchase shares under the

Plan will have any tax consequences to the employee participants or to Best Buy.

The required holding period for favorable federal income tax treatment upon disposition of Common Stock acquired under the Plan is the later of (1) two years after the deemed "option" is granted (the first day of the purchase period) or (2) one year after the deemed "option" is exercised and the Common Stock is purchased (the purchase date). When the Common Stock is disposed of after the required holding period expires (a "qualifying disposition"), the employee realizes ordinary income to the extent of the lesser of (a) the amount by which the fair market value of the Common Stock at the time the deemed "option" was granted exceeded the "option price" or (b) the amount by which the fair market value of the Common Stock at the time of the disposition exceeded the "option price." The "option price" is equal to 85% of the lesser of the fair market value of the Common Stock on the first day of the purchase period or the fair market value of the Common Stock on the purchase date.
If an employee holds shares purchased under the Plan at the time of his or her death, the required holding periods will automatically be deemed to have been satisfied and ordinary income must be realized by the employee to the extent of the lesser of (a) the amount by which the fair market value of the Common Stock at the time the deemed "option" was granted exceeded the "option price" or (b) the amount by which the fair market value of the Common Stock at the time of death exceeded the "option price."

When an employee sells the Common Stock before the expiration of the required holding period (a "disqualifying disposition"), the employee recognizes ordinary income to the extent of the difference between the price actually paid for the Common Stock and the fair market value of the Common Stock at the date the option was exercised (the purchase date), regardless of the price at which the Common Stock is sold. Any additional gain recognized upon the disqualifying disposition will be a capital gain. The capital gain will be long-term if the employee held the shares more than 12 months. If the sale price is less than the fair market value of the Common Stock at the date of exercise, then the employee will have a capital loss equal to such difference.
Even though an employee must treat part of his or her gain on a qualifying disposition of the Common Stock as ordinary income, we may not take a business deduction for such amount. However, if an employee makes a disqualifying disposition, the amount of income that the employee recognizes as ordinary income qualifies as a business deduction for Best Buy for the year of such disposition (subject to the provisions of Section 162(m) of the Code).

The foregoing summary of the federal income tax consequences in respect of the Plan is for general information only. Different or additional rules may apply to individuals who are subject to income tax in a foreign jurisdiction or are subject to state and/or local income taxes. Participating employees will be urged to consult their own advisors as to specific tax consequences.

New Plan Benefits

Because benefits under the Plan will depend upon employee elections and the fair market value of our Common Stock at various future dates, it is not possible to determine the benefits that will be received by Best Buy executive officers and other employees if the Plan is approved by the shareholders. Non-employee directors are not eligible to participate in the Plan.
The full text of the Plan is attached to this proxy statement as Appendix A.

Equity Compensation Plan Information

The following table provides information about our common stock that may be issued under our equity compensation plans as of March 3, 2012.

Plan Category	Securities to Be Issued Upon Exercise of Outstanding Options		Weighted Average Exercise Price per Share(1)	Securities Available for Future Issuance(2)
Equity compensation plans approved by security holders(3)	40,637,573	(4)	$38.08	24,537,808
Equity compensation plans not approved by security holders(5)	11,250		$34.44	n/a
Total	40,648,823		$38.08	24,537,808

(1)	Includes weighted-average exercise price of outstanding stock options only.

(2)	Includes 1,852,958 shares of our common stock which have been reserved for issuance under our 2008 and 2003 Employee Stock Purchase Plans.

(3)
Includes our 1994 Full-Time Non-Qualified Stock Option Plan, as amended; our 1997 Directors' Non-Qualified Stock Option Plan, as amended; our 1997 Employee Non-Qualified Stock Option Plan, as amended; and our 2004 Omnibus Stock and Incentive Plan, as amended.

(4)	Includes grants of stock options and market-based, performance-based and time-based restricted stock.

(5)
Represents non-plan options issued to a former executive officer in April 2002 in consideration of his service to the Board prior to his employment with us. The options, which were fully vested upon grant, have an exercise price of $34.44 per share and expire on April 11, 2012.

Board Voting Recommendation
Upon the recommendation of management, the Board adopted the Second Amendment to the Best Buy Co., Inc. 2008 Employee Stock Purchase Plan, increasing the shares available for issuance by 5,000,000, subject to shareholder approval, and recommends that shareholders vote FOR the proposal to approve the Amendment.

The affirmative vote of the holders of a majority of the voting power of the shares present, in person or by proxy, and entitled to vote (excluding broker non-votes) is required to approve the Second Amendment to the Best Buy Co., Inc. 2008 Employee Stock Purchase Plan.

IT IS INTENDED THAT, UNLESS OTHERWISE INSTRUCTED, THE SHARES REPRESENTED BY THE PROXY (OTHER THAN BROKER NON-VOTES) WILL BE VOTED "FOR" THE PROPOSAL TO APPROVE THE SECOND AMENDMENT TO THE BEST BUY CO., INC. 2008 EMPLOYEE STOCK PURCHASE PLAN.

ITEM OF BUSINESS NO. 5 — SHAREHOLDER PROPOSAL RECOMMENDING DECLASSIFICATION OF OUR BOARD OF DIRECTORS

The Nathan Cummings Foundation, a beneficial owner of 600 shares of our common stock as of November 29, 2011, the date of its submission to us, intends to submit a resolution to shareholders for approval at the Meeting. We will provide the proponent's address to any shareholder promptly upon receiving an oral or written request. The affirmative vote of a majority of the shares voted at the Meeting is required for approval of the shareholder proposal (the "Proposal"). The text of the proponent's resolution and supporting statement appear below, printed verbatim from its submission, and we accept no responsibility for it:

"RESOLVED, that shareholders of Best Buy Co., Inc. urge the Board of Directors to take all necessary steps (other than any steps that must be taken by shareholders) to eliminate the classification of the Board of Directors and to require that all directors elected at or after the annual meeting held in 2013 be elected on an annual basis. Implementation of this proposal should not prevent any director elected prior to the annual meeting held in 2013 from completing the term for which such director was elected."

SUPPORTING STATEMENT

This resolution was submitted by the Nathan Cummings Foundation. The Harvard Law School Shareholder Rights Project represented and advised the Nathan Cummings Foundation in connection with this resolution.

The resolution urges the board of directors to facilitate a declassification of the board. Such a change would enable shareholders to register their views on the performance of all directors at each annual meeting. Having directors stand for elections annually makes directors more accountable to shareholders, and could thereby contribute to improving performance and increasing firm value.

Over the past decade many S&P 500 companies have declassified their board of directors. According to data from FactSet Research Systems, the number of S&P 500 companies with classified boards declined by more than 50%; and the average percentage of votes cast in favor of shareholder proposals to declassify the boards of S&P 500 companies during the period January 1, 2010 - June 30, 2011 exceeded 75%.

The significant shareholder support for proposals to declassify boards is consistent with empirical studies reporting that classified boards could be associated with lower firm valuation and/or worse corporate decision making. Studies report that:

•	Classified boards are associated with lower firm valuation (Bebchuk and Cohen, 2005; confirmed by Faleye (2007) and Frakes (2007));

•	Takeover targets with classified boards are associated with lower gains to shareholders (Bebchuk, Coates, and Subramanian, 2002);

•	Firms with classified boards are more likely to be associated with value-decreasing acquisition decisions (Masulis, Wang, and Xie, 2007); and

•	Classified boards are associated with lower sensitivity of compensation to performance and lower sensitivity of CEO turnover to firm performance (Faleye, 2007).

Please vote for this proposal to make directors more accountable to shareholders.

BOARD OF DIRECTORS STATEMENT IN RESPONSE TO THE SHAREHOLDER PROPOSAL

The Company's Board of Directors has considered the Proposal set forth above recommending declassification of the Board, and has determined to neither oppose nor support the Proposal, nor to provide a voting recommendation to shareholders. The Proposal is advisory in nature and would act as a recommendation to the Board if approved by shareholders. The Board understands that staggered terms for directors is a controversial topic, and that there are valid arguments in favor of, and in opposition to, a classified board structure. The Board would like to use this Proposal to provide an opportunity for shareholders to express their views on the topic without any influence that a voting recommendation from the Board might have.

Supporters of a classified board structure contend that such a structure can provide stability and continuity of leadership, and enable a board to respond to takeover bids more effectively by making it more difficult for an unsolicited bidder to gain control of the Company. Opponents of a classified board structure contend that the structure can diminish shareholder accountability and may facilitate entrenchment of the board.

The affirmative vote of at least a majority of the voting power of the shares present, in person or by proxy, and entitled to vote (excluding broker non-votes) is required to approve the Proposal. Shareholders should be aware that approval of the Proposal would not necessarily result in a declassified Board. If shareholders voted in favor of the Proposal, the Board, consistent with its fiduciary duties, would reexamine its position with respect to our classified board structure. Should the Board then determine to declassify the Board, it would need to submit a proposal to the shareholders for approval of an amendment to the relevant sections of our Amended and Restated Articles of Incorporation and Amended and Restated By-Laws.

The Board of Directors is neither opposing nor supporting this Proposal and makes no voting recommendation to shareholders.

IT IS INTENDED THAT, UNLESS OTHERWISE INSTRUCTED, THE SHARES REPRESENTED BY THE PROXY (OTHER THAN BROKER NON-VOTES) WILL BE VOTED "ABSTAIN" ON THE PROPOSAL RECOMMENDING DECLASSIFICATION OF OUR BOARD OF DIRECTORS.

OTHER BUSINESS

Management and the Board are not aware of any other item of business that will be addressed at the Meeting. If any other item of business is properly brought before the Meeting, the Proxy Agents will vote the shares they represent as the Board recommends.

PROPOSALS FOR THE NEXT REGULAR MEETING OF SHAREHOLDERS

Any shareholder proposal intended to be presented for consideration at our 2013 Regular Meeting of Shareholders and to be included in our proxy statement for that meeting must be received by our Secretary no later than January 10, 2013, at our principal executive office, addressed as follows:

Mr. Keith J. Nelsen
Executive Vice President, General Counsel, Chief Risk Officer and Secretary
Best Buy Co., Inc.
7601 Penn Avenue South
Richfield, Minnesota 55423

In accordance with our By-Laws, any shareholder proposal, including any director nominations, received and intended to be presented for consideration at our 2013 Regular Meeting of Shareholders, though not included in our proxy statement for that meeting, must be received by our Secretary at the address set forth above no more than 150 days and no less than 120 days before the anniversary of the prior year's regular meeting of shareholders. Accordingly, such proposals will be considered untimely if received after February 22, 2013. In the event of an untimely proposal, our designated proxy agents may have discretionary authority to vote on such proposal.

By Order of the Board of Directors

Keith J. Nelsen
May 9, 2012	Secretary

APPENDIX A
BEST BUY CO., INC.
2008 EMPLOYEE STOCK PURCHASE PLAN
As Amended Effective [ ], 2012
The following constitute the provisions of the Best Buy Co., Inc. 2008 Employee Stock Purchase Plan (the “Plan”), as adopted by Best Buy Co., Inc. (“Best Buy”) and its Designated Subsidiaries described in Section 2 of this Plan (collectively, with Best Buy, the “Company”).
1.Introduction.
(a)Purpose. The purpose of the Plan is to enable the Company to obtain and retain the services of employees. In addition, the Plan provides a convenient, meaningful opportunity for eligible Employees to purchase Common Stock of Best Buy, thereby increasing participating such Employees' personal interest in the Company's success.
(b)Portion of Plan to Comply with Code Section 423. The Company intends to have a portion of the Plan qualify as an “employee stock purchase plan” within the meaning of Code section 423; and intends that such portion of the Plan be treated as a separate plan. Such portion of the Plan shall, accordingly, be construed so as to extend and limit participation in a manner that is consistent with Code section 423.
(c)Portions of Plan Not Complying with Code Section 423. Section 20 of this Plan, and any additional provisions adopted by the Committee pursuant thereto, are intended by Best Buy to allow creation of separate portions of the Plan providing for the offering of Common Stock other than through the portion of the Plan governed by Code section 423, for purchase by individuals who are either (i) generally not subject to income taxation by the United States, or (ii) employed by non-corporate Subsidiaries that are not eligible to be Designated Subsidiaries because they are described in clause (ii) of the definition of Subsidiary below.
(d)Effect on Prior Plan. This Plan supersedes the Amended and Restated Best Buy Co, Inc. 2003 Employee Stock Purchase Plan, as of the effective date of this Plan's approval by the shareholders of Best Buy.
2.Definitions.
(a)“Account” means an account established pursuant to Section 6(b) and maintained on the books and records of the Company to record the amount of all remaining Contributions accumulated with respect to a Participant as a result of deductions made from such Participant's paychecks for the purpose of purchasing Shares under the Plan.
(b)“Applicable Laws” shall mean all applicable laws, rules, regulations and requirements, including, but not limited to, corporate and securities laws of any of the United States, United States federal securities laws, the Code, the rules of any stock exchange or quotation system on which Shares are listed or quoted; and the applicable laws, rules, regulations and requirements of any other country or jurisdiction where Options are granted under the Plan or where Employees reside or provide services, as such laws, rules, regulations and requirements shall be in effect from time to time.
(c)“Best Buy” means Best Buy Co., Inc., a Minnesota corporation.
(d)“Board” means the Board of Directors of Best Buy.
(e)“Business Day” means any day (other than a Saturday or Sunday) on which the New York Stock Exchange is permitted to be open for trading.
(f)“Code” means the Internal Revenue Code of 1986, as amended from time to time.
(g)“Commencement Date” means the first calendar day of each Contribution Period of the Plan.
(h)“Committee” means the Compensation and Human Resources Committee of the Board, or any successor committee of the Board with similar responsibilities; provided, however, that the Board shall have the power to take any action that may be taken by the Committee under this Plan, except to the extent such action would not comply with any Applicable Laws.
(i)“Common Stock” means the Common Stock, par value $.10 per share, of Best Buy.
(j)“Company” means collectively, Best Buy and the Designated Subsidiaries (but only while a Designated Subsidiary is so designated.
(k)“Compensation” means total cash compensation received by a Participant from the Company. Compensation shall be limited to amounts received by a Participant during the period he or she is participating in the Plan and includes salary, wages, overtime premiums, bonuses and other incentive payments, amounts contributed by the Participant to any benefit plan maintained by the Company (including any Code section 125 plan, Code section 401(k) plan or any other deferred compensation plan), overtime pay, commissions, draws against commissions, shift differentials, sick pay, vacation pay, holiday pay, and shutdown pay, except to the extent that the exclusion of any such item (or a subset of any such items) is specifically directed by the Plan Administrator for all Participants in a manner that does not violate Code section 423. “Compensation” does not include any remuneration paid in a form other than cash, fringe benefits (including car allowances, tuition assistance and relocation payments), employee discounts, expense reimbursement or allowances, long-term disability payments, workers' compensation payments, welfare benefits, and any contributions that the Company or any other Subsidiary makes to any benefit plan (including any 401(k) plan or any other welfare or retirement plan), nor income realized as a result of participation in any stock option, restricted stock, stock purchase or similar plans of the Company or any other Subsidiary.
(l)“Continuous Status as an Employee” means, with respect to an Employee, a period of employment by the Company without any interruption or termination of his or her service as an Employee of the Company. Continuous Status as an Employee shall not be considered interrupted in the case of (i) medical leave; (ii) leave allowed under the Family and Medical Leave Act; (iii) personal leave; (iv) military leave; (v) jury duty; (vi) any other leave of absence approved by the Plan Administrator' provided, however, that such leave does not exceed the respective time period designated by Company policy, unless re-employment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to Company policy adopted from time to time; or (vii)  transfers between locations of the Company, between Best Buy and any of the Designated Subsidiaries, or between any of the Designated Subsidiaries. See the definition of “Employee” for the effect of any Designated Subsidiary ceasing to be a Designated Subsidiary.
(m)“Contribution Period” means any period of six consecutive months specified in Section 4(a), which shall be subject to change pursuant to Section 4(b); provided, however, that no Contribution Period shall exceed 27 months.
(n)“Contributions” means all amounts credited to the Account of a Participant pursuant to the Plan.
(o)“Designated Subsidiaries” means all Subsidiaries that are either corporations described in clause (i) of the definition of Subsidiary below, or are treated as corporations under the Code as described in clause (iii) of that definition; and in either case have been designated by the Committee from time to time in its sole discretion as employers that are eligible to participate in the portion of the Plan that is subject to Code section 423. This definition of Designated Subsidiaries shall be interpreted consistently with Code section 424(f).
(p)“Employee” means any individual who is a common-law employee of the Company for purposes of tax withholding under Code section 3401(c), including an officer or director who is also such an employee, but excluding any individual whose customary employment is (i) less than 20 hours per week or (ii) for not more than 5 months in any calendar year. If the Committee determines that any Designated Subsidiary shall no longer be a Designated Subsidiary, or a Designated Subsidiary ceases to be a Designated Subsidiary because it is no longer a Subsidiary, the employees of such Designated Subsidiary shall automatically cease to be Employees or Participants as of the effective date of such event.
(q)“ESPP Broker” means the licensed broker-dealer or other financial services firm designated from time to time by the Plan Administrator in accordance with Section 9(a) to assist in administering this Plan.
(r)“Exchange Act” means the Securities Exchange Act of 1934, as amended.
(s)“Fair Market Value” means, with respect to the Common Stock on a given date, the last reported sale price for the Common Stock for such date, or if such date is not a Business Day, the last reported sale price for the Common Stock for the last Business Day preceding such date, as quoted on the New York Stock Exchange; provided, however, that if the Common Stock ceases to be listed for trading on the New York Stock Exchange or another exchange, “Fair Market Value” of the Common Stock for a given date shall mean the value determined in good faith by the Committee.
(t)“New Purchase Date” shall have the meaning set forth in Section 13(d).
(u)“Option” shall mean a right granted to a Participant under Section 7, as of the Commencement Date of a Contribution Period, to purchase Shares as of the Purchase Date in that Contribution Period.
(v)“Participant” means any Employee who is eligible and has elected to participate in the Plan accordance with Sections 3 and 5; and who has not withdrawn from the Plan or whose participation in the Plan is not otherwise terminated.
(w)“Plan” means this Best Buy Co., Inc. 2008 Employee Stock Purchase Plan, as it may be amended from time to time.
(x)“Plan Administrator” means the Committee, or if and to the extent the Committee designates one or more employees of the Company to administer the Plan in accordance with Section 14, such employee(s) shall be the Plan Administrator; provided, however, that, notwithstanding any such delegation, the Committee shall have the power to take any action that may be taken by the Plan Administrator under this Plan, except to the extent such action would not comply with any Applicable Laws.
(y)“Purchase Date” means the last calendar day of each Contribution Period of the Plan.
(z)“Purchase Price” means, with respect to a Contribution Period, an amount equal to 85% of the Fair Market Value of a Share on the Commencement Date or on the Purchase Date, whichever is lower.
(aa)“Required Holding Period” shall have the meaning set forth in Section 9(c).
(ab)“Reserves” means the sum of (i) the number of Shares covered by Options granted under the Plan that have not yet been exercised and (ii) the number of Shares that have been authorized for issuance under the Plan but have not yet been placed under an Option.
(ac)“Share” means a share of Common Stock, as adjusted in accordance with Section 12.
(ad)“Subsidiary” means any of the following entities:
(i)a corporation, domestic or foreign, of which not less than 50% of the total combined voting power of all classes of stock is held by Best Buy or any such corporate subsidiary of Best Buy, whether or not such corporation now exists or is hereafter organized or acquired by Best Buy or another such subsidiary of Best Buy;
(ii)an unincorporated business entity, domestic or foreign, such as a limited liability company or partnership, in which Best Buy or another Subsidiary holds directly or indirectly not less than 50% of the total combined voting power with respect to all classes of equity ownership of such entity; or
(iii)an unincorporated business entity described in the preceding clause (ii) that either (A) has duly elected under applicable Treasury Regulations to be an association treated as a corporation for United States federal income tax purposes, and such election continues in effect; or (B) is disregarded as a separate entity for United States federal income tax purposes, has not made an election described in the preceding clause (A) and, pursuant to applicable Treasury Regulations, its assets are considered to be owned by Best Buy or another Subsidiary that is a corporation or is treated as one under the preceding clause (A); whether or not such unincorporated business entity now exists or is hereafter organized or acquired by Best Buy or another Subsidiary of Best Buy.
3.Eligibility.
(a)Eligible Employees. Any individual who is an Employee, immediately after he or she has completed 60 calendar days of Continuous Status as an Employee, shall become eligible to participate in the Plan on the first day of the month coincident with or next following completion of such period of service, subject to the requirements of the following paragraph (b), Sections 5(a) and 11, and the limitations imposed by Code section 423(b). Except as otherwise provided in the following paragraph (b), each Employee who is eligible to participate in this Plan shall have the same rights and privileges under the Plan.
(b)Limitations on Option Grants to Eligible Employees. Notwithstanding any contrary provisions of the Plan, no Employee shall be granted an Option under the Plan (except for Options granted under any portion of the Plan not intended to be subject to the requirements of Code section 423):
(i)if, immediately after the grant, such Employee (together with any other person whose Best Buy stock would be attributed to such Employee pursuant to section 424(d) of the Code) would own capital stock of Best Buy or of any Subsidiary that is a corporation (or is treated as one under the Code) and/or hold outstanding options to purchase stock possessing in the aggregate 5% or more of the total combined voting power or value of all classes of issued and outstanding stock of Best Buy or of any such Subsidiary; or
(ii)if such Option would permit his or her rights to purchase stock under all employee stock purchase plans (described in section 423 of the Code) of Best Buy or of any Subsidiary that is a corporation (or is treated as one under the Code) to accrue at a rate that exceeds $25,000 of the Fair Market Value of such stock (determined at the time such Option is granted), or that exceeds 10,000 Shares, for each calendar year in which such Option is outstanding at any time.
Without limiting the Committee's authority under Section 19, it shall have the power to amend the Plan by changing the conditions for eligibility to participate in the Plan with respect to future grants of Options, without shareholder approval, if such change is announced at least 20 Business Days before the next Commencement Date on which Options are to be granted, and only if such eligibility conditions comply with the requirements of Code section 423(b)(4).
4.Contribution Periods.
(a)Initial Contribution Periods. Subject to the following paragraph (b), the Plan shall be implemented by a series of consecutive Contribution Periods commencing on the first Friday of April and October each year and ending on the Thursday preceding the first Friday of the following October and April, respectively. The first Contribution Period under this Plan shall commence on October 3, 2008, and shall end on April 2, 2009. The Plan shall continue until terminated in accordance with Section 13 or Section 19.
(b)Changes. The Committee shall have the power to change the duration and/or frequency of Contribution Periods with respect to future purchases of Shares, without shareholder approval, if such change is announced to all Employees who are eligible under Section 3 at least five Business Days before the Commencement Date of the first Contribution Period to be affected by the change; provided, however, however, that no Contribution Period shall exceed 27 months.
5.Participation.
(a)Enrollment Process. An eligible Employee may become a Participant by following the established enrollment procedure as directed by the Plan Administrator, or any other entity designated by the Plan Administrator, before the Commencement Date of the applicable Contribution Period, unless an earlier or later time for completing the enrollment procedure is set by the Plan Administrator for all eligible Employees with respect to a given Contribution Period. Each eligible Employee who elects to participate for a Contribution Period shall determine the percentage of his or her future Compensation, subject to the limits in Sections 3(b)(ii) and 6(a), to be deducted from his or her paychecks after the Commencement Date for that Contribution Period and allocated to his or her Account as Contributions pursuant to the Plan.
(b)Payroll Contributions. Any such payroll deductions for a Contribution Period shall commence from the first payroll following its Commencement Date and shall end on the last payroll paid on or before the Purchase Date of the Contribution Period, unless sooner terminated as provided in Section 10. A Participant who has elected to participate during a Contribution Period shall automatically participate in future Contribution Periods at the same rate of Contributions until the Participant's rate of Contributions is changed pursuant to Section 6, or the Participant withdraws from the Plan or ceases to be an Employee as provided in Section 10.
6.Method of Payment of Contributions.
(a)Contribution Amounts. Subject to the limitations of Sections 3(b) and 11, a Participant shall elect to have Contributions made as payroll deductions on each payday during the Contribution Period in any percentage of his or her Compensation that is not less than 1% and not more than 20% (or such other maximum percentage as the Committee may establish from time to time before any Commencement Date) of such Participant's Compensation on each payday during the Contribution Period. Contribution amounts shall be withheld in whole percentages only.
(b)Accounts. Accounts will be maintained for each Participant in the Plan. All payroll deductions made by a Participant as Contributions shall be credited to his or her Account. A Participant may not make any additional payments into his or her Account. A Participant's Account balance shall remain the property of the Participant at all times, subject to the limitations of Sections 16 and 17, but the funds deducted from his or her paychecks may be commingled with the general funds of the Company, except to the extent such commingling may be prohibited by any Applicable Laws. No interest shall accrue on the Contributions or the Account balance of a Participant in the Plan, unless otherwise determined necessary by the Plan Administrator for the Accounts of Participants in the portion of the Plan that is not intended to qualify under Code section 423.
(c)Contribution Changes by a Participant.
(i)A Participant may discontinue his or her participation in the Plan as provided in Section 10.
(ii)Unless otherwise provided by the Plan Administrator, a Participant may decrease the rate of his or her Contributions once during a Contribution Period by following the established administrative procedures as directed by the Plan Administrator to authorize a decrease in the payroll deduction rate. The decrease in rate shall be effective as soon as administratively feasible following the date the rate change election is received by the Company or any other entity designated by the Plan Administrator. However, any decrease in a Participant's rate of Contributions for a Contribution Period must be made at least 20 Business Days before the end of the Contribution Period, or it will not be effective until the next following Contribution Period.
(iii)Unless otherwise provided by the Plan Administrator, a Participant may not increase the rate of his or her Contributions during a Contribution Period. A Participant may only increase the rate of his or her Contributions with respect to a future Contribution Period by following the established administrative procedures as directed by the Plan Administrator to authorize an increase in the payroll deduction rate of Contributions. Any such rate increase shall be effective as of the Commencement Date of the next Contribution Period following a reasonable period (set by the Plan Administrator) after the date of its receipt by the Company, or any other entity designated by the Plan Administrator.
(d)Contribution Changes by the Company. Notwithstanding the foregoing, to the extent necessary to comply with Section 3(b), Section 11 and Code section 423(b)(8), the Plan Administrator may in its sole discretion direct the Company to reduce a Participant's payroll deductions for Contributions during any Contribution Period. If that occurs, any such Participant's payroll deductions shall re-commence, at the Contributions rate provided in the Participant's most recently submitted enrollment materials, at the beginning of the first Contribution Period that is scheduled to end in the next succeeding calendar year, unless any such limit continues to apply in that Contribution Period or the Participant terminates his or her payroll deductions as provided in Section 10.
7.Grant of Options. On the Commencement Date of each Contribution Period, each eligible Employee participating in such Contribution Period shall be granted the right and option to purchase (an “Option”), on the next Purchase Date, a number of Shares determined by dividing (a) such Employee's Contributions accumulated before such Purchase Date and retained in the Participant's Account as of the Purchase Date, by (b) the applicable Purchase Price, subject to the limitations set forth in Sections 3(b) and 11.
No Participant shall have any interest or voting right in Shares covered by any Option granted to him or her under this Plan until the Option has been exercised.
8.Exercise of Options. Unless a Participant withdraws from the Plan or ceases to be an eligible Employee as provided in Sections 3 and Section 10, his or her Option for a Contribution Period shall be exercised automatically on the Purchase Date of the Contribution Period; and the maximum number of Shares (which may include a fractional Share) subject to the Option will be purchased at the applicable Purchase Price with the accumulated Contributions remaining in his or her Account. The Shares purchased upon exercise of an Option hereunder shall be deemed to be transferred to the Participant on the Purchase Date. During a Participant's lifetime, his or her Options shall be exercisable only by the Participant; and shall not be exercisable after his or her death.
9.Delivery of Shares, Holding Periods and Dividends.
(a)Delivery of Shares to ESPP Broker. As promptly as practicable after the Purchase Date of each Contribution Period, the number of Shares purchased by each Participant upon exercise of his or her Option shall be issued by Best Buy and deposited into a brokerage account established in the Participant's name with the ESPP Broker, for and on behalf of the Participant, in accordance with procedures established from time to time by the Plan Administrator. The terms of such ESPP Broker account shall be at the sole discretion of the Plan Administrator; and a Participant's participation in the Plan is expressly conditioned on his or her acceptance of such terms.
(b)Conditions Preceding Issuance of Shares. Shares shall not be issued with respect to an Option unless the exercise of the Option and the issuance and delivery of such Shares pursuant thereto shall comply with all Applicable Laws, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, applicable state securities laws and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for Best Buy with respect to such compliance. As a further condition to the exercise of an Option, Best Buy may require the Participant exercising the Option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel Best Buy, such a representation is required by any of the Applicable Laws mentioned above.
(c)Disposition of Shares; Holding Periods; Brokerage Accounts. Any ESPP Broker account established to hold a Participant's Shares shall be titled solely in the name of the Participant, unless the Participant is notified by the Plan Administrator that the account may be titled or re-titled jointly with another person, consistent with the policies of the ESPP Broker and Applicable Law. The Participant may dispose of the Shares in his or her ESPP Broker account at any time after the Required Holding Period, whether by sale, exchange, gift or other transfer of title, in which case applicable transaction fees will be charged. However, in the absence of such disposition or a transfer upon the Participant's death pursuant to Section 15, the Shares must remain in the Participant's ESPP Broker account for a period of at least 18 months from the Purchase Date for those Shares, regardless of the Participant's Continuous Status as an Employee. After such time, the Participant, at his or her option, may elect to (i) keep the Shares in the ESPP Broker account; (ii) receive a stock certificate, at no charge, evidencing all or some of the Shares credited to the Participant's ESPP Broker account; (iii) request a DRS transfer (book entry registration without a certificate) or (iv) transfer, at the Participant's expense, all or some of the Shares credited to the Participant's ESPP Broker account to an account with another broker chosen by the Participant.
However, any Participant who is not subject to United States taxation may, at any time after the Required Holding Period and without regard to the 18-month brokerage account requirement specified in the preceding paragraph for any Shares, move any of his or her Shares from his or her ESPP Broker account to an account with another broker chosen by the Participant, or request that a certificate representing the Shares be issued and delivered to the Participant.
Effective for Shares purchased during Contribution Periods that begin on and after April 1, 2011, the Required Holding Period applies. The “Required Holding Period” shall mean, with respect to a Share in the Participant's Account, the period commencing on the Purchase Date of the Share and ending on the 12-month anniversary thereof, or, if earlier, upon:
(i)termination of the Participant's Continuous Status as an Employee (with the Company and all Subsidiaries) for any reason (including death or retirement);
(ii)the Participant's receipt of disability benefits under a long-term disability plan covering Employees of the Company (or, if such Participant is not employed in a classification that is covered by the plan, a determination by the Plan Administrator that such Participant would be eligible to receive disability benefits under the plan if such Participant were employed in an eligible classification);
(iii)the Participant's experiencing an unforeseeable financial emergency (as that term is defined under the Best Buy Deferred Compensation Plan, as amended from time to time); or
(iv)the occurrence of any event described in Section 13 that would give rise to a New Purchase Date.
(d)Other Transfer Restrictions. The Committee shall have the sole and absolute discretion to change the Required Holding Period and otherwise add or remove restrictions on the Participant's right to transfer or otherwise dispose of Shares. Any increase in the Required Holding Period or imposition of additional transfer restrictions shall apply only for Shares purchased during Contribution Periods that begin after all eligible Employees have been given notice of the new or increased holding period, which notice shall be given at least five Business Days before the Commencement Date of the first Contribution Period in which Shares that will be subject to such new or increased holding period may be purchased. Notwithstanding the foregoing sentence, nothing herein shall be construed to limit the Committee's authority to impose such transfer restrictions (either retroactively, prospectively or both) as the Committee determines are necessary or appropriate to ensure compliance with Applicable Laws.
(e)Dividends. Dividends paid in the form of cash, Shares or other non-cash consideration with respect to the Common Stock in a Participant's ESPP Broker account established under this Section 9 shall be credited to such ESPP Broker account. However, if a Participant holding Shares in any ESPP Broker account is subject to United States withholding taxes on any dividends payable with respect to the Shares, all cash dividends payable on those Shares shall be paid by Best Buy net of the applicable United States withholding taxes on such dividends, which taxes shall be withheld by Best Buy and paid to the appropriate United States tax authorities. The Company or any other Subsidiary employing each Participant shall annually notify the Participant, as part of its periodic reporting obligations under Applicable Laws, of the amount of such withholding applicable to dividends on the Participant's Shares in an ESPP Broker account, in order to enable the Participant to apply for any applicable tax credit in each country in which the Participant is subject to taxes on such dividends.
10.Voluntary Withdrawal; End of Employee Status.
(a)Withdrawal. A Participant may withdraw from the Plan by following the established administrative procedures as directed by the Plan Administrator, or other entity designated by the Plan Administrator. The withdrawal request will be effective as soon as administratively feasible. However, any withdrawal request must be made at least 20 Business Days before the end of a Contribution Period, or such withdrawal request shall not be effective until the next following Contribution Period. If a withdrawal request is effective during a Contribution Period, all of the Participant's Contributions credited to his or her Account for that Contribution Period will be paid to him or her, his or her Option granted for that Contribution Period will be automatically terminated, and the Participant may not make any further Contributions for the purchase of Shares until he or she re-enrolls. Upon withdrawal from the Plan , a Participant may not re-enroll in the Plan until the next Contribution Period after the Contribution Period in which the withdrawal was effective. In order to re-enroll, a Participant must follow the procedures described in Section 5(a).
(b)End of Employee Status. Upon termination of the Participant's Continuous Status as an Employee before the Purchase Date of a Contribution Period for any reason including his or her death or retirement, or if the Participant remains employed by a Subsidiary that ceases to be a Designated Subsidiary before that Purchase Date, the Contributions credited to his or her Account for that Contribution Period will be returned to him or her or, in the case of his or her death, to the person or persons entitled thereto under Section 15; and his or her Option for that Contribution Period will be automatically terminated. Whether the Participant's Continuous Status as an Employee has been terminated shall be determined by the Plan Administrator in its sole discretion.
(c)Other Plans. A Participant's withdrawal from the Plan shall not have any effect upon his or her eligibility to participate in any similar plan that may hereafter be adopted by the Company or any other Subsidiary.
11.Limit on Shares Available under this Plan.
(a)Maximum Number. Subject to adjustment as provided in Section 12, the maximum number of Shares that may be offered and issued under the Plan shall be 10,000,000 Shares. If any Option granted under the Plan shall for any reason terminate without having been exercised, at a time when such maximum number of Shares has not been reached, the Shares not purchased under such Option shall again become available for offering and issuance under the Plan.
(b)Application of Limit. If the Plan Administrator determines that, on a given Purchase Date, the number of Shares with respect to which Options are to be exercised will exceed (i) the number of Shares that were available for sale under the Plan on the Commencement Date of the applicable Contribution Period, or (ii) the number of Shares available for sale under the Plan on such Purchase Date, the Plan Administrator may in its sole discretion provide that the Company shall make a pro rata allocation of the Shares available for purchase on such Commencement Date or Purchase Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all Participants on such Purchase Date. If such event occurs at the beginning of a Contribution Period, the Company shall appropriately reduce the payroll deductions to be made pursuant to the Participants' authorizations for that Contribution Period, and the Company shall give notice of such reduction to each Participant affected thereby. If such event occurs at the end of a Contribution Period, the Company shall refund to each affected Participant any Contributions made for that Contribution Period that cannot be used to purchase Shares.
12.Adjustments Upon Changes in Capitalization.
(a)Adjustments. Subject to any required action by the shareholders of Best Buy, and subject to Section 13, upon (or, as may be necessary to effect the adjustment, immediately prior to) a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock (including any such change in the number of Shares effected in connection with a change in domicile of Best Buy), a merger, consolidation or reorganization or any spin-off, split-up, or similar extraordinary dividend distribution in respect of the Common Stock, or an exchange of Common Stock or other securities of Best Buy, or any similar, unusual or extraordinary corporate transaction in respect of the Common Stock, the Committee shall equitably and proportionately adjust (i) the number of Shares constituting the Reserves, as well as the maximum number of Shares that may be purchased by a Participant in a calendar year pursuant to Section 3(b)(ii); (ii) the maximum number of Shares set forth in Section 11; (iii) the price per Share covered by each Option that has not yet been exercised; and/or (iv) the securities, cash or other property deliverable upon exercise or payment of any outstanding Options, in each case to the extent necessary to preserve (but not increase) the level of incentives intended by the Plan and the then-outstanding Options and otherwise to account for the effects of the transaction. The Committee's determination with respect to the adjustment shall be final, binding and conclusive. Except as expressly provided herein, no issue by Best Buy of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares reserved hereunder or subject to an Option hereunder.
(b)Compliance with Applicable Laws. It is intended that, if possible, any adjustments contemplated by the preceding paragraph be made in a manner that satisfies Applicable Laws (including, without limitation and as applicable in the circumstances, Code sections 424 and 409A) and accounting requirements (so as to not trigger any charge to earnings with respect to such adjustment).
(c)Authority of Committee. Without limiting the generality of Section 14, any good faith determination by the Committee as to whether an adjustment is required in the circumstances pursuant to this Section 12, and the extent and nature of any such adjustment, shall be conclusive and binding on all persons.
13.Effect of Sale, Merger or Liquidation.   If either (a) Best Buy or its shareholders enter into an agreement to dispose of all or substantially all of the assets or outstanding capital stock of Best Buy by means of a sale, merger or reorganization in which Best Buy will not be the surviving corporation (other than a reorganization effected primarily to change the state in which Best Buy is incorporated, a merger or consolidation with a wholly-owned Subsidiary that is a corporation (or is treated as one under the Code), or any other transaction in which there is no substantial change in the shareholders of Best Buy or their relative stock holdings, regardless of whether Best Buy is the surviving corporation) or (b) Best Buy is liquidated, then the Contribution Period in progress at the time of such transaction or liquidation shall be shortened and a new Purchase Date shall be set (the “New Purchase Date”), as of which date the Contribution Period then in progress will terminate. The New Purchase Date shall be on or before the date of consummation of such transaction or liquidation, and the Plan Administrator shall notify each Participant in writing, at least 10 Business Days before the New Purchase Date, that the Purchase Date for his or her Option has been changed to the New Purchase Date and that his or her Option will be exercised automatically on the New Purchase Date, unless before such date, the Participant has withdrawn from the Plan for that Contribution Period as provided in Section 10.
14.Administration. The Plan Administrator shall supervise and administer the Plan and shall have full power to adopt, amend and rescind any rules deemed desirable and appropriate for the administration of the Plan and not inconsistent with the Plan, to construe and interpret the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. The Plan Administrator may delegate ministerial duties to such of the Company's other employees, outside entities and outside professionals as the Plan Administrator so determines.
15.Death of Participant. If Participant dies, the Company shall deliver any Shares and cash in the Participant's Account to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such Shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.
16.Transferability. Neither Contributions credited to a Participant's Account nor any rights with regard to the exercise of an Option may be assigned, transferred, pledged or otherwise disposed of in any way (other than as provided in Section 15) by the Participant or any person entitled to the Account balance or such rights under Section 15. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw the Account balance in accordance with Section 10. Furthermore, no balance in a Participant's Account or Shares that have not been delivered shall be subject to any debts, contracts, liabilities, engagements or torts of the Participant or any person entitled to the Account balance or such Shares under Section 15.
17.Use of Funds. All Contributions received or held by the Company under the Plan may be used by the Company for any corporate purpose; and the Company shall not be obligated to segregate such Contributions. The Plan is unfunded and shall not create nor be construed to create a trust or separate fund of any kind or a fiduciary relationship among the Company, the Board, the Committee, the Plan Administrator and any Participant. To the extent a Participant acquires a right to receive payment from the Company pursuant to the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.
18.Reports. Account statements will be made available (at times directed by the Plan Administrator) to participating Employees by the Company and/or the ESPP Broker. For each Contribution Period, those statements will set forth the amounts of Contributions, the per Share Purchase Price, the number of Shares purchased, the remaining Account balance, if any, and the balance of any ESPP Broker account.
19.Amendment or Termination of Plan.
(a)General Authority of Committee. The Committee may at any time terminate the Plan, or may from time to time amend the Plan in any manner it deems necessary or advisable; provided, however, that no such action shall adversely affect any Options then outstanding under the Plan unless such action is required to comply with Applicable Laws; and provided, further, that no such action of the Board shall be effective without the approval of Best Buy's shareholders if such approval is required by Applicable Laws. Upon the termination of the Plan, any balance in a Participant's Account shall be refunded to him or her as soon as practicable thereafter, unless the Committee terminates the Plan on a Purchase Date or by the Committee's setting a New Purchase Date with respect to a Contribution Period then in progress.
(b)Administrative Amendments and Similar Actions. Without shareholder approval and without regard to whether any Participant rights may be considered to have been adversely affected, the Committee shall be entitled to change the Contribution Periods, limit the frequency and/or number of changes in the amount deducted during a Contribution Period, establish the exchange ratio applicable to amounts deducted in a currency other than United States dollars, permit payroll deductions in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company's processing of properly completed payroll deduction elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts deducted from the Participant's Compensation, and establish such other limitations or procedures as the Committee determines in its sole discretion to be advisable and consistent with the Plan.
(c)Exhaustion of Reserves. The Plan shall automatically terminate on the date when all of the Shares that were reserved under Section 11 for issuance under this Plan have been purchased by Participants under the Plan.
20.International Participants and Employees of Non-corporate Subsidiaries.
(a)Adoption of Special Provisions by Certain Subsidiaries. The Committee shall have the power and authority to allow any of Best Buy's Subsidiaries other than Designated Subsidiaries to adopt and join in one of the following portions of this Plan that is not intended to comply with Code section 423, as described in Section 1(c):
(i)A portion for employees of any such Subsidiary who are generally not subject to income taxation by the United States (the “Non-U.S. Portion”), or
(ii)A portion for employees who are employed by any non-corporate Subsidiary that is not eligible to be a Designated Subsidiary because it is described in clause (ii) of the definition of Subsidiary (the “Non-corporate Portion”).
(b)Terms and Conditions for Any Non-U.S. Portion of the Plan. If the Committee allows any Subsidiary other than a Designated Subsidiary to adopt the Non-U.S. Portion of the Plan, the Committee may allow certain employees of such Subsidiaries who work or reside outside of the United States an opportunity to acquire Shares in accordance with such special terms and conditions as the Committee may adopt from time to time, which terms and conditions may modify the terms and conditions set forth elsewhere in this Plan, with respect to such employees, to the extent permitted under the following paragraph (d). Without limiting the authority of the Committee, the special terms and conditions that may be adopted with respect to any foreign country need not be the same for all foreign countries; and may include but are not limited to the right to participate, procedures for elections to participate, the payment of any interest with respect to amounts received from or credited to Accounts held for the benefit of such employees who elect to participate, the purchase price of any Shares to be acquired, the length of any Contribution Period, the maximum amount of contributions, credits or Shares that may be acquired by any such participating employees, and a participating employee's rights in the event of his or her death, disability, withdrawal from participation in the purchase of Shares under the Non-U.S. Portion of the Plan, or termination of employment.
(c)Terms and Conditions for Any Non-corporate Portion of the Plan. If the Committee allows any non-corporate Subsidiary to adopt the Non-corporate Portion of the Plan, the Committee may allow certain employees of such Subsidiaries an opportunity to acquire Shares in accordance with such special terms and conditions as the Committee may adopt from time to time, which terms and conditions may modify the terms and conditions set forth elsewhere in this Plan, with respect to such employees, to the extent permitted under the following paragraph (d). Without limiting the authority of the Committee, the special terms and conditions that may be adopted with respect to any non-corporate Subsidiary need not be the same for all non-corporate Subsidiaries; and may include but are not limited to the right to participate, procedures for elections to participate, the payment of any interest with respect to amounts received from or credited to Accounts held for the benefit of such employees who elect to participate, the purchase price of any Shares to be acquired, the length of any Contribution Period, the maximum amount of contributions, credits or Shares that may be acquired by any such participating employees, and a participating employee's rights in the event of his or her death, disability, withdrawal from participation in the purchase of Shares under the Non-corporate Portion of the Plan, or termination of employment.
(d)Compliance with Applicable Laws; Effect of Code Section 409A. Any purchases of Common Stock made pursuant to the provisions of this Section 20 shall not be subject to the requirements of Code section 423, but shall be made pursuant to any other Applicable Laws; provided, however, the granting of any Options under this Section 20 shall be completed and administered only in a manner that is intended to either (i) comply with Code section 409A, or (ii) be exempt from taxation imposed by Code section 409A(a)(1)(A) or (B), so as to prevent any such taxation being imposed on participants receiving any such grant. For example, Options granted under this Section 20 may either:
(i)comply with Code section 409A by either specifying exercise prices that are not less than the fair market value of the Common Stock at the date of grant, or specifying Purchase Dates that are fixed dates or made contingent upon the occurrence of certain earlier or later payment events permitted under Code section 409A, in either case when the Options are granted; or
(ii)be exempt from Code section 409A if granted under the Non-U.S. Portion of the Plan to certain non-resident alien individuals employed by Subsidiaries that are not Designated Subsidiaries and operate outside the United States, to the extent the latter type of grant is treated under section 1.409A-1(b)(8) of the Treasury Regulations as not providing deferred compensation for such individuals.
21.Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.
22.Term of Plan; Effective Date. The Plan shall become effective upon approval by Best Buy's shareholders. It shall continue in effect until all of the Reserves are exhausted or such earlier time as the Plan is terminated pursuant to Section 19.
23.Governing Law. Except as otherwise explicitly stated in this Plan, the validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Minnesota and applicable United States federal laws.
24.Severability. If any provision of the Plan is or becomes invalid, illegal, or unenforceable in any jurisdiction or would disqualify the Plan under any law, such provision shall be construed or deemed amended to conform to Applicable Laws; or if it cannot be so construed or deemed amended without materially altering the intent of the Plan, such provision shall be stricken as to such jurisdiction, and the remainder of the Plan shall remain in full force and effect.
25.No Rights as an Employee. Nothing in the Plan shall be construed to give any individual (including an Employee or Participant) the right to remain in the employ of Best Buy or any Subsidiary, nor to affect the right of Best Buy or any Subsidiary to terminate the employment of any individual (including the Employee or Participant) at any time with or without cause. Nothing in this Plan shall confer on any person any legal or equitable right against Best Buy or any Subsidiary, or give rise to any cause of action at law or in equity against Best Buy or any Subsidiary. Neither the Options granted, any Shares purchased hereunder nor any other benefits conferred hereby, including the right to purchase Common Stock at a discount, shall form any part of the wages or salary of any eligible Employee for purposes of any severance pay or termination damages, irrespective of the reason for termination of employment. Under no circumstances shall any individual ceasing to be an Employee be entitled to any compensation for any loss of any right or benefit under this Plan that such Employee might otherwise have enjoyed, but for ceasing to be an Employee, whether such compensation is claimed by way of damages for wrongful or unfair dismissal, breach of contract or otherwise.
26.Taxes. Participants are responsible for the payment of all income taxes, employment, social insurance, welfare and other taxes under Applicable Laws relating to any amounts deemed under the laws of the country of their residency or of the organization of the Subsidiary employing such Participant to constitute income arising out of the Plan, the purchase and sale of Shares pursuant to the Plan and the distribution of Shares or cash to the Participant in accordance with this Plan. Each Participant hereby authorizes Best Buy or any Designated Subsidiary that pays Compensation to the Participant to make appropriate tax withholding deductions from that Compensation with respect to any Contributions authorized by the Participant, which deductions shall be in addition to any payroll deductions made as Contributions pursuant to Section 6, and to pay such withheld taxes to the appropriate tax authorities in the relevant country or countries in order to satisfy any of the above tax liabilities of the Participant under Applicable Laws.
27.Acceptance of Terms. By participating in the Plan, each Participant shall be deemed to have accepted all the conditions of the Plan and the terms and conditions of any rules and regulations adopted by the Committee or the Plan Administrator; and shall be fully bound thereby.

Adopted by the Compensation and Human Resources Committee of Best Buy Co., Inc. on February 22, 2008 and the Board of Directors of Best Buy Co., Inc. on April 8, 2008. Approved by the shareholders of Best Buy Co., Inc. on June 25, 2008.
Amended by resolution of the Compensation and Human Resources Committee of Best Buy Co., Inc. on January 12, 2011 authorizing addition of the Required Holding Period effective for Shares purchased during Contribution Periods that begin on and after April 1, 2011.
Amended by resolution of the Compensation and Human Resources Committee of Best Buy Co., Inc. on April 16, 2012 authorizing five million additional shares, and the Board of Directors of Best Buy Co., Inc. on April 19, 2012. Approved by the shareholders of Best Buy Co., Inc. on June [ ], 2012.

— Before You Vote —

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

NOTICE AND PROXY STATEMENT   ANNUAL REPORT ON FORM 10-K

How to View Online:

Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX (located on the following page) and visit: *www.proxyvote.com.*

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Vote By Internet:

Before The Meeting: Go to *www.proxyvote.com.* Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX available and follow the instructions.

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M46912-P22800

Voting Items

This Proxy, when properly executed and returned to Best Buy, will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR Proposals 1, 2, 3, 4, and ABSTAIN on Proposal 5, if properly presented at the Meeting. In their discretion, the proxy agents may vote upon such other business as may properly come before the Meeting.

1. Election of three Class 1 Directors

   Nominees:

   01) Lisa M. Caputo
   02) Kathy J. Higgins Victor
   03) Gérard R. Vittecoq

6. In their discretion, the proxy agents may vote upon such other business as may properly come before the Meeting.

M46913-P22800

BEST BUY CO., INC.

REGULAR MEETING OF SHAREHOLDERS

Dear Best Buy Shareholder:

Your vote is important! We encourage you to vote promptly and to take advantage of Internet or telephone voting, both of which are available 24 hours a day, seven days a week.

Vote by Internet:	Go to www.proxyvote.com and follow the prompts.
Vote by Telephone:	Call 1-800-690-6903 if you are in the U.S. or Canada, and follow the prompts.

(If you vote by Internet or by telephone, please do not mail your proxy card.)

Receive Investor Communications Electronically:

Help us make a difference by eliminating paper mailings to your home or business. We will provide all future proxy materials and annual reports to you electronically, unless you indicate otherwise. You can, of course, change your preference and choose to receive paper copies of these materials at any time.

YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.

FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

M46910-P22800

PROXY **BEST BUY CO., INC.** PROXY

7601 Penn Avenue South, Richfield, Minnesota 55423

This Proxy is Solicited
on Behalf of the Board of Directors
for use at the Regular Meeting of Shareholders to be held on
June 21, 2012

The undersigned appoint(s) Richard M. Schulze and/or Keith J. Nelsen, each with the power of substitution, as his or her proxies ("Proxy Agents") to vote as directed on the reverse side of this proxy card, all the shares of common stock of Best Buy Co., Inc. held of record by the undersigned as of April 23, 2012, at the Regular Meeting of Shareholders (the "Meeting") to be held on Thursday, June 21, 2012, at 9:30 a.m., Central Time, at the Best Buy Corporate Campus - Theater, 7601 Penn Avenue South, Richfield, Minnesota 55423, or any postponement or adjournment of the Meeting. The undersigned acknowledges receipt of the Notice of 2012 Regular Meeting of Shareholders and the related Proxy Statement.

IF NO OTHER INDICATION IS MADE ON THE REVERSE SIDE OF THIS PROXY CARD, THE PROXY AGENTS WILL VOTE FOR PROPOSALS 1, 2, 3, 4, AND ABSTAIN ON PROPOSAL 5, AND IN THEIR DISCRETION, UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Comments: ____

____

(If you noted comments above, please mark corresponding box on the reverse side.)